Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MEMIC INNOVATIVE SURGERY LTD.,

MAESTRO MERGER SUB, INC.

and

MEDTECH ACQUISITION CORPORATION

dated as of August 12, 2021

4.10.	Litigation	51
4.11.	Employee Benefit Plans.	51
4.12.	Labor and Employment Matters.	53
4.13.	Real Property; Tangible Property.	56
4.14.	Taxes.	57
4.15.	Environmental Matters	60
4.16.	Intellectual Property	60
4.17.	Privacy.	64
4.18.	Agreements, Contracts and Commitments.	65
4.19.	PIPE Financing	67
4.20.	Insurance.	67
4.21.	Transactions with Related Parties	68
4.22.	Information Supplied	68
4.23.	Anti-Bribery; Anti-Corruption	69
4.24.	International Trade; Sanctions.	69
4.25.	Regulatory Compliance; Governmental Authorizations; Product Liability.	70
4.26.	Healthcare Regulatory Compliance.	73
4.27.	Governmental Grants	75
4.28.	Brokers	75
4.29.	Disclaimer of Other Warranties	75
4.30.	NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.	76

Article V REPRESENTATIONS AND WARRANTIES OF SPAC		77

5.1.	Organization and Qualification	77
5.2.	Capitalization.	77
5.3.	Authority Relative to this Agreement	78
5.4.	No Conflict; Required Filings and Consents.	78
5.5.	Compliance; Material Permits.	79
5.6.	SPAC SEC Reports and Financial Statements; No Undisclosed Liabilities.	80
5.7.	Absence of Certain Changes or Events	82
5.8.	Litigation	82
5.9.	Business Activities	82
5.10.	SPAC Material Contracts.	83
5.11.	SPAC Listing	83
5.12.	Trust Account.	84
5.13.	Taxes.	84
5.14.	Information Supplied	86
5.15.	Employees; Benefit Plans	86
5.16.	Insurance	87
5.17.	Intellectual Property	87
5.18.	Title to Property	87
5.19.	Board Approval; Stockholder Vote	87
5.20.	State Takeover Statutes Inapplicable	87
5.21.	Brokers	87
5.22.	Residency.	87

5.23.	SPAC Working Capital Notes	88
5.24.	Transactions with Related Parties	88
5.25.	Disclaimer of Other Warranties	88

Article VI CONDUCT PRIOR TO THE CLOSING DATE		88

6.1.	Conduct of Business by the Company and the Company Subsidiaries.	88
6.2.	Conduct of Business by SPAC.	91
6.3.	Requests for Consent	93

Article VII ADDITIONAL AGREEMENTS		94

7.1.	Registration Statement; Proxy Statement/Prospectus	94
7.2.	SPAC Stockholder Approval	95
7.3.	Company Shareholder Approval	96
7.4.	Certain Regulatory Matters	97
7.5.	Other Filings; Press Release	99
7.6.	Confidentiality; Communications Plan; Access to Information	99
7.7.	Commercially Reasonable Efforts	100
7.8.	Company and SPAC Securities Listings	101
7.9.	No Claim Against Trust Account	101
7.10.	No Solicitation	102
7.11.	Trust Account	103
7.12.	Director and Officer Matters	104
7.13.	Tax Matters	105
7.14.	Subscription Agreements	106
7.15.	Section 16 Matters	106
7.16.	Board of Directors	106
7.17.	Incentive Equity Plan	107
7.18.	Company Financial Statements	107
7.19.	Termination of SPAC Agreements	107
7.20.	Repayment of SPAC Notes	107
7.21.	Disclosure of Certain Matters	107
7.22.	Stockholder Litigation	108

Article VIII CONDITIONS TO THE TRANSACTION		108

8.1.	Conditions to Obligations of Each Party’s Obligations	108
8.2.	Additional Conditions to Obligations of the Company and Merger Sub	108
8.3.	Additional Conditions to the Obligations of SPAC	109

Article IX TERMINATION		110

9.1.	Termination	110
9.2.	Notice of Termination; Effect of Termination.	112

Article X NO SURVIVAL		112

10.1.	No Survival	112

Article XI GENERAL PROVISIONS		112

11.1.	Notices	112
11.2.	Interpretation	114
11.3.	Counterparts; Electronic Delivery	114
11.4.	Entire Agreement; Third Party Beneficiaries	115
11.5.	Severability	115
11.6.	Other Remedies; Specific Performance	115
11.7.	Governing Law	116
11.8.	Consent to Jurisdiction; Waiver of Jury Trial.	116
11.9.	Rules of Construction	117
11.10.	Expenses	117
11.11.	Assignment	117
11.12.	Amendment	117
11.13.	Waiver	117
11.14.	Non-Recourse.	118
11.15.	Legal Representation	118
11.16.	Company and SPAC Disclosure Letters	119

SCHEDULES

Schedule I	Key Company Shareholders
Schedule II	Termination of SPAC Agreements

EXHIBITS

Exhibit A	SPAC Sponsor Letter Agreement
Exhibit B	Form of Company Voting Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Amended and Restated Articles of Association
Exhibit F	Price Adjustment Right Term Sheet
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of Certificate of Incorporation of the Surviving Company

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of August 12, 2021 (this “Agreement”), by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”). Each of the Company, Merger Sub and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in anticipation of the Merger (as defined below), the Company has formed Merger Sub;

WHEREAS, the Parties intend that, immediately prior to the Effective Time (as defined below), subject to the receipt of the Company Shareholder Approval (as defined below), (a) each outstanding Company Preferred Share (as defined below) (including any Company Preferred Shares issued prior to the Effective Time or issuable after the Effective Time upon exercise of Company Preferred Warrants (as defined below)) will be converted (the “Conversion”) into Company Ordinary Shares in accordance with, and based on the applicable conversion ratio set forth in, the Company’s Amended and Restated Articles of Association (the “Current Company Articles”), (b) immediately following the Conversion, all outstanding Company Ordinary Shares, all Company Ordinary Shares underlying Company Preferred Warrants, and all Company Ordinary Shares underlying Vested Company Options (as defined below), will be reclassified into (i) Company Ordinary Shares and (ii) Price Adjustment Rights (as defined below) (the “Reclassification”) and (c) immediately following the Reclassification, the Company will effect a stock split of each then-outstanding Company Ordinary Share, each Company Ordinary Share underlying any Company Options (as defined below) and each Company Ordinary Share underlying any Company Preferred Warrants, into such number of Company Ordinary Shares calculated in accordance with Section 2.1(b) (the “Stock Split” and, together with the Conversion and the Reclassification, the “Capital Restructuring”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which, on the terms and subject to the conditions set forth therein, immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such investors will purchase from the Company newly issued Company Ordinary Shares (the “PIPE Investment”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, at the Effective Time, (a) Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company, (b) (i) each outstanding share of SPAC Class B Stock (as defined below) issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration (as defined below) and (ii) each share of SPAC Class A Stock (as defined below) issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption (as defined below)) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration, and (c) immediately following the consummation of the Merger, SPAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by SPAC in connection with the Merger) to Memic Inc. in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date, and Memic Inc. shall use the cash and other liquid assets contributed in this recital to either make loans to the Company for use by the Company in its business activities, or for use by Memic Inc. in its business activities (the “Subsidiary Transactions”); provided, however, that the SPAC shall be permitted to make distributions to the Company to the extent permitted by the SPAC Sponsor Letter Agreement immediately following consummation of the Merger and before the Subsidiary Transactions; provided, however, that while the SPAC shall also be permitted to make distributions to the Company to the extent permitted by the SPAC Sponsor Letter Agreement,  the use of the assets of the SPAC after the Merger shall be subject to certain limitations relating to certain “Permitted Uses” as set forth in the SPAC Sponsor Letter Agreement;

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” described in Sections 368(a) of the Code;

WHEREAS, this Agreement is intended to be, and is adopted as, a “plan of reorganization” for the Merger within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has duly established a special committee of the SPAC Board consisting only of independent and disinterested directors of the SPAC (the “Special Committee”) to, among other things, review, evaluate, recommend or not recommend any proposed combination of SPAC and the Company, and, if deemed appropriate by the Special Committee, negotiate the terms of any such combination and recommend a definitive agreement reflecting the terms of such combination and the transactions contemplated thereby for adoption and approval by the SPAC Board;

WHEREAS, the Special Committee has unanimously (a) determined that it is fair to and in the best interests of SPAC and the stockholders SPAC (the “SPAC Stockholders”) for SPAC to enter into this Agreement and declare this Agreement and the Transactions advisable, and (b) resolved to recommend that the SPAC Board (x) declare this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (y) approve and adopt this Agreement and the Transactions, including the Merger, and (z) recommend that holders of SPAC Shares vote to approve this Agreement and the Transactions, including the Merger;

WHEREAS, the SPAC Board has (a) declared this Agreement, and the transactions contemplated by this Agreement, including the Merger, advisable, (b) approved and adopted this Agreement and the Transactions, including the Merger, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the holders of SPAC Shares for approval by such holders and (d) resolved to recommend that holders of SPAC Shares vote to approve the Merger (clauses (c) and (d), the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Transactions, including the Capital Restructuring and the Merger, are advisable to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (b) approved this Agreement, the Transactions, including the Capital Restructuring and the Merger, and the Transaction Agreements (as defined below) to which the Company is or will be a party, and has deemed this Agreement advisable and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters (as defined below);

WHEREAS, the board of directors of Merger Sub has approved the execution, delivery and performance of this Agreement, the Transaction Agreements to which Merger Sub is or will be a party and the Merger;

WHEREAS, the Company, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the SPAC Sponsor is entering into a letter agreement with the Company, which is attached hereto as Exhibit A (the “SPAC Sponsor Letter Agreement”);

WHEREAS, as a condition to the willingness of, and an inducement to, SPAC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Key Company Shareholders (as defined below) is entering into a voting agreement with SPAC, in substantially the form of Exhibit B attached hereto (the “Company Voting Agreement”), under which each Key Company Shareholder has agreed to, among other things, vote in favor of the Company Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the Company Voting Agreement;

WHEREAS, the Parties intend that, prior to the Closing and subject to obtaining the applicable Company Shareholder Approval, the Company will adopt the Incentive Equity Plan (as defined below), based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing;

WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) the Company, the SPAC Sponsor and certain Company Shareholders are entering into a Registration Rights Agreement, which is attached hereto as Exhibit C (the “Registration Rights Agreement”), and (b) the Company, certain Company Shareholders and the SPAC Sponsor are entering into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-Up Agreement”), each of which will become effective upon the consummation of the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) each Key Employee is entering into an amended and restated or amended employment agreement with the Company, in a form reasonably acceptable to such Key Employee, the Company and SPAC, which shall become effective at the Effective Time (each, a “Key Employee Agreement”); and

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1.            Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Additional Required Declarations” shall have the meaning set forth in Section 3.4(d).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Stockholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Available Cash” shall mean (a) SPAC Cash, plus (b) the aggregate amount of immediately available funds paid by the investors for the Company Ordinary Shares issuable in the PIPE Investment (prior to the payment or deduction of any placement agent fees thereon).

“Business Combination” shall have the meaning set forth in Section 7.9.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“Capital Restructuring” shall have the meaning set forth in the Recitals hereto.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (03/27/2020).

“Certificate of Merger” shall have the meaning set forth in Section 2.5(a).

“Certifications” shall have the meaning set forth in Section 5.6(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Company Board” shall have the meaning set forth in Section 7.16.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Form 8-K” shall have the meaning set forth in Section 7.5(c).

“Closing Press Release” shall have the meaning set forth in Section 7.5(c).

“Code” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company A&R Articles” shall mean the Amended and Restated Articles of Association of the Company, in substantially the form of Exhibit E.

“Company Acquisition Proposal” shall have the meaning set forth in Section 7.10(c).

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Closing Certificate” shall have the meaning set forth in Section 8.3(d).

“Company Closing Statement” shall have the meaning set forth in Section 3.6(b).

“Company Directors” shall have the meaning set forth in Section 7.16.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.

“Company Independent Director” shall have the meaning set forth in Section 7.16.

“Company Licensed Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by a third party and licensed to the Company or any other Group Companies or to which any Group Company otherwise has a right to use.

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, constitute or be taken into account in determining whether a Company Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural or man-made disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto) (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 4.5(b)(vii) to the extent that the purpose of any such representation or warranty is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.3(a) to the extent it relates to such representations and warranties); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in IFRS or U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting the industries and markets in which any Group Company operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of SPAC or (C) taken by SPAC ((i)-(x), the “Excluded Events”); provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i)-(iii), or (v)-(viii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“Company Material Contract” shall have the meaning set forth in Section 4.18(a).

“Company Option” shall mean each outstanding and unexercised option to purchase Company Ordinary Shares granted pursuant to the Company Stock Plan by the Company, whether or not then vested or fully exercisable.

“Company Optionholder(s)” shall mean any holder of any Company Options.

“Company Ordinary Shares” shall mean (a) prior to the Stock Split, the ordinary shares, NIS 0.01 par value per share, of the Company, and (b) from and after the Stock Split, the ordinary shares, no par value per share, of the Company.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned by, or purported to be owned by, any of the Group Companies, whether registered or unregistered.

“Company Parties” shall have the meaning set forth in Section 4.4.

“Company Payment Spreadsheet” shall have the meaning set forth in Section 3.6(d).

“Company Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.6(a).

“Company Preferred Shares” shall mean the Company’s Preferred A Shares, Preferred A-1 Shares, Preferred B Shares, Preferred C-1 Shares, Preferred C-2 Shares, Preferred D-1 Shares, Preferred D-2 Shares, Preferred D-3 Shares, Preferred D-4 Shares, and Preferred D-5 Shares.

“Company Preferred Warrant” shall mean, prior to the Conversion, each warrant to purchase Company Preferred Shares, and, after the Conversion, each warrant to purchase Company Ordinary Shares.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered IP” shall mean all Company Owned Intellectual Property that has been registered, filed, certified or otherwise recorded with any Governmental Entity or quasi-public legal authority, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, any Internet domain name registrar, or in any like foreign or international office or agency, or any applications for any of the foregoing.

“Company Securities” shall have the meaning set forth in Section 3.7(c).

“Company Shareholder Approval” shall mean the affirmative vote or written consent of the holders of (i) a majority of the then outstanding Company Preferred Shares, voting together as a single class, and (ii) a majority of the then outstanding Company Preferred Shares and the then outstanding Company Ordinary Shares, voting together as a single class on as-converted to Company Ordinary Shares basis, with respect to the Company Shareholder Matters.

“Company Shareholder Matters” shall mean the (a) Conversion, (b) adoption of the Company A&R Articles, and (c) approval and adoption of this Agreement and approval of the Transactions, including the Reclassification, Stock Split, adoption of the Incentive Equity Plan, Merger and issuance of the Price Adjustment Rights in the Reclassification.

“Company Shareholders” shall have the meaning set forth in the Recitals hereto.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used and, following the Reclassification, any Company Ordinary Shares.

“Company Stock Plan” shall mean the Company’s 2015 Equity Incentive Plan.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Company Transaction Costs” shall mean all fees, costs and expenses incurred by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing.

“Company Value” shall mean $625,000,000.00.

“Company Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Company VWAP” shall have the meaning set forth in Section 3.8(e)(iii).

“Company Warrants” shall have the meaning set forth in Section 3.2(d).

“Confidential Information” shall mean Trade Secrets, as well as materials and information (whether oral or fixed in any medium) that are proprietary and not generally known to the public.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated March 11, 2021, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Trust” shall have the meaning set forth in Section 5.12(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Conversion” shall have the meaning set forth in the Recitals hereto.

“COVID-19” shall mean the presence, transmission, threat or fear of a novel coronavirus, including COVID-19 or SARS-CoV-2, or any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guideline, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, including the CARES Act and any emergency or administrative order under the Special Powers Act Dealing With the New Corona Virus, 5742-2020 or pursuant to the Law for the Amendment and Enforcement of Emergency Regulations (New Corona Virus - Enforcement), 5742-2020.

“Current Company Articles” shall have the meaning set forth in the Recitals hereto.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of December 17, 2020, by and among SPAC and the SPAC Sponsor.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“D&O Indemnification Provisions” shall have the meaning set forth in Section 7.12(a).

“Delaware Secretary of State” shall have the meaning set forth in Section 2.5(a).

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 2.5(b).

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity- based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and each other employee benefit or compensation plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect liability.

“Enforcement Exceptions” shall have the meaning set forth in Section 4.4.

“Environmental Laws” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Excluded Event” shall have the meaning set forth in the definition of Company Material Adverse Effect.

“Excluded Shares” shall have the meaning set forth in Section 3.2(b).

“Fairness Opinion” shall mean the fairness opinion prepared by Duff & Phelps and delivered to the SPAC Board prior to the execution and delivery of this Agreement.

“FDA” shall mean the United States Food and Drug Administration or any successor agency or authority having substantially the same function.

“FDA Legal Requirements” shall mean all Legal Requirements related to the research, development, investigation, manufacture, processing, labeling, packaging, storage, distribution, marketing, advertising, promotion, sale, import, export, use, handling and control, safety, efficacy, and reliability of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, requirements relating to the FDA’s Quality System Regulation contained in 21 C.F.R. Part 820, investigational use, de novo classification, premarket notification and premarket approval and applications to market new medical devices, (d) Legal Requirements governing the conduct of non-clinical laboratory studies, including FDA’s Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (e) Legal Requirements governing the development, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (f) Legal Requirements governing data-gathering activities relating to the detection, assessment, and understanding of adverse events, including adverse event and malfunction reporting regulations of FDA, (g) Legal Requirements related to data integrity, including the electronic record and signature requirements contained in 21 CFR Part 11 and the recordkeeping requirements contained in 21 CFR Part 820, as applicable, and (h) all comparable state, federal or foreign Legal Requirements relating to any of the foregoing, including ISO 13485:2016 and applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) and the International Organization for Standardization requirements.

“Federal Health Care Program” has the meaning specified in 42 U.S.C. § 1320a-7b and includes, but is not limited to, the Medicare, Medicaid and TRICARE programs.

“Federal Privacy and Security Regulations” shall mean the regulations contained in 45 C.F.R. Parts 160 and 164.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Financing Certificate” shall have the meaning set forth in Section 3.6(a).

“Foreign Plan” shall have the meaning set forth in Section 4.11(j).

“Fraud” shall mean common law fraud under Delaware law.

“Fully-Diluted Company Share Amount” shall mean, as of immediately following the Reclassification and immediately prior to the consummation of the Stock Split, the total number of issued and outstanding Company Ordinary Shares, plus the total number of Company Ordinary Shares underlying any outstanding Vested Company Options, plus the total number of Company Ordinary Shares underlying any outstanding Company Preferred Warrants (after giving effect to the Conversion). Fully-Diluted Company Share Amount does not include any Company Ordinary Shares issuable in the PIPE Investment or any Company Ordinary Shares underlying any outstanding Unvested Company Options.

“Fundamental Representations” shall mean: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence of clauses (a), (b) and (c)); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); and Section 4.28 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.12 (Trust Account); Section 5.19 (Board Approval; Stockholder Vote); and Section 5.21 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Authorization” shall mean any approval, clearance, grant, registration, listing, consent, license, permit, certificate, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” shall mean, with respect to the United States, Israel or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority of the Israeli Innovation Authority, the Investment Center, and any other bi- or multi- national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity, in each case that would cause any limitation or restriction on the Group Companies’ use, sale, license, assignment, lease, transfer or securitization of any Company Owned Intellectual Property.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries, including Memic Inc.

“Group Company Software” shall mean all proprietary Software products and related services of the Group Companies’ business that are or have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Group Companies, or are currently under development and are Products of any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Health Care Legal Requirement” shall mean any Legal Requirement relating to health care regulatory matters, including, without limitation, (a) Health Care Program Laws, (b) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (c) HIPAA and the Federal Privacy and Security Regulations, (d) applicable Legal Requirements of the United States Drug Enforcement Administration, (e) applicable state anti-kickback and physician self-referral laws, (f) state information privacy and security laws, (g) international data privacy and security laws, such as the EU General Data Protection Regulation, as amended or superseded, EU Data Protection Directive 95/46/EC, and national implementations thereof, (h) Council Directive 93/42/EEC concerning medical devices, (i) any related regulations to those Legal Requirements described in clauses (a) through (h) of this paragraph, and (j) any Legal Requirements similar to those described in clauses (a) through (h) of this paragraph within or concerning any other federal, state, local or foreign jurisdiction and/or authority.

“Health Care Program Laws” has the meaning set forth in Section 4.26(c).

“HIPAA” shall mean, collectively, the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, as each is amended from time to time including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule.

“IFRS” shall mean the International Financial Reporting Standards.

“Inbound Licenses” shall have the meaning set forth in Section 4.18(a)(xv).

“Incentive Equity Plan” shall have the meaning set forth in Section 7.17.

“Incidental Inbound Licenses” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the- shelf Software that is generally commercially available; (d) non-exclusive licenses for Software involving consideration in an amount less than $50,000; and (e) license to Open Source Software.

“Insurance Policies” shall mean all material policies of insurance coverage including, but not limited to, property, fire, general liability, product liability, directors and officers liability, employment practices liability, fiduciary liability, cyber liability, professional liability, commercial auto, workers compensation, health and product recall, with respect to any Group Company’s assets, business, equipment, properties, operations, employees, officers and directors, or that are otherwise maintained by a Group Company or under which a Group Company is a named insured or otherwise the beneficiary of coverage.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all issued letters or design patents, reissued or reexamined patents, patents surviving inter partes review, revival of patents, utility models, registered community designs, registered industrial designs, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, reexamination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name (collectively, “Patents”); (b) all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, Software (whether in object code or source code), technical data, databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works thereof, and any registrations or applications for any of the foregoing, including renewals and extensions (collectively, “Copyrights”); (c) all registered or unregistered trademarks, service marks, trade dress, trade names, corporate names, assumed financial business names, logos, slogans, Internet domain names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) information that is entitled to trade secret protection under the laws of any jurisdiction, which may include know-how and confidential or other proprietary information relating to technical, engineering, manufacturing, processing, marketing, financial, or business matters, including new developments, ideas, inventions and discoveries (whether patentable or not and whether or not reduced to practice and all improvements thereto), invention disclosures, processes, blueprints, manufacturing, engineering and other drawings and manuals, recipes, research data and results, computer programs, Software (whether in object code or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, schematics, chemical compositions, formulae, diaries, notebooks, lab journals, design and engineering specifications and similar materials recording or evidencing expertise or information, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer, vendor and supplier lists, pricing and cost information, and business and marketing plans and proposals, all related documents thereof, and all claims and rights related thereto (collectively “Trade Secrets”); (e) all moral rights of authors and inventors, however denominated, rights of publicity and privacy; (f) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (g) all other intellectual property rights, proprietary rights, Confidential Information and/or embodiments of any of the foregoing.

“Intended Tax Treatment” shall have the meaning set forth in Section 7.13(b).

“Investors’ Rights Agreement” shall mean the Third Amended and Restated Investors’ Rights Agreement, dated as of November 23, 2020, among the Company and the investors party thereto, as amended.

“Israeli Business Day” shall mean any day other than a Friday, Saturday or other day on which commercial banks in Tel-Aviv, Israel are authorized or required by Legal Requirements to close.

“ITA” shall mean the Israel Tax Authority.

“Key Company Shareholders” shall mean those Persons set forth on Schedule I to this Agreement.

“Key Employee” shall mean the employees set forth in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge” shall mean the actual knowledge after reasonable investigation, as to a specified fact or event, of: (a) with respect to the Company, the individuals listed on Section 1.1(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1(b) of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, notice, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Material Permits” shall have the meaning set forth in Section 4.6(b).

“Medicaid” shall mean Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.

“Medicare” shall mean Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.

“Memic Inc.” shall mean Memic Innovative Surgery Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 3.2(c)(ii).

“Merger Consideration Tax Ruling” shall mean a Tax ruling from the ITA, (a) exempting the Company, Merger Sub and their respective agents from any obligation to withhold Israeli Tax from the Merger Consideration payable or otherwise deliverable pursuant to the Merger or clarifying that no such obligation exists, or (b) instructing the Company, Merger Sub and their respective agents on how such withholding is to be executed.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“NASDAQ” shall have the meaning set forth in Section 5.11.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OIG” shall mean the Office of Inspector General of the U.S. Department of Health and Human Services.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinance” shall mean the Israeli Income Tax Ordinance New Version, 5721-1961, as amended, and the rules and regulations promulgated thereunder, including any publications and clarifications issued by the ITA.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Company Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Conversion) and (b) the Company Ordinary Shares that, immediately prior to the Effective Time, are issuable upon exercise in full of the Vested Company Options and Company Preferred Warrants (after giving effect to the Conversion).

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“Payee” shall have the meaning set forth in Section 3.7(b)(i).

“Payment Spreadsheets” shall have the meaning set forth in Section 3.6(d).

“Payor” shall have the meaning set forth in Section 3.7(a).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully-Diluted Company Share Amount.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.2(c)(i).

“Permitted Liens” shall mean (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with U.S. GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) statutory and contractual Liens of landlords with respect to leased real property, (f) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Legal Requirements or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (g) in the case of Intellectual Property, non-exclusive licenses granted in the ordinary course of business, (h) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies, and (i) non-disclosure agreements entered into in the ordinary course of business, Incidental Inbound Licenses, and customary employee Intellectual Property agreements.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual, including a current, prospective or former investor, end user or employee of any Person, and includes applicable information in any form or media.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“Post-Closing Fully-Diluted Share Amount” shall mean, as of immediately following the Effective Time, the total number of issued and outstanding Company Ordinary Shares plus the total number of Company Ordinary Shares underlying any outstanding Company Options (whether vested or unvested), plus the total number of Company Ordinary Shares underlying any outstanding Company Preferred Warrants (after giving effect to the Conversion) (it being understood, however, that the Post-Closing Fully-Diluted Share Amount shall exclude the Price Adjustment Rights and any Company Ordinary Shares issuable thereon).

“Preferred A Shares” shall mean the Company’s Series A Preferred Shares, NIS 0.01 par value per share.

“Preferred A-1 Shares” shall mean the Company’s Series A-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred B Shares” shall mean the Company’s Series B Preferred Shares, NIS 0.01 par value per share.

“Preferred C-1 Shares” shall mean the Company’s Series C-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred C-2 Shares” shall mean the Company’s Series C-2 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-1 Shares” shall mean the Company’s Series D-1 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-2 Shares” shall mean the Company’s Series D-2 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-3 Shares” shall mean the Company’s Series D-3 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-4 Shares” shall mean the Company’s Series D-4 Preferred Shares, NIS 0.01 par value per share.

“Preferred D-5 Shares” shall mean the Company’s Series D-5 Preferred Shares, NIS 0.01 par value per share.

“Price Adjustment Right” shall have the meaning set forth in Section 2.1(a)(iii).

“Price Adjustment Right Tax Ruling” shall mean a Tax ruling from the ITA according to which the receipt of Price Adjustment Rights by each Company Shareholder, each holder of Company Preferred Warrants and each applicable Company Optionholder and the subsequent receipt of additional Company Ordinary Shares pursuant to such Price Adjustment Rights each shall not constitute taxable events, or setting forth other determinations regarding the Tax treatment of the receipt of Price Adjustment Rights and of additional Company Ordinary Shares pursuant thereto that are reasonably acceptable to the Company.

“Prior Preferred Share Purchase Agreements” shall mean all Preferred Share Purchase Agreements entered into by the Company and the respective investors party thereto providing for the sale and issuance by the Company of any Company Preferred Shares, including, without limitation, any subscription agreement, warrant or similar instrument, in connection with the issuance of Preferred C-1 Shares, Preferred D-1 Shares, Preferred D-2 Shares, Preferred D-3 Shares, Preferred D-4 Shares and Preferred D-5 Shares.

“Privacy Laws” shall mean applicable Legal Requirements, contractual obligations, self-regulatory standards, or written policies or terms of use of any of the Group Companies that are related to privacy, information security, data protection or the processing of Personal Information, including without limitation, General Data Protection Regulation, Regulation 2016/679/EU (GDPR), Israel’s Protection of Privacy Law 5741-1981, the applicable guidelines and policies of the Israeli Database Registrar and the Israeli Privacy Protection Authority, Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 §§ 3000 et seq. (Pub. Law 111-5, Division A Title XIII and Division B, Title IV), as amended, and any and all implementing regulations; the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (CCPA), state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and any Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and email marketing).

“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a).

“Products” shall mean any and all products or services being developed or commercialized by the Group Companies from which the Group Companies has derived previously, is currently deriving, or is expected to derive, revenue from the sale or provision thereof, including the Hominis surgical robotics platform.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).

“Proxy Statement/Prospectus Clearance Date” shall mean the date on which the Registration Statement is declared effective by the SEC under the Securities Act.

“Proxy Statement/Prospectus Mailing Date” shall have the meaning set forth in Section 7.2(a).

“Public Stockholders” shall have the meaning set forth in Section 7.9.

“Public Warrants” shall have the meaning set forth in Section 5.2(a).

“Reclassification” shall have the meaning set forth in the Recitals hereto.

“Reference Date” shall mean January 1, 2018.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Released Claims” shall have the meaning set forth in Section 7.9.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Required Financial Statements” shall have the meaning set forth in Section 7.18.

“Required Regulatory Approvals” shall have the meaning set forth in Section 7.4(a).

“Required Regulatory Filings” shall have the meaning set forth in Section 7.4(a).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any European Union member state or any Persons or entities listed as “Enemy Countries” pursuant to the Israeli Trade with the Enemy Ordinance, 1939 or any similar list maintained by any Governmental Entity in a jurisdiction in which a Group Company operates and which would be applicable to such Group Company; (ii) any Person located, organized, or resident in a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom, Israel or any other Governmental Entity that pertains to any of the Group Companies or its business.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.6(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Warrant Liability Statement” shall have the meaning set forth in Section 5.6(a).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Signing Form 8-K” shall have the meaning set forth in Section 7.5(a).

“Software” shall mean any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) all documentation including user manuals and other training documentation related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Acquisition Proposal” shall have the meaning set forth in Section 7.10(b).

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Cash” shall mean an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing and available for release to SPAC after (a) giving effect to the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and (b) repayment of any and all SPAC Working Capital Notes.

“SPAC Class A Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Class B Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Closing Certificate” shall have the meaning set forth in Section 8.2(d).

“SPAC Counsel” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Privileged Communications” shall have the meaning set forth in Section 11.15.

“SPAC Counsel Waiving Parties” shall have the meaning set forth in Section 11.15.

“SPAC Counsel WP Group” shall have the meaning set forth in Section 11.15.

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a).

“SPAC D&O Tail Policy” shall have the meaning set forth in Section 7.12(b).

“SPAC Director” shall have the meaning set forth in Section 7.16.

“SPAC Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“SPAC Independent Director” shall have the meaning set forth in Section 7.16.

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of SPAC and its Subsidiaries, taken as a whole; or (b) the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, constitute or be taken into account in determining whether a SPAC Material Adverse Effect pursuant to the foregoing clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, wild fires or other natural or man-made disasters; (iii) epidemics or pandemics (including COVID-19 or any COVID-19 Measures); (iv) changes attributable to the public announcement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees, payors or other third-parties related thereto) (provided that the exception in this clause (iv) shall not apply to the representations and warranties set forth in Section 5.4(b)(iv) to the extent that the purpose of any such representation or warranty is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 8.2(a) to the extent it relates to such representations and warranties); (v) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events or conditions generally affecting the industries and markets in which SPAC operates; (ix) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that this clause (ix) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect (unless the underlying facts and circumstances are independently excluded under another clause of this proviso)); or (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of or at the prior written request of the Company, or (C) taken by the Company or Merger Sub; provided, further that, if any state of facts, developments, changes, circumstances, occurrences, events or effects described in clause (i)-(iii) or (v)-(viii) above disproportionately and adversely impact the business, assets, financial condition or results of operations of SPAC relative to similarly situated companies in the industries in which SPAC conducts its operations, then such state of facts, developments, changes, circumstances, occurrences, events or effects may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate impact.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).

“SPAC Minority Stockholder Approval” shall mean, with respect to the approval and adoption of this Agreement and approval of the Merger, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, excluding the SPAC Shares beneficially owned by the SPAC Sponsor or any of its controlled Affiliates or any of the directors or executive officers of the SPAC.

“SPAC Payment Spreadsheet” shall have the meaning set forth in Section 3.6(d).

“SPAC Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.6(b).

“SPAC Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“SPAC Prospectus” shall have the meaning set forth in Section 7.9.

“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.

“SPAC Record Date” shall have the meaning set forth in Section 7.2(a).

“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).

“SPAC Shares” shall have the meaning set forth in Section 5.2(a).

“SPAC Special Meeting” shall have the meaning set forth in Section 7.2(b).

“SPAC Sponsor” shall mean MedTech Acquisition Sponsor LLC, a Delaware limited liability company.

“SPAC Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.

“SPAC Stockholder Approval” shall mean (a) with respect to the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, the affirmative vote of (i) a majority of the outstanding shares of SPAC Class B Stock, and (ii) at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, (b) with respect to the approval and adoption of this Agreement and approval of the Merger, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, (c) with respect to the approval of the material differences between SPAC’s existing certificate of incorporation and the Company A&R Articles, the affirmative vote of the holders of at least a majority of the outstanding SPAC Shares entitled to vote on the matter at the SPAC Special Meeting, and (d) with respect to the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the proposals set forth in clauses (a) and (b) of the definition of SPAC Stockholder Matters, the affirmative vote of the holders of a majority of the votes cast by the SPAC Stockholders present in person or represented by proxy at the SPAC Special Meeting. Notwithstanding anything else contained herein, the SPAC Stockholder Approval shall include the SPAC Minority Stockholder Approval.

“SPAC Stockholder Matters” shall mean (a) the approval and adoption of this Agreement and approval of the Merger, (b) the approval of the amendment and restatement of SPAC’s certificate of incorporation in the Merger, (c) the approval of the material differences between the SPAC’s existing certificate of incorporation and the Company A&R Articles, and (d) a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals.

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a).

“SPAC Stockholders” shall have the meaning set forth in the Recitals hereto.

“SPAC Surrender Documents” shall have the meaning set forth in Section 3.4(d).

“SPAC Transaction Costs” shall mean all fees, costs and expenses incurred or payable by SPAC prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions or the initial public offering of any SPAC Units or SPAC Shares, including any such amounts which are triggered by or become payable as a result of the Closing, as well as all costs, fees and expenses related to the SPAC D&O Tail Policy, the Fairness Opinion, the fees, costs and expenses required to repay any and all SPAC Working Capital Notes, and any deferred underwriting commissions and placement fees.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Public Warrant.

“SPAC Warrants” shall have the meaning set forth in Section 5.2(a).

“SPAC Working Capital Notes” shall mean any promissory notes that are issued by SPAC to the SPAC Sponsor to meet the working capital needs of SPAC.

“Special Committee” shall have the meaning set forth in the Recitals hereto.

“Specified Filing” shall have the meaning set forth in Section 7.4(b).

“Specified Governmental Approval” shall have the meaning set forth in Section 7.4(b).

“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.

“Stock Split” shall have the meaning set forth in the Recitals hereto.

“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Subsidiary Transactions” shall have the meaning set forth in the Recitals hereto.

“Surviving Company” shall have the meaning set forth in Section 2.2(a).

“Tax” or “Taxes” shall mean: (i) any net income, gross receipts, capital, sales, use, production, ad valorem, value added, transfer, alternative minimum, add-on minimum, value added, occupancy, franchise, registration, profits, license, lease, service, service use, disability, withholding, inventory, capital stock, license, margin, gross margin, withholding, payroll, employment, social security (or equivalent), unemployment, excise, escheat, severance, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, estimated, environmental, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with all interest, penalties, fines, additions to tax, interest in respect of such penalties or fines or additions, or additional amounts imposed, assessed or collected by any Governmental Entity in connection with any of the foregoing, in each case, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trading Market” shall have the meaning set forth in Section 3.8(e)(iv).

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Subscription Agreements, the SPAC Sponsor Letter Agreement, the Voting Agreements, the Confidentiality Agreement, the Company A&R Articles, the Lock-Up Agreements and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the issuance of the Price Adjustment Rights in the Reclassification, Capital Restructuring, PIPE Investment, the Merger and the Subsidiary Transactions.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“TRICARE” shall mean 10 U.S.C. § 1071 et seq.

“Trust Account” shall have the meaning set forth in Section 5.12(a).

“Trust Agreement” shall have the meaning set forth in Section 5.12(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.7.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Unit Separation” shall have the meaning set forth in Section 3.2(a).

“Untitled Letter” shall mean a correspondence from FDA stating a violation that may not meet the threshold of a FDA Legal Requirement for a warning a letter and request correction of the violation.

“Unvested Company Option” shall have the meaning set forth in Section 2.1(b)(ii).

“U.S. Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“U.S. GAAP” shall mean the United States generally accepted accounting principles.

“Valid Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting any payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“VDR” shall mean the electronic data room made available to SPAC by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date of this Agreement, hosted by Ansarada.

“Vested Company Options” shall have the meaning set forth in Section 2.1(b)(ii).

“Voting Agreement Signatories” shall mean, collectively, the Key Company Shareholders and the SPAC Sponsor, as applicable.

“Voting Agreements” shall mean the SPAC Sponsor Letter Agreement and the Company Voting Agreement.

“WARN Act” shall have the meaning set forth in Section 4.12(j).

“Warning Letter” shall mean a correspondence from the FDA regarding a significant violation of a FDA Legal Requirement.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of December 17, 2020, between Continental Trust and SPAC.

“Willful Breach” shall mean a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge and intent that the taking of such act or failure to take such act would cause a material breach of this Agreement.

“Withholding Drop Date” shall have the meaning set forth in Section 3.7(b)(i).

Article II

PRE-CLOSING TRANSACTIONS AND MERGER

2.1.            Pre-Closing Transactions.

(a)               Conversion and Reclassification; Warrants.

(i)                 Subject to the receipt of the Company Shareholder Approval, immediately following the Reclassification, the Company shall deliver to the holders of each Company Preferred Warrant that is outstanding as of such time such documentation as is necessary to evidence the Conversion and Reclassification in accordance with the terms of the Company Preferred Warrants. Following the Conversion (and without any further action on the part of any holder of any Company Preferred Warrants), holders of Company Preferred Warrants shall thereafter cease to have any rights to acquire Company Preferred Shares and such Company Preferred Warrants shall be exercisable solely for Company Ordinary Shares.

(ii)              Subject to the receipt of the Company Shareholder Approval, on the Closing Date, immediately prior to the Reclassification, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into a number of Company Ordinary Shares determined in accordance with, and based on the applicable conversion ratio set forth in, the Current Company Articles. Following the Conversion, each of the Company Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(iii)            Subject to the receipt of the Company Shareholder Approval (but without any further action on the part of any holder of any Company Ordinary Shares or any Company Preferred Warrants, or on the part of any Company Optionholder), immediately following the Conversion and prior to the Stock Split, each outstanding Company Ordinary Share, each Company Ordinary Share underlying Vested Company Options and each Company Ordinary Share underlying Company Preferred Warrants, will be reclassified in the Reclassification into (A) one Company Ordinary Share and (B) a number of Price Adjustment Rights determined as the product of (1) the aggregate number of Price Adjustment Rights and (2) a fraction, the numerator of which is one, and the denominator of which is the aggregate number of Company Ordinary Shares outstanding plus the then-outstanding aggregate number of Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants, in each case immediately prior to the Reclassification; provided that the Company may adjust the terms of the Reclassification and the allocation of the Price Adjustment Rights (only with the prior written consent of SPAC if such adjustment involves any increase in the aggregate number of, or vesting of, Price Adjustment Rights) as may be necessary to address any feedback from the ITA with respect to the Specified Filings (as defined below) applicable to the Price Adjustment Right Tax Ruling or any other Legal Requirement. Following the Reclassification, each of the Company Ordinary Shares that is reclassified into a Company Ordinary Share and the right to receive the applicable portion of the Price Adjustment Rights shall no longer be outstanding and shall automatically be canceled and shall cease to exist. As used herein, “Price Adjustment Rights” shall mean rights to receive without any further action required by the holders of such rights, in the aggregate up to an additional 17,235,450 Company Ordinary Shares, subject to automatic reduction and such other terms as described in Exhibit F.

(iv)             The Parties intend that the Price Adjustment Rights will be treated as an adjustment to the Company Value at the Effective Time by adjusting the number of Company Shares held (including Company Ordinary Shares issuable upon exercise of the Price Adjustment Rights) by the Persons who, as of immediately prior to the Effective Time, were Company Shareholders or holders of Vested Company Options or Company Preferred Warrants.

(b)               Stock Split.

(i)                 Immediately following the consummation of the Reclassification and prior to the consummation of the PIPE Investment, the Company shall effect the Stock Split under which each Company Ordinary Share that is issued and outstanding as of such time shall be split into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Split Factor (rounded down to the nearest whole number).

(ii)              Any Company Ordinary Shares underlying the vested Company Options (a “Vested Company Option”), any Company Ordinary Shares underlying the Company Preferred Warrants (after giving effect to the Conversion) and any Company Ordinary Shares underlying any unvested Company Options (an “Unvested Company Option”), in each case, as well as the applicable exercise price of each such Vested Company Option, Company Preferred Warrant and Unvested Company Option, shall be equitably adjusted to give effect to the Stock Split.

(iii)            Following the completion of the Stock Split, the Company shall promptly update its books and records to account for any Company Ordinary Shares issued pursuant to the Capital Restructuring and the Company Ordinary Shares issuable upon exercise of any Company Options and any Company Preferred Warrants.

(c)               PIPE Investment. Immediately following the completion of the Stock Split, the Company will consummate the PIPE Investment.

2.2.            Merger.

(a)               At the Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of Merger Sub will cease and SPAC will continue its existence under the DGCL as the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of the Company.

(b)               From and after the Effective Time, the Surviving Company will possess all the rights, powers, privileges and franchises, and will be subject to all of the obligations, liabilities and duties, of SPAC and Merger Sub, as provided under the DGCL.

2.3.            Closing. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.4.            Closing Deliverables.

(a)               At the Closing, SPAC shall:

(i)                 deliver, or cause to be delivered to the Company, a counterpart to each Transaction Agreement to which it is to be a party, duly executed by a duly authorized representative;

(ii)              make any payments required to be made by SPAC or on SPAC’s behalf in connection with the SPAC Stockholder Redemptions pursuant to Section 7.1;

(iii)            pay, or cause to be paid, all SPAC Transaction Costs to the applicable payees, to the extent not paid prior to the Closing;

(iv)             deliver to the Company an executed resignation from each director and officer of SPAC listed on Section 2.4(a)(iv) of the SPAC Disclosure Letter;

(v)               deliver, or cause to be delivered, the SPAC Closing Certificate; and

(vi)             deliver, or caused to be delivered, an undertaking to the Israeli Innovation Authority in the prescribed form, duly executed by the SPAC Sponsor.

(b)               At the Closing, the Company shall deliver, or cause to be delivered, to SPAC:

(i)                 a counterpart to each Transaction Agreement to which it is to be a party, duly executed by a duly authorized representative;

(ii)              the Company Closing Certificate; and

(iii)            a written determination of the holders of a majority of the then issued and outstanding Company Preferred Shares, that the Price Adjustment Rights, the Merger Consideration, the Company Warrants and the Company Ordinary Shares issuable upon exercise of the Company Warrants shall be exempt and excluded from the definition of Additional Shares (as such term is defined in the Current Company Articles).

2.5.            Certificate of Merger; Effective Time.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and SPAC shall execute and file a Certificate of Merger in accordance with the relevant provisions of the DGCL, in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

(b)               The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

2.6.            Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and SPAC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC shall become debts, liabilities, obligations and duties of the Surviving Company.

2.7.            Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of SPAC shall be amended and restated in the form attached hereto as Exhibit H and thereafter shall be the certificate of incorporation of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements and such certificate of incorporation.

2.8.            Bylaws of the Surviving Company. At the Effective Time, the bylaws of SPAC shall be amended and restated to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and thereafter shall be the bylaws of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company.

2.9.            Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

2.10.        Tax Free Recapitalization Matters. The Parties intend that, for U.S. federal income tax purposes, the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. The Capital Restructuring shall be reported by the Parties for all Tax purposes in accordance with the immediately preceding sentence, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

2.11.        Tax Treatment of the Merger. The Parties intend that the Merger qualifies for the Intended Tax Treatment for U.S. purposes. For Israeli income tax purposes, it is contemplated that the Merger will be effected as an “exchange of shares” pursuant to Section 104H of the Ordinance and the parties shall seek the Merger Consideration Tax Ruling from the ITA to secure and facilitate such tax treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Legal Requirement) or a change in applicable Legal Requirements (taking into account any settlement in the following proviso); provided, for the avoidance of doubt, nothing in this Section 2.11 shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.

Article III

EFFECT OF MERGER ON EQUITY SECURITIES

3.1.            Conversion of Merger Sub Stock. At the Effective Time, each outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Company, which shall constitute the only outstanding capital stock of the Surviving Company.

3.2.            Effect on SPAC Shares and SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC or any holders of SPAC Shares:

(a)               SPAC Units. The shares of SPAC Class A Stock and the Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated, if not already separated prior to such time (the “Unit Separation”), and the holder thereof shall be deemed to hold one share of SPAC Class A Stock and one-third of one Public Warrant; provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants.

(b)               Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) shall automatically be canceled, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c)               Treatment of SPAC Shares.

(i)                 Each outstanding share of SPAC Class B Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one (1) Company Ordinary Share (but not any Price Adjustment Rights) (the “Per Share Merger Consideration”).

(ii)              Each outstanding share of SPAC Class A Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration. The aggregate number of Company Ordinary Shares into which shares of SPAC Class A Stock and shares of SPAC Class B Stock are converted pursuant to this Section 3.2(c) is referred to herein as the “Merger Consideration”.

(iii)            All of the shares of SPAC Class A Stock and SPAC Class B Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall cease to exist, and each holder of any shares of SPAC Class A Stock or SPAC Class B Stock as of immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such shares of SPAC Class A Stock and SPAC Class B Stock shall have been converted.

(d)               Treatment of SPAC Warrants. Each Public Warrant and each Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase Company Ordinary Shares (but not the right to receive or purchase any Price Adjustment Rights) (“Company Warrants”), and the Company shall assume each such Public Warrant and each Private Placement Warrant in accordance with its applicable terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants and Private Placement Warrants assumed by the Company shall thereupon be converted into rights with respect to the Company Warrants. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by the Company may be exercised solely for Company Ordinary Shares; (B) the number of Company Ordinary Shares subject to each Company Warrant assumed by the Company shall be the same number of SPAC Shares that were subject to such Public Warrant or Private Placement Warrant, as applicable, immediately prior to the Effective Time; (C) the exercise price for the Company Ordinary Shares issuable upon exercise of each Company Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant or Private Placement Warrant, as applicable, assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant or Private Placement Warrant, as applicable, shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant or Private Placement Warrant, as applicable, such Public Warrant or Private Placement Warrant assumed by the Company in accordance with this Section 3.2(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Ordinary Shares subsequent to the Effective Time.

3.3.            No Dissenters’ Rights. No dissenters’ rights will be applicable with respect to the Transactions.

3.4.            Exchange Procedures.

(a)               Prior to the Effective Time, the Company shall engage, as an exchange agent, a Person selected by the Company and reasonably acceptable to SPAC (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent for the purpose of (i) exchanging each SPAC Share that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares) for the Per Share Merger Consideration issuable in respect of such SPAC Shares pursuant to Section 3.2(c) (subject to any required Tax withholding as provided under Section 3.7) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each Public Warrant and Private Placement Warrant that is issued and outstanding immediately prior to the Effective Time for the Company Warrants issuable in respect of such Public Warrants or Private Placement Warrants, as applicable, pursuant to Section 3.2(d) and on the terms and subject to the other conditions set forth in this Agreement.

(b)               At the Closing, the Company and SPAC shall, and shall use reasonable best efforts to cause Continental Trust to, enter into an assignment and assumption agreement in customary form and substance reasonably acceptable to the Company, SPAC and Continental Trust, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement as of the Effective Time to reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.2(d).

(c)               At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares that are entitled to receive any portion of the Merger Consideration or Company Warrants in accordance with the terms of this Agreement and for exchange through the Exchange Agent, (i) evidence of Company Ordinary Shares in book-entry form representing the Per Share Merger Consideration issuable pursuant to Section 3.2(c) in exchange for the applicable SPAC Shares and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 3.2(d) in exchange for the applicable SPAC Warrants.

(d)               If the Exchange Agent requires that, as a condition to receiving the Merger Consideration, any holder of SPAC Shares (other than any Excluded Shares) delivers a letter of transmittal to the Exchange Agent, then (i) as promptly as practicable after the Effective Time (or prior thereto if, and to the extent, reasonably practicable and reasonably agreed between the Company and SPAC, such agreement not to be unreasonably withheld), the Company shall direct the Exchange Agent to mail to such holder of SPAC Shares that is issued and outstanding immediately prior to the Effective Time (after giving effect to the SPAC Stockholder Redemption and excluding the Excluded Shares) that have been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 3.2(c) a letter of transmittal (which shall in the event the Merger Consideration Tax Ruling is not obtained prior to Closing, also require each holder of SPAC Shares to indicate whether it is an Israeli tax resident (which with respect to any holder of 5% or more of the SPAC Shares shall include additional affirmative declarations with respect to absence of an Israeli tax nexus with such 5% or greater holder in form reasonably requested by the Company (the “Additional Required Declarations”)), and shall specify that delivery of such SPAC Shares shall be effected, and risk of loss and title to such SPAC Shares shall pass, only upon proper delivery of (A) a duly completed letter of transmittal and (B) such other applicable surrender documentation referenced in such letter of transmittal as reasonably required by the Exchange Agent ((A)-(B), the “SPAC Surrender Documents”) to the Exchange Agent) and instructions for use in effecting the surrender of the SPAC Shares in exchange for the applicable portion of the Merger Consideration set forth in Section 3.2(c), (ii) from and after the Effective Time, such holder of any SPAC Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive such portion of the Merger Consideration only upon delivery to the Exchange Agent of all properly completed SPAC Surrender Documents, duly executed by such holder, at which point such holder shall be entitled to receive the applicable portion of the Merger Consideration in book-entry form or, at such holder’s option, certificates representing such portion of the Merger Consideration. In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Company and SPAC will work together reasonably and in good faith to cause any such residency notices, and any such Additional Required Declarations, if any, to be delivered by the Exchange Agent (or another Person on its behalf) to each holder of SPAC Shares and SPAC Warrants as promptly as possible after the Effective Time (or after the effectiveness of the Proxy Statement/Prospectus and prior to the Effective Time if, and to the extent, reasonably practicable). In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Parties may by mutual agreement vary or waive any or all requirements described above which are applicable to such circumstances.

(e)               If any Per Share Merger Consideration is to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Share is registered, it shall be a condition to the issuance of the Per Share Merger Consideration to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(f)                If any Company Warrants are to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Warrant is registered, it shall be a condition to the issuance of the Company Warrants to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.

(g)               No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this Agreement (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.4, each SPAC Share that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the Per Share Merger Consideration, and each SPAC Warrant that has been converted into the right to receive a Company Warrant shall solely represent the right to receive the applicable Company Warrant.

(h)               At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(i)                 Any portion of the Merger Consideration that remains unclaimed by the applicable SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Per Share Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 3.4 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law. Any portion of the Merger Consideration remaining unclaimed by the applicable SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirement, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(j)                 All Company Ordinary Shares or Company Warrants delivered upon the exchange of SPAC Shares and SPAC Warrants, as applicable, in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants, as applicable. From and after the Effective Time, holders of SPAC Shares and SPAC Warrants shall cease to have any rights as SPAC Stockholders, except as provided in this Agreement or by applicable Legal Requirements.

3.5.            Certain Adjustments.

(a)               The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing, in each case, other than issuance of the Price Adjustment Rights in the Reclassification and the Capital Restructuring.

(b)               The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Stock Split, as well as the number of Company Ordinary Shares underlying any Vested Company Option, the number of Company Ordinary Shares underlying any Company Preferred Warrant, the number of Company Ordinary Shares underlying any Unvested Company Option and the number of Company Ordinary Shares underlying the Price Adjustment Rights, shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into SPAC Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

3.6.            Financing Certificate and Closing Calculations; Payment Spreadsheets.

(a)               Not later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Stockholder Redemptions; (ii) the estimated amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (iii) the number of shares of SPAC Class A Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemptions. The Company shall be entitled to rely in all respects on the Financing Certificate. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to SPAC until and including one (1) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”).

(b)               Not later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs, and (ii) the number of Company Ordinary Shares (including the number of Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants) that will be issued and outstanding immediately following the Reclassification and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until and including one (1) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”).

(c)               The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in any Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable. If the Company and SPAC fail to agree upon any Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable by 12:00 p.m. Eastern Time one (1) Business Day prior to the Closing Date, then, subject to the satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII, the Closing shall proceed on the date and at the time contemplated by Section 2.3 without giving effect to such Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable.

(d)               Not less than five (5) Business Days prior to the Effective Time, (i) SPAC shall deliver to the Company a schedule (the “SPAC Payment Spreadsheet”) setting forth, in each case on an aggregate basis, (A) SPAC’s good faith calculation of the Merger Consideration, (B) the allocation of the Merger Consideration among holders of shares of SPAC Class A Stock and shares of SPAC Class B Stock, (C) the number of Public Warrants and Private Placement Warrants that are outstanding and unexercised, and the allocation of Company Warrants among the holders thereof, and (D) the number of Company Ordinary Shares that will be issuable upon exercise of such Company Warrants, and the Company shall deliver to SPAC a schedule (the “Company Payment Spreadsheet” and, together with the SPAC Payment Spreadsheet, the “Payment Spreadsheets”) setting forth the allocation of the Price Adjustment Rights, if any, among the holders of Company Ordinary Shares, Company Preferred Warrants and Vested Company Options. As promptly as practicable following SPAC’s delivery of the SPAC Payment Schedule and the Company’s delivery of the Company Payment Spreadsheet, the Parties shall work together in good faith to finalize the calculation of the Merger Consideration and the Payment Spreadsheets. The allocation of the Merger Consideration, Company Warrants and Price Adjustment Rights, if any, set forth in the Payment Spreadsheets shall, to the fullest extent permitted by applicable Legal Requirements, be final and binding on all parties and shall be used by the Company and Merger Sub for purposes of issuing the Merger Consideration to the holders of SPAC Class A Stock and SPAC Class B Stock, and conversion of the Public Warrants and Private Placement Warrants into Company Warrants, in each case pursuant to this Article III, absent manifest error. In issuing the Merger Consideration and converting the Public Warrants and Private Placement Warrants into Company Warrants pursuant to this Article III, the Company and Merger Sub shall, to the fullest extent permitted by applicable Legal Requirements, be entitled to rely fully on the information set forth in the SPAC Payment Spreadsheet, absent manifest error.

3.7.            Withholding Taxes.

(a)               Notwithstanding anything in this Agreement to the contrary, the Company, Merger Sub, their respective Affiliates, the Exchange Agent and any other Person making a payment under this Agreement (each, a “Payor”), shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Party shall expend commercially reasonable efforts to (i) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service (“IRS”) Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (ii) eliminate or minimize the amount of any such Tax deductions and withholdings; provided, however, that no efforts to reduce withholding will be required for the benefit of a Person that fails to provide a duly completed and executed applicable IRS Form W-9 or IRS W-8 series form. If any withholding is required in connection with any such payments to a Person who has provided an applicable IRS Form W-9 or IRS W-8 series form as provided above, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be deducted and withheld, no later than three (3) days prior to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Payor provides to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.

(b)               Notwithstanding anything to the contrary in this Agreement, the Company and Merger Sub shall, and shall cause their respective controlled Affiliates and direct their respective other Affiliates to, act in accordance with the provisions of any tax ruling obtained from the ITA in accordance with the provisions of this Agreement, including the Merger Consideration Tax Ruling. If, as of the Closing, the Merger Consideration Tax Ruling has not been obtained, then:

(i)                 the Merger Consideration payable to any holder of SPAC Shares or SPAC Warrants (each, a “Payee”) shall be retained by the Exchange Agent for the benefit of each such Payee until the first to occur of (x) (A) the date that such Payee delivers to the Exchange Agent a valid notice in form and substance reasonably acceptable to the Exchange Agent indicating that it is not an Israeli tax resident (in which case no withholding of any Israeli Taxes shall be made with respect to the Merger Consideration), (B) if such notice indicates that such holder is an Israeli tax resident, upon delivery of a Valid Certificate, or (C) with respect to a 5% or greater holder of SPAC Shares, upon delivery of the Additional Required Declarations or a Valid Certificate, in each case as contemplated by Section 3.4(d) and to the extent applicable to such Payee (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”);

(ii)              no Payor shall make any payments to a Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee until such time as either the applicable documentation has been delivered pursuant to the immediately preceding clause (i)(x) or the occurrence of the Withholding Drop Date (and if a Payee indicates that it is an Israeli tax resident or a 5% or greater holder of SPAC Shares that does not deliver the Additional Required Declarations, and timely delivers a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any)); and

(iii)            if any Payee that confirmed that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.7(b)(i) or that holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing fails to make the Additional Required Declarations or fails to provide the Payor with a Valid Certificate at least three (3) Israeli Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Legal Requirement.

(c)               If a Payee confirms that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.7(b)(i)(x), or holds at least five percent (5%) of the share capital of the SPAC immediately prior to Closing and has failed to provide the Exchange Agent with the Additional Required Declarations, the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date. If such Payee does not timely make the Additional Required Declarations or timely deliver a Valid Certificate, or fails to provide the Exchange Agent with the full amount in cash necessary to satisfy such Israeli Taxes in accordance with the immediately preceding sentence at least three (3) Israeli Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell in the public market at then prevailing share prices such portion of the Payee’s retained Company Shares and Company Warrants (together “Company Securities”) as may be necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding taxes required to be paid to the applicable Israeli Tax authorities, and shall deliver the balance of the Merger Consideration to the applicable Payee. For the avoidance of doubt, any such sale by the Exchange Agent when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any Transaction Agreement that might otherwise restrict such sale.

(d)               Each Payee hereby waives, releases and absolutely and forever discharges the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.7. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

(e)               The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 3.7, and may by mutual agreement vary or waive such requirements (subject to compliance with the Merger Consideration Tax Ruling, if obtained).

3.8.            Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of SPAC, Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company and Merger Sub to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:

4.1.            Organization and Qualification.

(a)               The Company (i) is a company duly formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Israel and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of its Governing Documents in any material respect.

(b)               Memic Inc. (i) is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Memic Inc. is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Memic Inc., as currently in effect, have been made available to SPAC. Memic Inc. is not in violation of any of the provisions of its Governing Documents in any material respect.

(c)               Merger Sub (i) is a company duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Merger Sub is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to SPAC. Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect.

4.2.            Company Subsidiaries.

(a)               The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and is not party to any Contract to purchase any such interest (other than this Agreement) or to make any future investment in or capital contribution to any other entity. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.

(b)               All issued and outstanding shares of capital stock of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(c)               Except as may be set forth in the Governing Documents of any Company Subsidiary, or pursuant to any Contract (including any intercompany notes) between any Group Company, on the one hand, and any other Group Company, on the other hand, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)               Merger Sub and Memic Inc. have no direct or indirect Subsidiaries or participations in joint ventures or other entities, and do not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding shares of capital stock of Merger Sub and Memic Inc. are owned by the Company, free and clear of all Liens (other than Permitted Liens).

4.3.            Capitalization of the Company.

(a)               As of the date of this Agreement, the Company has (i) 140,000,000 authorized Company Ordinary Shares, 13,556,007 of which are issued and outstanding and (ii)(A) 10,994,000 authorized Preferred A Shares, 9,994,000 of which are issued and outstanding, (B) 1,709,850 authorized Preferred A-1 Shares, 1,709,850 of which are issued and outstanding, (C) 16,815,000 authorized Preferred B Shares, 16,811,112 of which are issued and outstanding, (D) 17,950,000 authorized Preferred C-1 Shares, 9,428,276 of which are issued and outstanding, (E) 3,925,000 authorized Preferred C-2 Shares, 1,750,967 of which are issued and outstanding, (F) 42,500,000 authorized Preferred D-1 Shares, 23,667,073 of which are issued and outstanding, (G) 7,000,000 authorized Preferred D-2 Shares, 5,600,870 of which are issued and outstanding, (H) 5,800,000 authorized Preferred D-3 Shares, 4,604,678 of which are issued and outstanding, (I) 3,200,000 authorized Preferred D-4 Shares, none of which are issued and outstanding, and (J) 9,600,000 authorized Preferred D-5 Shares, 5,973,528 of which are issued and outstanding. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name of each registered holder of Company Shares, including the number, class and series of Company Shares owned by each such Person.

(b)               Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all holders of outstanding Company Options and outstanding Company Preferred Warrants, (ii) (A) the number of Company Ordinary Shares subject to each such Company Option, (B) the number of Company Preferred Shares subject to each such Company Preferred Warrant, the number of Company Ordinary Shares issuable upon conversion of such issuable Company Preferred Shares (to the extent exercised prior to the Conversion) and the number of Company Ordinary Shares subject to each Company Preferred Warrant following the Conversion, (iii) the grant date and exercise price for each such Company Option and Company Preferred Warrant, and (iv) the extent to which each such Company Option is vested. Each Company Option that has been granted to an employee in the United States has been granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe- harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option.

(c)               Except as contemplated by (i) the Current Company Articles, (ii) the Subscription Agreements, (iii) the Company Preferred Shares (including those issuable upon exercise of the Company Preferred Warrants), (iv) this Agreement, (v) any Company Options that are from time to time granted to any employees, consultants or directors of any Group Company pursuant to the Company Stock Plan, (vi) the consummation of the Reclassification (including the issuance of the Price Adjustment Rights pursuant thereto), (vii) a reservation of Company Ordinary Shares for issuances or purchase upon exercise of Company Options under the Company Stock Plan and (viii) as disclosed on Section 4.3(b) of the Company Disclosure Letter, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Ordinary Shares.

(d)               All issued and outstanding Company Shares are, and all Company Shares which become issued pursuant to the Reclassification and the exercise of Company Options prior to the Effective Time, when issued in accordance with the terms of the Company Options, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Shares, Company Preferred Warrants and Company Options were issued in compliance with applicable Legal Requirements. Following the Conversion and Reclassification, there will be no outstanding Company Preferred Shares issued or issuable (whether pursuant to the exercise of Company Preferred Warrants or otherwise).

(e)               No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company other than pursuant to the Company Stock Plan. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(f)                All distributions, dividends, repurchases and redemptions (if any), in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and applicable Legal Requirements.

(g)               Except as set forth in the Company’s Governing Documents, this Agreement, the Subscription Agreements, the Investors’ Rights Agreement, Prior Preferred Share Purchase Agreements, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 4.3(g) of the Company Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h)               Except as set forth in Section 4.3(h) of the Company Disclosure Letter and as provided for in this Agreement or the Subscription Agreements, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i)                 Except as set forth in Section 4.3(i) of the Company Disclosure Letter, as of the date of this Agreement, no Group Company has any indebtedness for borrowed money, other than to any other Group Company. Except as set forth in Section 4.3(i) of the Company Disclosure Letter, no Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program. No Group Company has been notified that it is currently the subject of an audit, investigation or other inquiry by any Governmental Entity with respect to any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program, and any and all such loan or loans made to a Group Company under the CARES Act or the Payment Protection Program has been forgiven.

4.4.            Authority Relative to this Agreement. Subject to the receipt of the Company Shareholder Approval, the Company and Merger Sub (together, the “Company Parties”) each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which such Group Company is or will as of the Closing be a party; (b) carry out such Company Party’s obligations hereunder and thereunder and (c) consummate the Transactions. Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party (including (x) with respect to the Company, the approval by the Company Board and (y) with respect to Merger Sub, the approval by the board of directors of Merger Sub), and no other proceedings on the part of any Company Party are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which any Company Party is a party have been (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will constitute) the legal and binding obligations of the applicable Company Party, enforceable against such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).

4.5.            No Conflict; Required Filings and Consents.

(a)               Assuming receipt of the Company Shareholder Approval and receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which each such Company Party is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which each such Company Party is or as of the Closing will be a party by the applicable Company Party will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair any Group Company’s rights under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to the foregoing clauses (ii) and (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The execution and delivery of this Agreement by the Company Parties, and the other Transaction Agreements to which each such Company Party is a party, do not, and the performance of their respective obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals; (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares to be issued as the Merger Consideration; (v) all filings, notices, waiver requests, applications and other submissions to the ITA, the Israeli Registrar of Companies and the Israel Innovation Authority that may be necessary, in the Company’s discretion, in connection with the Transactions; (vi) all Specified Filings and Specified Governmental Approvals; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6.            Compliance; Material Permits.

(a)               Except as set forth in Section 4.6 of the Company Disclosure Letter, (i) each of the Group Companies is in compliance with and, since the Reference Date, has been in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no written or, to the Knowledge of the Company, oral notice of material non-compliance with any applicable Legal Requirement has been received by any Group Company from a Governmental Entity since the Reference Date.

(b)               Each Group Company holds all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) necessary for the operation of its business, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by the Group Companies is valid, binding and in full force and effect in all material respects. As of the date of this Agreement, except as set forth in Section 4.6 of the Company Disclosure Letter, none of the Group Companies (i) is in material default or material violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or material violation) of any term, condition or provision of any such Material Permit, or (ii) has received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify in any material respect or not renew any such Material Permit.

4.7.            Financial Statements.

(a)               The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2019 and December 31, 2020 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Group Companies as of March 31, 2021, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the three (3)-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the financial position of the Group Companies, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments); and (C) were prepared from the books and records of the Group Companies.

(b)               The Company has established and maintained a system of internal controls that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) regarding the reliability of the financial reporting and the preparation of the financial statements of the Group Companies for external purposes in conformity with U.S. GAAP and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

4.8.            No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in, the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of any Group Company since the date of the most recent balance sheet included in the Financial Statements (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Legal Requirements); (c) liabilities incurred in connection with the Transactions; (d) liabilities for future performance under any Contract to which any Group Company is a party; or (e) liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9.            Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Unaudited Financial Statements, since December 31, 2020 through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business in all material respects, except as required by applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (b) there has not been any Company Material Adverse Effect, and (c) none of the Group Companies has taken any action that would require the consent of the SPAC if taken during the period between the date of this Agreement and the Closing pursuant to Section 6.1(b).

4.10.        Litigation. There is: (a) no Legal Proceeding pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or, to the Knowledge of the Company, against any of the directors or executive officers of any Group Company with regard to their actions as such; (b) no Legal Proceeding pending or threatened in writing by any Group Company against any third party; (c) no written settlement or similar agreement with respect to any previously pending or threatened Legal Proceeding that imposes any material ongoing obligation or restriction on any Group Company; and (d) no Order imposed or threatened in writing to be imposed upon any Group Company or any of its respective properties or assets, or, to the Knowledge of the Company, any of the directors or executive officers of any Group Company with regard to their actions as such.

4.11.        Employee Benefit Plans.

(a)               Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan and the Group Companies have made available to SPAC a copy of the plan document or other written arrangement constituting each such Employee Benefit Plan and the trusts or insurance contracts related to the funding thereof. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement with a current employee that provide for annual payments in excess of $100,000.

(b)               Except as would not result in material liability to the Group Companies, taken as a whole (i) each Employee Benefit Plan has been established, maintained and administered, in all material respects, in accordance with the terms of such plan and with all applicable Legal Requirements and, to the Knowledge of the Company, each fiduciary thereof has complied, in all material respects, with all applicable Legal Requirements with respect to an Employee Benefit Plan, and (ii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that is subject to the Code.

(c)               Each Employee Benefit Plan intended to qualify under Section 401 of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service upon which the Group Companies are entitled to rely that such plan is qualified, and, to the Knowledge of the Company, nothing has occurred with respect to the operation or amendment of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification.

(d)               No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)               As of the date of this Agreement, except as set forth on Schedule 4.11(e) of the Company Disclosure Letter, none of the Employee Benefit Plans provides for, and the Group Companies have no material liability in respect of, any material post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements.

(f)                With respect to any Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending with respect to, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto that could reasonably result in any liability that is material to the Group Companies, taken as a whole.

(g)               All contributions, reserves or premium payments required to be made or accrued to the Employee Benefit Plans have been, in all material respects, timely made or accrued.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan.

(i)                 The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise. To the Knowledge of the Company, none of the Group Companies has any material Liability (whether or not assessed) under Sections 4980D, 4980H, or 4980I of the Code.

(j)                 As of the date of this Agreement, with respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States, including all pension, health, medical, welfare, benefit and other employment plans, whether pre or post-retirement plans in which any Group Company participates (each, a “Foreign Plan”), except that could not reasonably result in any liability that is material to the Group Companies, taken as a whole, (i) each such Foreign Plan is in compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending Legal Proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) all employer and employee contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing, (v) each such Foreign Plan required to be fully funded or fully insured or fully accrued in the financial statements of any Group Company, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, (vi) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available, (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements and (viii) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any liability with respect to such Foreign Plan.

4.12.        Labor and Employment Matters.

(a)               Section 4.12(a) of the Company Disclosure Letter contains a list of all current employees of the Group Companies as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date; (v) exempt or non-exempt status for U.S. employees; (vi) visa status for U.S. employees; and (vii) annual base salary or wages.

(b)               No Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current employees of any Group Company (other than employment agreements). No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed or made since the Reference Date that resulted in a material liability to the Group Companies, taken as a whole. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No Group Company, therefore, has any notification, information, consultation, co-determination or bargaining obligations arising under a collective bargaining agreement.

(c)               Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company.

(d)               As of the date of this Agreement, none of the Company’s officers or Key Employees has given written notice to any Group Company of any intent to terminate his, her or their employment with the Company. The Group Companies are in compliance with and since the Reference Date have been in compliance with, and, to the Knowledge of the Company, each of their employees is in compliance with and since the Reference Date has been in compliance with, the terms of any employment, nondisclosure or restrictive covenant agreements between any Group Company and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)               Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement, if any, or Legal Requirement.

(f)                Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of any Group Companies. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g)               Solely with respect to employees who reside or work in Israel or to whom Israeli law applies (“Israeli Employees”): (i) all Group Companies’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963, vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements and any personal employment agreement or any other binding source, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded under any source are fully accrued on the relevant consolidated financial statements in accordance with GAAP; and (ii) all Group Companies are in compliance in all material respects with all applicable Law, regulations, permits and Contracts relating to employees, employment and labor issues, wages, social benefits contributions, severance pay, termination of employment and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996), collective bargaining, discrimination, civil rights, safety and health and immigration issues. To the knowledge of the Company the Group Companies have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Entity. No current or former Israeli Employee is or was engaged by the Company or its Subsidiaries without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non-competition issues. All Section 14 arrangements under the Israeli Severance Pay Law, 1963-5723 were properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current Israeli Employees based on their full salaries and from their commencement date of employment. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all amounts that the Group Companies are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), (B) the Group Companies do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due), and (C) there are no unsatisfied obligations of any nature that are due to any of Group Companies’ former employees or consultants, sales agents or other independent contractors, and their termination was in compliance with all material applicable Legal Requirements and contracts. All current and former consultants, sales agents or other independent contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by any Governmental Entity as employees of the Group Companies, for any purpose whatsoever.

(h)               To the Knowledge of the Company, no notice or complaint from or on behalf of any present or former employee of, or worker or independent contractor to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment, sexual misconduct, any Title VII violation (and/or applicable state equivalent) or Age Discrimination in Employment Act (“ADEA”) violation (and/or applicable state equivalent) against any current or former officer, director or Key Employee of any Group Company.

(i)                 Except as disclosed on Section 4.12(j) of the Company Disclosure Letter, since the Reference Date through the date of this Agreement, there have been no material Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any written notice of intent by any Governmental Entity responsible for the enforcement of labor and employment Legal Requirement to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor Legal Requirement or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in compliance, in all material respects, with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the ADEA (and applicable state equivalents), Title VII of the Civil Rights Act (and applicable state equivalents), the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, social benefits contributions, severance pay, pension, privacy issues, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar tax. Each Group Company has adopted reasonable policies and taken other reasonable steps to minimize potential workplace exposure in light of COVID-19, including complying in all material respects with COVID-19 ordinances.

(j)                 There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the Transactions will not, prior to or through the Closing, result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.

(k)               Since the Reference Date, the Group Companies have not received any written complaints by employees related to the Group Companies’ COVID-19 policies and procedures.

(l)                 As of the date of this Agreement, no Group Company is liable for any arrears of wages or penalties with respect thereto, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. All amounts that the Group Companies are legally or contractually required either (i) to deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) to withhold from their employees’ wages and to pay to any Governmental Entity as required by applicable Legal Requirements have been duly deducted, transferred, withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (A) with respect to an open payroll period, or (B) as would not result in material liability to the Group Companies, taken as a whole.

4.13.        Real Property; Tangible Property.

(a)               No Group Company currently owns any real property or has, since the Reference Date, owned any real property.

(b)               Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Group Company is a party as of the date of this Agreement (the “Company Real Property Leases”). Except (i) as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, (ii) for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, or (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14.        Taxes.

(a)               All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b)               Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding, reporting and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld, reported and paid to the appropriate Governmental Entity.

(c)               No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against any Group Company which has not been fully paid, settled or resolved.

(d)               No Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any request or threat for such an audit or other examination.

(e)               There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f)                No Group Company has any liability for an amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g)               No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes (other than a group consisting only of Group Companies).

(h)               No Group Company: (i) has agreed to any waiver of any statute of limitations in respect of Taxes which is still in effect; (ii) has consented to extend the time in which any amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; (iii) has participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4(b); or (iv) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)                 No Group Company has requested, or is currently bound to, any private letter ruling, technical advice memoranda, or any similar ruling relating to Taxes from any Governmental Entity.

(j)                 Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)               No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)                 No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(m)             No Group Company has made any election under Section 965(h) of the Code.

(n)               To the Knowledge of the Company, the Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code, determined without applying subparagraphs (A), (B), and (C) of section 318(a)(3) so as to consider a United States person (within the meaning of Section 7701(a)(30) of the Code)  as owning stock which is owned by a person who is not a United States person.

(o)               No Group Company organized or formed under the laws of a jurisdiction outside of the United States is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). The only Group Companies that were created or organized in the United States is Memic Inc. and Merger Sub.

(p)               The Company (and through its subsidiaries and employees and contractors) is engaged in a unified group of activities that constitute (or could constitute) an independent economic enterprise carried on for profit with officers and employees carrying out substantial managerial and operational activities outside of the United States for at least three years.

(q)               For U.S. federal income tax purposes each Group Company is classified as a corporation and has been so classified since the date of its formation.

(r)                No Group Company has taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment. No Group Company is aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying as a reorganization under Code Section 368(a).

(s)                No claim has been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that the Group Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(t)                 Each Group Company is a tax resident only in its jurisdiction of formation; provided that a Group Company may be subject to tax in other jurisdictions in connection with activities relating to such other jurisdictions.

(u)               No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has an office or fixed place of business, in a country other than the country in which it is organized.

(v)               No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Legal Requirement, and including with respect to Israeli value added tax.

(w)             No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling issued with reference to the provisions of Part E2 of the Ordinance.

(x)               Each Group Company is in compliance with all applicable transfer pricing laws and regulations in all material respects, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of any applicable Legal Requirements, including Section 482 of the Code and Section 85A of the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including, to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(y)               Each Group Company is in compliance with all material terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

4.15.        Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)               the Group Companies are, and have since the Reference Date been in compliance with all Environmental Laws;

(b)               neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and

(c)               no conditions currently exist with respect to any valid, binding and enforceable leasehold interest under each of the each of the real property leases under which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws.

4.16.        Intellectual Property.

(a)               Section 4.16(a)(1) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Company Registered IP of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) Internet domain names; and (v) material unregistered Trademarks, listing as applicable, the registration or pending application by title, registration number or serial number, dates of filing and registration, and the jurisdictions for each such registration or application. All Company Registered IP is registered in the name of one of the Group Companies, and the Group Companies will, prior to the Closing Date, ensure that title in all Company Registered IP is properly recorded in the name of one or more Group Companies or ensure that all documents necessary for properly recording have been filed with the proper agency, as applicable. All of the Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. No Company Owned Intellectual Property is being used or enforced by any of the Group Companies in a manner that would reasonably be expected to result in, or subject to a post-grant or administrative proceeding that could result in, the abandonment, cancellation, or unenforceability of any such Company Owned Intellectual Property. To the Company’s Knowledge, no Company Licensed Intellectual Property is being used or enforced by any third party in a manner that would reasonably be expected to result in the abandonment, cancellation, or unenforceability of any such Company Licensed Intellectual Property. Section 4.16(a)(2) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all Contracts to use any Company Licensed Intellectual Property, other than unmodified, commercially available, “off-the-shelf” Software or commercially available service agreements to Company IT Systems, in each case with aggregate license, maintenance and/or service fees of less than $5,000.00 per annum.

(b)               The Company Owned Intellectual Property and the Company Licensed Intellectual Property include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted (it being understood that this Section 4.16(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property). The Group Companies solely own all Company Owned Intellectual Property, and duly license or otherwise have the rights to use all Company Licensed Intellectual Property, as of the Closing Date. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all Intellectual Property that is necessary for the operation of the Group Companies’ business, as conducted as of the Closing Date by the Group Companies.

(c)               Since the Reference Date, the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Company Owned Intellectual Property, and, except as set forth in Section 4.16(c) of the Company Disclosure Letter, no such claims have been made against any third party by any of the Group Companies since the Reference Date.

(d)               From the Reference Date through the date of this Agreement, except as set forth in Section 4.16(d) of the Company Disclosure Letter, (i) there has been no action pending against any of the Group Companies and (ii) the Company has not received any written notice from any Person pursuant to which any Person is: (A) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (B) contesting the use, ownership, validity or enforceability of any of the Company Owned Intellectual Property. None of the Company Owned Intellectual Property is subject to any pending or outstanding lien, injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Company Owned Intellectual Property.

(e)               No past or present director, officer, employee, consultant, or independent contractor of any of the Group Companies owns or has any claim or any right (whether or not currently exercisable) to any ownership interest in or to other rights in any Company Owned Intellectual Property (other than the right to use such Company Owned Intellectual Property in the performance of their activities for the Group Companies). Each of the past and present officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Company Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i)  agreed to hold all Trade Secrets of such Group Company (or of another Person and held by such Group Company) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Company Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no such Person is in violation of any such agreement. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(f)                Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Company Owned Intellectual Property (or owned by another Person and held by such Group Company).  To the Knowledge of the Company, no Trade Secret that is material to the business of the Group Companies has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and, to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g)               Except as set forth in Section 4.16(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Company Owned Intellectual Property. Except as set forth in Section 4.16(g) of the Company Disclosure Letter, to the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Company Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h)               No Group Company has entered into any contractual obligation or arrangement requiring any such Group Company to indemnify any Person against infringement of any Intellectual Property owned by others, nor has any Group Company entered into any agreement requiring such Group Company to grant any Person the right to bring infringement actions or otherwise enforce rights, with respect to any of the Company Owned Intellectual Property, nor has any Group Company granted a license to or covenant not to sue on any of the Company Owned Intellectual Property, in each case, other than as identified on Section 4.16(h) of the Company Disclosure Letter, as agreements in which such obligations or such rights to enforce or to license were so granted. Except for Contracts for Company Licensed Intellectual Property entered into in the ordinary course of business that include licensor obligations to indemnify a Group Company for use of Intellectual Property that is the subject of and used as authorized under such Contracts, no Group Company has entered into any agreement requiring any Person to indemnify, or into any agreement that would result in any Person indemnifying such Group Company against infringement by such Group Company of any Intellectual Property owned by others.

(i)                 Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. Except for application programming interfaces and other interface code that is generally available to customers, no source code for any Group Company Software has been delivered, licensed or made available, and no Group Company has any duty or obligation to deliver, license or make available any such source code, to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations to the Group Company with respect to such source code. The Group Company Software performs substantially in accordance with its published specifications and any other published documentation or user materials corresponding to such Software.

(j)                 To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, except for access disclosed in the documentation of such Group Company Software.

(k)               The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, hardware, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted. Since the Reference Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or, to the Knowledge of the Company, could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as would not be expected to result in a Company Material Adverse Effect, the Group Companies have taken all reasonable actions to protect the integrity and security of the Company IT Systems and the data and other information stored or processed thereon. Each Group Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity procedures and facilities. The Group Companies have taken commercially reasonable actions to protect the integrity and security of the Company IT Systems and the data and other information stored or processed thereon.

(l)                 None of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing or disclosure to any third party of any material portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Company Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice obligations.

(m)             The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions, assuming the fulfillment of all obligations by each other party to the Transaction Documents, will not: (i) cause a loss or impairment of any Company Owned Intellectual Property or Company Licensed Intellectual Property; (ii) require the payment of any additional amounts with respect to, or require the consent of any other Person in respect of, any right to own, use, or hold for use any of the Company Owned Intellectual Property or Company Licensed Intellectual Property as owned, used, or held for use in the conduct of the Group Companies’ business as it is currently conducted; (iii) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Company Owned Intellectual Property or Company Licensed Intellectual Property; (iv) result in or require the grant, assignment or transfer to any other Person (other than SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Company Owned Intellectual Property.

4.17.        Privacy.

(a)               Each of the Group Companies have since the Reference Date at all times (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. None of the Group Companies has, since the Reference Date, (A) received any written claims of, nor has any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened, in writing, investigations, notices or requests from any Governmental Entity in relation to its data processing activities. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own). None of the disclosures made or contained in the Group Companies’ applicable privacy policies or other disclosures of any the Group Companies has been misleading or deceptive or in violation of any applicable Legal Requirements in any material respect.

(b)               Each of the Group Companies has, as applicable, since the Reference Date, (i) implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, and (ii) except as could not result in any material liability to the Group Companies, taken as a whole, entered into data protection agreements as mandated by applicable Privacy Laws with all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take appropriate steps to protect and secure Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to any of the Group Companies has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c)               Except as set forth in Section 4.17(c) of the Company Disclosure Letter, to the Knowledge of the Company, since the Reference Date through the date of this Agreement, (i) there have been no material breaches, security incidents, misuse of, unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies has provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented, consistent with practices in the industry in which the applicable Group Company operates, disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

4.18.        Agreements, Contracts and Commitments.

(a)               Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or Company Real Property Lease:

(i)                 each Contract that involved the expenditure or receipt by the Group Companies of more than $250,000 in the aggregate during the twelve (12)-month period ending on December 31, 2020 or are reasonably expected to involve the expenditure or receipt by Group Companies of more than $250,000 in the aggregate in the twelve (12)-month period ending December 31, 2021;

(ii)              any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees (other than customary non-disclosure or confidentiality agreements);

(iii)            any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(iv)             any Contract between the Company and any Company Shareholders (or, to the Knowledge of the Company, among any Company Shareholders) relating to the ownership, voting or disposition of the Company Securities;

(v)               any Contract for or relating to any borrowing of money by or from the Company in excess of $100,000 (excluding any intercompany arrangements solely between or among any of the Group Companies);

(vi)             any Contract for capital expenditures in excess of $250,000;

(vii)          any Contract for the manufacture of any Product;

(viii)        any employment or management Contract providing for annual payments by a Group Company in excess of $250,000;

(ix)             any Contract under which any Group Company is, or may become, obligated to incur any severance pay or compensation obligations that would become payable by reason of this Agreement or the Transactions;

(x)               any Contract that contains a put, call, right of first refusal, or right of first offer pursuant to which the Group Companies would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(xi)             any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $100,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xii)          any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements, in each case with any labor union, labor organization, or works council;

(xiii)        any material Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets or other Confidential Information and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(xiv)         any Contract under which any Group Company has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Transactions.

(b)               Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach of or material default under, any Company Material Contract, and, as of the date of this Agreement, to the Knowledge of the Company, no party to any Company Material Contract has given any written notice (i) of any claim of any such breach, default or event or (ii) that it intends to cease doing business with any Group Company or materially decrease the volume of business that it presently conducts with any Group Company. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.19.        PIPE Financing. The Company has entered into the Subscription Agreements with the investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors” and each, a “PIPE Investor”) for the sale of Company Ordinary Shares upon Closing for aggregate gross proceeds of not less than $76,350,000. Each such Subscription Agreement is in full force and effect and represents a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparty thereto (subject in each case to the Enforcement Exceptions). Each PIPE Investor has completed an accredited investor questionnaire customary for financings of the type and size of the PIPE Investment, and the Company has received representations and warranties from each PIPE Investor that such PIPE Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has represented to the Company that such PIPE Investor is not acquiring the Company Ordinary Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

4.20.        Insurance.

(a)               Section 4.20(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Insurance Policies currently in force, and Section 4.20(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Insurance Policies under which there are any outstanding or pending claims.

(b)               The Insurance Policies are sufficient for compliance in all material respects by each Group Company with all requirements of Law and with the requirements of all Company Material Contracts. All products liability and general liability policies maintained by or for the benefit of a Group Company have been “occurrence” policies and not “claims-made” policies. All Insurance Policies set forth on Section 4.20(a)(i) of the Company Disclosure Letter (i) are in full force and effect and are valid, outstanding and enforceable policies, and (ii) have not been subject to any lapse in coverage. No Group Company is in material default with respect to its obligations under any Insurance Policy applicable to it, and all premiums due on each Insurance Policy have been paid in accordance with the payment terms of such Insurance Policy. To the Knowledge of the Company, no Group Company has received any notice of cancellation or termination with respect to any Insurance Policy set forth on Section 4.20(a)(i) of the Company Disclosure Letter. No Insurance Policy set forth on Section 4.20(a)(i) or Section 4.20(a)(ii) of the Company Disclosure Letter provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising on or prior to the Closing.

(c)               There is no claim pending under any Insurance Policy set forth on Section 4.20(a)(i) of the Company Disclosure Letter as to which coverage has been questioned, denied or disputed by the underwriter of such policy. Section 4.20(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all claims that are pending under each Insurance Policy identified in Section 4.20(a) of the Company Disclosure Letter.

4.21.        Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Group Company was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of any of the Group Companies, on the one hand, and any of the Group Companies, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) the payment of salary, bonuses and other compensation for services rendered, (g) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (h) the Subscription Agreements, Investors’ Rights Agreements, Prior Preferred Share Purchase Agreements, and any other Contract related to any Person’s ownership of Company Shares or other securities of any of the Group Companies, and (i) any other Transaction Agreements, none of the Group Companies is party to any Contract with any (i) present or former officer or director of the Company, or a member of his or her immediate family, or (ii) Affiliate of the Company.

4.22.        Information Supplied. The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Stockholders, as applicable, at the time of any amendment or supplement thereof, or at the time of the SPAC Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. As of the date hereof and as of the date of the filing of the Registration Statement, the Company will qualify as a “foreign private issuer,” as such term is defined in Rule 405 of Regulation C under the Securities Act and in Rule 3b-4 under the Exchange Act. Notwithstanding the foregoing, no representation is made by the Company with respect to any information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

4.23.        Anti-Bribery; Anti-Corruption. During the last five (5) years, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees or any other Persons, in each case, acting on their behalf, at their direction or for their benefit, has, in connection with the operation of the business of the Group Companies, and in each case in all material respects, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, and in each case in all material respects, (i) is or has been the subject of an unresolved claim or allegation by a Governmental Entity, relating to (A) any potential violation of applicable Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

4.24.        International Trade; Sanctions.

(a)               During the last five (5) years, the Group Companies, the Group Companies’ respective directors, officers, Affiliates and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b)               None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf is or has been in the last five (5) years, a Sanctioned Person. During the last five (5) years, the Group Companies and the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any applicable Sanctions. During the last five (5) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25.        Regulatory Compliance; Governmental Authorizations; Product Liability.

(a)               None of the Group Companies is, and none has been, in material breach of, or material default under any Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement). In addition, to the Knowledge of the Company, no Representative of any Group Company is or has been in material breach of or material default under any Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement) when acting in his or her capacity as a Representative. No Group Company has received any notice or other communication alleging or seeking information with respect to an alleged violation by any Group Company or any Representative of any applicable Legal Requirement (including, without limitation, any Health Care Legal Requirement or FDA Legal Requirement) applicable to the Group Companies’ business and, to the Company’s Knowledge, no Representative has received any such notice or communication.

(b)               Each Group Company has all Governmental Authorizations from the FDA and any other Governmental Entity required to conduct their respective businesses as currently conducted. Each such Governmental Authorization is valid and subsisting in full force and effect. To the Company’s Knowledge, neither the FDA nor any comparable Governmental Entity is considering terminating, limiting, suspending or revoking any Governmental Authorizations. Each Group Company has fulfilled and performed its obligations under each Governmental Authorization, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, termination, suspension or any limitation of any such Governmental Authorization. To the Company’s Knowledge, any third party that is a manufacturer or contractor for any Group Company is in compliance with all Governmental Authorizations from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Governmental Authorization from the FDA or other analogous Governmental Entity, when submitted to the FDA or such other Governmental Entity, were believed in good faith to be true, complete and correct in all material respects as of the date of submission and any necessary and required updates, changes, corrections, or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. Each Group Company has maintained or filed with the FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Legal Requirements.

(c)               All products developed, tested, investigated, manufactured, processed, labeled, packaged, stored, distributed, marketed, advertised, sold, imported or exported by or on behalf of any Group Company that have received a Governmental Authorization from the FDA or comparable Governmental Entity have been and are being developed, tested, investigated, manufactured, processed, labeled, packaged, stored, distributed, marketed, advertised, sold, imported and exported pursuant to and in compliance with such Governmental Authorizations and all FDA Legal Requirements, including those regarding non-clinical and clinical research, validation testing, establishment registration, premarket notification, device listing, the Quality System Regulation, labeling, advertising, device importation and exportation, record-keeping, medical device reporting for adverse events and malfunctions, and reporting of corrections and removals.

(d)               All preclinical and clinical investigations sponsored or conducted by or on behalf of any Group Company have been and are being conducted in compliance with all applicable Legal Requirements, including FDA Legal Requirements, applicable research protocols, institutional review board or other ethics committee requirements, and applicable federal and state Legal Requirements relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. The Group Companies have not received any notice that any Governmental Entity or institutional review board or independent ethics committee has initiated, or threatened to initiate, any action to suspend, place on hold, terminate, delay, or otherwise restrict any clinical trial sponsored or conducted by or on behalf of any Group Company.

(e)               No Group Company has received any notice or communication from the FDA, any Governmental Entity, or any third party alleging or asserting noncompliance with any Governmental Authorization or FDA Legal Requirement, including any FDA Form-483, Warning Letter, notice of violation, Untitled Letter, “It Has Come to Our Attention” letter, Cyber Letter, or notice of inspectional observations. No Group Company is subject to, and to the Company’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to, any administrative, regulatory or enforcement action by any Governmental Entity concerning noncompliance with any FDA Legal Requirement.

(f)                Except as set forth in Section 4.25 of the Disclosure Letter, within the last three (3) years prior to the date of this Agreement, (i) there have been no recalls, field corrections, suspensions of manufacturing or distribution, clinical holds by any IRB or Governmental Authority, seizures, withdrawals, discontinuations, or import holds, alerts, detentions, or refusals related to the Group Companies’ business or any of the Products (and to the Company’s Knowledge none are threatened or pending) and (ii) no reports of any problems, malfunctions, device-related serious adverse events, or defects involving any Products or related to the Group Companies’ business have been filed or are required to have been filed with any Governmental Entity under any Legal Requirement. There are no pending, and within the last three (3) years prior to the date of this Agreement, there have not been any, Legal Proceedings or threats thereof related to product liability involving any Product, and no such Legal Proceedings or threats have been settled, adjudicated or otherwise disposed of within the three (3) years prior to the date of this Agreement.

(g)               Neither the Group Companies nor any of their Representatives have made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a material statement, or failed to make a material statement, including that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Entity to invoke a similar policy. Neither the Group Companies nor any of the Representatives have been debarred by the FDA under 21 U.S.C. § 335a or engaged in any conduct that would reasonably be expected to result in such a debarment.

(h)               There are no citations, decisions, adjudications or written statements by any Governmental Entity or consent decrees stating that any Product is defective or unsafe or fails to meet any standards or requirements promulgated by any such Governmental Entity. To the Company’s Knowledge, there is no fact or condition related to any Product that would impose upon the Group Companies a duty to recall any Product or material liability for returns or other product liability claims with respect to the Products.

(i)                 None of the Group Companies are, and none have been, subject to any inspection, finding, investigation, penalty, survey, assessment, audit, monitoring or other form of review, or compliance or enforcement action, by a Governmental Entity.

4.26.        Healthcare Regulatory Compliance.

(a)               The Group Companies are, and have been, in compliance with, to the extent applicable to the business of the Group Companies, all Health Care Legal Requirements. Neither the Group Companies nor any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.2) of any Group Company, nor any other Person described in 42 C.F.R. §1001.1001(a)(2), nor any other Representative of any Group Company, is a party to, or bound by, any order, consent decree, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with Health Care Program Laws.

(b)               Neither the Group Companies nor any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.102) of any Group Company, nor any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other Representative of any Group Company: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Company’s Knowledge, is or has been involved in any investigation relating to any Federal Health Care Program-related offense.

(c)               None of the Group Companies has, nor has any officer, director, managing employee, or agent (as certain of those terms are defined in 42 C.F.R. § 1001.102) of any Group Company, nor has any other Person described in 42 C.F.R. § 1001.1001(a)(2), nor any other Representative of any Group Company, engaged in any activity that is in violation of, or is cause for civil penalties or mandatory or permissive exclusion under Medicare or Medicaid, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), TRICARE, the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any applicable other federal or state Legal Requirements that govern the health care industry (collectively, “Health Care Program Laws”), including the following:

(i)                 knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)              knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)            knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(iv)             knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complies with applicable statutory or regulatory safe harbors; or

(v)               any other activity that violates any applicable state or federal Legal Requirement relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)               No Group Company is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. No Group Company is in violation of HIPAA or the Federal Privacy and Security Regulations. To the Company’s Knowledge, no Group Company is, or has been, under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.

(e)               Each Group Company maintains and has maintained plans, controls, policies and procedures in material compliance with all applicable Health Care Program Laws, and have complied in all material respects and are currently conducting their business in material compliance with all such policies and procedures. Where required by applicable Health Care Program Laws, each Group Company has required through executed current, legal, valid and binding agreements all of its contractors to comply with Health Care Program Laws applicable to such contractor in the context of such contractor’s relationship with the Group Company.

(f)                Neither the Group Companies nor any of their Representatives (i) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), or (ii) has entered into or is negotiating a settlement agreement with a Governmental Entity relating to Health Care Program Laws.

(g)               Each Group Company that has received grant funds from a Governmental Entity has complied with the terms of such grant awards and made all filings required under applicable Legal Requirements for awardees of such grants.

(h)               To the Knowledge of the Company, each officer, director, employee, agent, or Representative of each Group Company who is or has been involved in clinical or nonclinical research published in a medical journal or publication in connection with any of the Products is, and has been, in connection with such publications, in compliance with the applicable disclosure requirements of the medical journals, research sponsors, and any institutions’ research policies with which such individual must comply.

(i)                 All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, organization, or other health care provider are, and have been, memorialized in writing, at fair market value, comparable in terms to arrangements with Persons who are not health care professionals, organizations, or other providers, and in compliance with applicable Health Care Program Laws.

4.27.        Governmental Grants. Other than as set forth on Section 4.27 of the Company Disclosure Letter, no Governmental Grants have been received by any Group Company. There are no pending applications for Governmental Grants by any Group Company.

4.28.        Brokers. Except as set forth on Section 4.28 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.29.        Disclaimer of Other Warranties. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT, NEITHER SPAC NOR ANY AFFILIATE OR REPRESENTATIVE OF SPAC HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SPAC IN ARTICLE V OR BY SPAC OR ANY OF ITS AFFILIATES IN ANY OTHER TRANSACTION AGREEMENT, NONE OF SPAC, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT THEY HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY OF SPAC THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS.

4.30.        NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a)               NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE LETTER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN THIS ARTICLE IV AND IN THE TRANSACTION AGREEMENTS TO WHICH THEY ARE A PARTY, NEITHER THE COMPANY NOR MERGER SUB NOR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN THIS ARTICLE IV OR IN THE TRANSACTION AGREEMENTS TO WHICH THEY ARE A PARTY, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY AND MERGER SUB.

(b)               WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER THE COMPANY, MERGER SUB NOR THE SHAREHOLDERS OF THE FOREGOING NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE GROUP COMPANIES IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE GROUP COMPANIES AND THEIR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company prior to or in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company and Merger Sub as follows:

5.1.            Organization and Qualification. SPAC is duly incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. SPAC is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or where the operation, ownership or leasing of its properties makes such qualification or licensing necessary. SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

5.2.            Capitalization.

(a)               As of the date of this Agreement, there are (i) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, of SPAC (the “SPAC Preferred Stock”); (ii) 100,000,000 authorized shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Stock”); and (iii) 10,000,000 authorized shares of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Stock” and, together with the SPAC Preferred Stock and the SPAC Class A Stock, the “SPAC Shares”). As of the date of this Agreement, assuming the Unit Separation has occurred with respect to all SPAC Units, SPAC has 25,000,000 shares of SPAC Class A Stock issued and outstanding, and none are held by SPAC in its treasury, 6,250,000 shares of SPAC Class B Stock issued and outstanding and no shares of SPAC Preferred Stock issued or outstanding. As of the date of this Agreement, and assuming the Unit Separation has occurred, there are 13,266,666 warrants to purchase one share of SPAC Class A Stock issued and outstanding, of which 8,333,333 were included in the SPAC Units prior to their respective Unit Separation (the “Public Warrants”) and 4,933,333 were issued to SPAC Sponsor (the “Private Placement Warrants” and, collectively with the Public Warrants, the “SPAC Warrants”). All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms (subject to Enforcement Exceptions). All of the outstanding securities of SPAC have been granted, offered, sold and issued in material compliance with all applicable securities Legal Requirements.

(b)               Except for the SPAC Warrants and the SPAC Class B Stock, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than in connection with the SPAC Stockholder Redemption, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c)               Except as set forth in SPAC’s Governing Documents, the Current Registration Rights Agreement, or a Transaction Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.3.            Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval by the SPAC Stockholders of the SPAC Stockholder Matters. This Agreement and the other Transaction Agreements to which SPAC is a party have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).

5.4.            No Conflict; Required Filings and Consents.

(a)               Subject to receipt of the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval), the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which SPAC is or as of the Closing will be a party will not, and the consummation of the Transactions, shall not: (i) conflict with or violate its Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts to which SPAC is a party or by which its assets are bound, except, with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b)               The execution and delivery of this Agreement by SPAC and the other Transaction Agreements to which SPAC is a party, do not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the filing and approval of a listing application by the Company with NASDAQ with respect to the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares to be issued as the Merger Consideration; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

5.5.            Compliance; Material Permits.

(a)               Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except where the failure to be in such compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been delivered to SPAC. SPAC is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by SPAC is valid, binding and in full force and effect in all material respects.

(b)               SPAC (i) is not in material default or material violation (and no event has occurred that, with or without notice or the lapse of time or both, would constitute a material default or material violation) of any material term, condition or provision of any Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, and (ii) has not received any written notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to SPAC.

5.6.            SPAC SEC Reports and Financial Statements; No Undisclosed Liabilities.

(a)               Except as set forth on Section 5.6(a) of the SPAC Disclosure Letter, SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has made available to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Since the consummation of the initial public offering of SPAC’s securities, SPAC has timely filed all Certifications with respect to any of SPAC SEC Reports or Additional SPAC SEC Reports. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for such changes (including the resulting restatement of SPAC’s financial statements and amendments to previously filed SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities as disclosed in SPAC SEC Reports as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC Warrant Liability Statement”). Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b)               Except for such changes (including the resulting restatement of the financial statements of SPAC and amendments to previously filed SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than liabilities that were required as a result of the SEC Warranty Liability Statement, the financial statements of SPAC contained or incorporated by reference in the SPAC SEC Reports, including all notes and schedules thereto, and the financial statements of SPAC that will be contained or incorporated by reference in any Additional SPAC SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will be prepared) in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) U.S. GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Each of the financial statements of SPAC included or incorporated by reference in the SPAC SEC Reports were derived from the books and records of SPAC and each of the financial statements of SPAC that will be included or incorporated by reference in the Additional SPAC SEC Reports will be derived from the books and records of SPAC, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)               To the Knowledge of SPAC, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Reports or Additional SPAC SEC Reports. No notice of any SEC review or investigation of SPAC or SPAC SEC Reports or Additional SPAC SEC Reports has been received by SPAC. Since the consummation of the initial public offering of SPAC’s securities, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

(d)               Except as set forth in the SPAC SEC Reports, SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(e)               There is no liability, debt or obligation of any nature (whether accrued, absolute, contingent or otherwise) against SPAC, except for liabilities and obligations: (i) provided for, or otherwise reflected or reserved for, in the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC); or (ii) that have arisen since the date of SPAC’s balance sheet for the annual period ended December 31, 2020 in the ordinary course of the operation of business of SPAC (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC). Section 5.6(e) of the SPAC Disclosure Letter sets forth SPAC’s reasonable good faith estimate, as of the date hereof, of SPAC Transaction Costs to be incurred in connection with the Transactions, including reasonable detail separated by service provider. Except for the premiums payable in respect of the SPAC D&O Tail Policy, as well as the SPAC Sponsor’s tax advisor’s fees and costs payable in connection with the Transactions, none of the SPAC Transaction Costs are expenses payable or liabilities in respect of or obligations to any member of the SPAC Sponsor or any of its Affiliates.

5.7.            Absence of Certain Changes or Events. Except as contemplated by this Agreement or as otherwise set forth in the SPAC SEC Reports, since the incorporation of SPAC through the date of this Agreement, there has not been any SPAC Material Adverse Effect.

5.8.            Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding, or to the Knowledge of SPAC, any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar written agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such. There is no pending or, to the Knowledge of SPAC, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.

5.9.            Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.10.        SPAC Material Contracts.

(a)               Section 5.10(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of each (i) “material contract” (as such term is defined in Regulation S-K) to which SPAC is party or by which any of its respective assets are bound, or (ii) Contract under which SPAC has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder's, or similar fees or expenses) in connection with this Agreement or the Transactions (collectively, the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to any SPAC SEC Report.

(b)               True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (i) each SPAC Material Contract is in full force and effect and represents the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, is enforceable by SPAC to the extent a party thereto in accordance with its terms (subject to the Enforcement Exceptions), and (ii) none of the SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default under, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach of, or material default under, any SPAC Material Contract.

5.11.        SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “MTACU”. The shares of SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MTAC”. The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “MTACW”. None of SPAC nor any of its Related Parties has taken any action in an attempt, or otherwise intended, to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act. Except as set forth in the SPAC SEC Reports, SPAC has not received any oral or written notice that the SPAC Units, SPAC Class A Stock or Public Warrants are ineligible or will become ineligible for listing on NASDAQ nor that the SPAC Units, SPAC Class A Stock or Public Warrants do not meet all requirements for the continuation of such listing. SPAC satisfies all of the requirements for the continued listing of the SPAC Units, SPAC Class A Stock and Public Warrants on NASDAQ. SPAC is in material compliance with all applicable NASDAQ listing and corporate governance rules.

5.12.        Trust Account.

(a)               SPAC has at least $250,000,000 in a trust account (the “Trust Account”) (less, as of the Closing, any amounts payable to the holders of SPAC Class A Stock who have validly exercised their right to receive payment pursuant to the SPAC Stockholder Redemptions, if any), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of December 17, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)               The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms (subject to the Enforcement Exceptions). SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than stockholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions.

5.13.        Taxes.

(a)               All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Legal Requirements. All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.

(b)               SPAC has complied in all material respects with all applicable Legal Requirements related to the withholding, reporting and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld, reported and paid to the appropriate Governmental Entity.

(c)               No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against SPAC which has not been fully paid or resolved.

(d)               No Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e)               There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f)                SPAC has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.

(g)               SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not, since its incorporation, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h)               SPAC has: (i) not agreed to any waiver of any statute of limitations in respect of Taxes which is still in effect; (ii) not consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; (iii) not participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4(b); and (iv) not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)                 SPAC has not requested, and is not currently bound to, any private letter ruling, technical advice memoranda, or any similar ruling relating to Taxes from any Governmental Entity.

(j)                 SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(k)               SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.

(l)                 SPAC has not taken or agreed to take any action that would prevent the Merger from qualifying for the Intended Tax Treatment.

(m)             No claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that SPAC is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(n)               The SPAC is not a party to any Contract that will result, and the consummation of the Transactions will not, either alone or in combination with another event, result, in the payment of “excess parachute payment” (within the meaning of Section 280G(b) of the Code) by the SPAC with respect to any “disqualified individual” (within the meaning of Section 280G(c) of the Code) of the SPAC. No SPAC Contract provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

5.14.        Information Supplied. The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to SPAC Stockholders, as applicable, at the time of any amendment or supplement thereof, or at the time of the SPAC Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Registration Statement and the Proxy Statement/Prospectus or any projections or forecasts to be included therein.

5.15.        Employees; Benefit Plans. As of the date of this Agreement, (a) SPAC does not have and has never had any employees and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written.

5.16.        Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

5.17.        Intellectual Property. SPAC does not own, license or otherwise have any right, title or interest in any Intellectual Property. To the Knowledge of SPAC, SPAC does not infringe, misappropriate or violate any Intellectual Property of any other Person.

5.18.        Title to Property. SPAC does not own or lease any real property or, other than cash, personal property. There are no options or other Contracts under which SPAC has a right or obligation to acquire or lease any interest in any real property or personal property.

5.19.        Board Approval; Stockholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board) has unanimously: (a) determined that the Merger is fair to, and in the best interests of, SPAC and the SPAC Stockholders, (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Stockholders vote to approve the SPAC Stockholder Matters. Other than the SPAC Stockholder Approval and SPAC Minority Stockholder Approval, no other corporate proceedings on the part of SPAC is necessary to approve the consummation of the Transactions.

5.20.        State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to and no other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Legal Requirement is applicable to, the Merger and the other Transactions, including the entry by the Company into the SPAC Sponsor Letter Agreement.

5.21.        Brokers. Except as set forth in Section 5.21 of the SPAC Disclosure Letter, SPAC does not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

5.22.        Residency.

(a)               SPAC is a non-Israeli resident company that has no activities in Israel, and its activities are controlled and managed outside of Israel. None of SPAC’s directors and officers is an Israeli resident.

(b)               (i) Neither the SPAC Sponsor (excluding the beneficial owners of any equity interests of the SPAC Sponsor) nor, to the Knowledge of SPAC, any Person who, directly or indirectly, is a registered holder of any, or beneficially owns at least five percent (5%), of the issued and outstanding SPAC Shares is an Israeli resident for Tax purposes. As used in this Section 5.22(b), “beneficial owner” or any variation thereof, including “beneficially own,” shall have the meaning ascribed to it in Rule 13d-3 of the Exchange Act.

5.23.        SPAC Working Capital Notes. There are no outstanding SPAC Working Capital Notes as of the date of this Agreement.

5.24.        Transactions with Related Parties. Except as described in the SPAC SEC Reports or as otherwise set forth on Section 5.24 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and any present or former directors, officers, employees or Affiliates of SPAC or the SPAC Sponsor (or an immediate family member of any of the foregoing), on the other hand.

5.25.        Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN ANY OTHER TRANSACTION AGREEMENT, NONE OF THE GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR THE SPAC SPONSOR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE IV OR BY THE COMPANY IN ANY OTHER TRANSACTION AGREEMENT, NONE OF THE GROUP COMPANIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.            Conduct of Business by the Company and the Company Subsidiaries.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, the issuance of the Price Adjustment Rights or the Capital Restructuring); or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).

(b)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment, the issuance of the Price Adjustment Rights or the Capital Restructuring); or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i)                 sell, assign, lease, sublease, exclusively license, exclusively sublicense, abandon, pledge or otherwise transfer or dispose of or grant any right, title or interest in, to or under, any material assets (including material Company Owned Intellectual Property) of the Group Companies taken as a whole, except (A) in the ordinary course of business or (B) any transaction between the Company or any of its direct or indirect wholly owned Subsidiaries, on the one hand, and any other direct or indirect wholly owned Subsidiary of the Company, on the other hand;

(ii)              except for transactions solely among the Company and any of the Company Subsidiaries: (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity security of any Group Company (other than distributions made by any direct or indirect wholly owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly owned Subsidiaries), or split, combine or reclassify any capital stock or other equity security of any Group Company; (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity security of any Group Company (other than repurchases, redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (C) grant, issue or sell, or authorize the grant, issuance or sale of any capital stock or equity security of any Group Company (other than (x) the issuance of securities upon exercise of Vested Company Options or Company Preferred Warrants that, in either such case, were issued and outstanding as of the date of this Agreement, and (y) the issuance of Company Options under the Company Stock Plan to any new hires or to those individuals set forth on Section 6.1(b) of the Company Disclosure Schedule, provided that the aggregate number of Company Ordinary Shares issuable upon exercise of such Company Options shall not exceed 1,589,995 shares);

(iii)            amend its Governing Documents;

(iv)             (A) make any loans to any Person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; or (B) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $500,000 other than (1) guarantees of any such indebtedness of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of any such indebtedness of the Company, (2) any transaction between the Company or any of its direct or indirect wholly owned Subsidiaries, on the one hand, and any other direct or indirect wholly owned Subsidiary of the Company, on the other hand, and (3) ordinary course trade payables;

(v)               make any individual or series of related capital expenditures or incur any individual or series of related research and development expenses (other than for the payment of salaries in the ordinary course of business to employees or contractors of the Group Companies that are involved in research and development) in excess of $100,000;

(vi)             hire, terminate (without cause), furlough, or temporarily lay off any employee with annual compensation in excess of $250,000, or engage or terminate (without cause) any independent contractor receiving annual payments in excess of $250,000;

(vii)          implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions that would reasonably be expected to implicate the WARN Act;

(viii)        enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of $75,000, in the aggregate;

(ix)             terminate or modify in any material respect any material insurance policy;

(x)               adopt, amend or terminate any Employee Benefit Plan;

(xi)             abandon any patent applications or retire any patent families by failing to file a continuation patent application;

(xii)          enter into or modify any contract with any health care professional, institution, organization or other provider, other than contracts solely relating to the purchase of Products by such health care professional, institution, organization or other provider, other than in the ordinary course of business;

(xiii)        except as required by U.S. GAAP (or any interpretation thereof) or to obtain compliance with PCAOB auditing standards or to upgrade its practices to those suitable for a public company, (A) make any material change in accounting methods, principles or practices or (B) change (or request to change) any material method of accounting for Tax purposes;

(xiv)         (A) take any action outside of the ordinary course of business with respect to its Tax Returns or Tax filing positions that would have the effect of materially increasing Tax on any Group Company, (B) make, change or revoke any material Tax election, (C) file any amended Tax Return, (D) enter into any agreement (including, without limitation, a closing agreement) with respect to Taxes (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) adopt or change any accounting methods, practices or periods for Tax purposes, in each case, except as required by applicable Legal Requirements, (H) request any Tax ruling, entered into any Tax sharing or similar agreement or arrangement (excluding agreements or arrangements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or (I) settle or compromise any material Tax claim or assessment;

(xv)           engage in any material new line of business ;

(xvi)         authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(xvii)      enter into any transaction with any Company Shareholder under which the Company provides to such Company Shareholder any material asset of the Group Companies or any material payment, other than (A) in the ordinary course of business, (B) compensation, benefits and expense reimbursement made or provided to any director, officer, employee or consultant of any Group Company or (C) any transaction or payment that is (1) on arms’ length terms, and (2) approved by a majority of the disinterested members of the Company Board; or

(xviii)    agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xix).

6.2.            Conduct of Business by SPAC.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(a) of the SPAC Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).

(b)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (x) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements; or (z) as set forth in Section 6.2(b) of the SPAC Disclosure Letter, SPAC shall not do any of the following:

(i)                 declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, warrant or other equity security or split, combine or reclassify any capital stock, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(ii)              purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, the Company or any of the Company Subsidiaries;

(iii)            acquire or establish any Subsidiary;

(iv)             grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(v)               enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SPAC;

(vi)             amend its Governing Documents;

(vii)          voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or SPAC or its Subsidiaries;

(viii)        (A) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money; (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; or (D) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that SPAC shall (x) be permitted to incur indebtedness under any SPAC Working Capital Notes in order to meet its reasonable working capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing; and (y) provide the Company with written notice concurrently with its incurrence of any such SPAC Working Capital Notes;

(ix)             except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements (including, for the avoidance of doubt, any changes (including any required restatements of SPAC’s financial statements or SPAC SEC Reports) to SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the SEC Warrant Liability Statement), make any change in accounting methods, principles or practices;

(x)               (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes, in each case other than in the ordinary course of business or required by an applicable Legal Requirement;

(xi)             create any Liens on any material property or material assets of SPAC;

(xii)          liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(xiii)        pay, distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates (other than its Subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses incurred in connection with SPAC or its Subsidiaries;

(xiv)         hire any employee or adopt or enter into any employee benefit plan or compensatory plan, policy, program, agreement, trust or arrangement;

(xv)           modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account; or

(xvi)         agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xiv).

6.3.            Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals set forth on Section 6.3 of the SPAC Disclosure Letter (or such other persons as SPAC may specify by notice to the Company) specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals set forth on Section 6.3 of the Company Disclosure Letter (or such other persons as the Company may specify by written notice to SPAC) specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC, and an e-mail from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1.            Registration Statement; Proxy Statement/Prospectus.

(a)               As promptly as practicable following the execution and delivery of this Agreement, the Company and SPAC shall, in accordance with this Section 7.1, jointly prepare and the Company shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) (i) registration statement on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of the Company Ordinary Shares to be issued in the Reclassification (as adjusted by the Stock Split), the Company Ordinary Shares to be issued as the Merger Consideration, the Company Warrants, the Company Ordinary Shares issuable upon exercise of the Company Warrants, and the Company Ordinary Shares issuable upon the automatic exercise of the Price Adjustment Rights, and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (A) providing the SPAC Stockholders with notice of the opportunity to redeem shares of SPAC Class A Stock (the “SPAC Stockholder Redemption”) and (B) soliciting proxies from the SPAC Stockholders to vote at the SPAC Special Meeting in favor of the SPAC Stockholder Matters.

(b)               Each of the Company and SPAC shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC and (iv) keep the Registration Statement effective for so long as necessary to complete the Reclassification and the Merger. Each of the Company and Merger Sub shall take all actions reasonably necessary to cause the Company to qualify and continue to qualify as a “foreign private issuer” as such term is defined in Rule 405 of Regulation C under the Securities Act and in Rule 3b-4 under the Exchange Act, and to maintain such status through the Closing.

(c)               If, at any time prior to the SPAC Special Meeting, any information relating to SPAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by SPAC or the Company which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Party and each of SPAC and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the SPAC Stockholders.

(d)               The Company and SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws. The Company and SPAC agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. The Company and SPAC shall cause the officers and employees of such Party to be reasonably available, during the Company’s normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

7.2.            SPAC Stockholder Approval.

(a)               SPAC shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by SPAC and the Company (the “SPAC Record Date”) for determining the SPAC Stockholders entitled to attend the SPAC Special Meeting. SPAC shall commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, SPAC shall timely file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each SPAC Stockholder of record as of the SPAC Record Date (such date on which the Proxy Statement/Prospectus is mailed to the SPAC Stockholders, the “Proxy Statement/Prospectus Mailing Date”).

(b)               SPAC shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the SPAC Stockholders (the “SPAC Special Meeting”) for the purpose of obtaining the approval of the SPAC Stockholder Matters, which meeting shall be held not more than twenty-five (25) U.S. Business Days after the Proxy Statement/Prospectus Mailing Date and in any event at least four (4) days prior to the Outside Date. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Special Meeting. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Stockholder Matters at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Stockholder Matters and, if requested by the Company, engaging a proxy solicitor reasonably acceptable to the Company to solicit proxies from the SPAC Stockholders providing the approval of the SPAC Stockholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. The SPAC Board shall not (and no committee or subgroup of the SPAC Board shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation.

(c)               Notwithstanding anything to the contrary contained in this Agreement, SPAC shall not postpone or adjourn the SPAC Special Meeting except in accordance with this Section 7.2(c). SPAC shall be entitled to and, in the case of the following clauses (ii), (iii), (iv) and (v), at the request of the Company, SPAC shall postpone or adjourn the SPAC Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the SPAC Stockholders prior to the SPAC Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.3(d) would not be satisfied at the Closing; (iv) to seek withdrawals of redemption requests from the SPAC Stockholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.2(e) would not be satisfied at the Closing; or (v) in order to solicit additional proxies from the SPAC Stockholders for purposes of obtaining approval of the SPAC Stockholder Matters if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), the SPAC Shares voted by proxy are not sufficient to approve the SPAC Stockholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clause (i) or (ii) the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Special Meeting to a date that is later than four (4) U.S. Business Days prior to the Outside Date.

7.3.            Company Shareholder Approval. The Company shall use commercially reasonable efforts to obtain from the Company Shareholders, promptly after the Proxy Statement/Prospectus Mailing Date, the Company Shareholder Approval. In furtherance of the foregoing covenant, the Company shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the Company Shareholders (the “Company Special Meeting”) for the purpose of obtaining the approval of the Company Shareholder Matters, which meeting shall be held not more than twenty-five (25) U.S. Business Days after the Proxy Statement/Prospectus Mailing Date and in any event at least four (4) U.S. Business Days prior to the Outside Date.

7.4.            Certain Regulatory Matters.

(a)               Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make all filings, notices, waiver requests, applications and other submissions, other than any Specified Filing, to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions, other than any Specified Governmental Approvals, that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or, to the knowledge of such Party, any of its Related Parties from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or, to the knowledge of such Party, its Related Parties to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or, to the knowledge of such Party, any of its Related Parties, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals.

(b)               The Company shall use commercially reasonable efforts to obtain from the ITA the Merger Consideration Tax Ruling and the Price Adjustment Right Tax Ruling (collectively, the “Specified Governmental Approvals”). SPAC shall reasonably cooperate with the Company with respect to obtaining the Specified Governmental Approvals. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Company shall make all filings, notices, waiver requests, applications and other submissions to the ITA that have not been made prior to the execution of this Agreement and that are necessary or advisable in connection with the Specified Governmental Approvals (the “Specified Filings”). SPAC will promptly furnish to the Company such information and assistance as the Company may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning SPAC Sponsor). Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Specified Governmental Approvals, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Specified Governmental Approvals, other than any such communications made prior to the execution of this Agreement. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall keep the SPAC reasonably apprised of the progress with respect to obtaining the Specified Governmental Approvals. In connection with obtaining any Specified Governmental Approval, each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(b) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Governmental Approvals.

(c)               Nothing in this Section 7.4 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(d)               Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, any Specified Governmental Approval or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne fifty percent (50%) by the Company and fifty percent (50%) by SPAC.

7.5.            Other Filings; Press Release.

(a)               As promptly as practicable after execution of this Agreement (and in any event without four (4) Business Days), SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b)               Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.

(c)               At least three (3) days prior to Closing, SPAC shall prepare, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and SPAC shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, SPAC and the Company shall issue the Closing Press Release, and as soon as practicable thereafter but in any event within four (4) Business Days after Closing, file the Closing Form 8-K with the SEC.

7.6.            Confidentiality; Communications Plan; Access to Information.

(a)               The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)               SPAC and the Company shall reasonably cooperate to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) in the case of the Company, (A) internal announcements to employees of any of the Group Companies or (B) communications to suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.5 or this Section 7.6(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.

(c)               From the date hereof until the Closing, the Company will use commercially reasonable efforts to afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable advance notice, to the properties, books, records and personnel of the Group Companies, as SPAC may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies; provided, further, that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Group Companies (and in that case, the Company shall use commercially reasonable efforts to offer reasonable accommodations to SPAC to afford SPAC reasonable access to such individuals or information). From the date hereof until the Closing, SPAC will use commercially reasonable efforts to afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC; provided, further, that such access may be limited to the extent SPAC reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of SPAC (and in that case, SPAC shall use commercially reasonable efforts to offer reasonable accommodations to the Company to afford the Company reasonable access to such individuals or information). Notwithstanding anything to the contrary set forth in this Section 7.6(c), no Party shall be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (i) through (iii).

7.7.            Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.4, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; and (b) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control over their respective assets, properties and capital stock.

7.8.            Company and SPAC Securities Listings.

(a)               From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for shares of SPAC Class A Stock, Public Warrants and SPAC Units to be listed on, NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the shares of SPAC Class A Stock, Public Warrants and SPAC Units to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

(b)               From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.

(c)               The Company will use its commercially reasonable efforts to: (i) cause the Company’s initial listing application with NASDAQ in connection with the Transactions to have been approved; (ii) satisfy all applicable initial listing requirements of NASDAQ; and (iii) cause the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including in the Reclassification and in the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.

7.9.            No Claim Against Trust Account. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 001-39813) on December 21, 2020 (the “SPAC Prospectus”). Each of the Company and Merger Sub acknowledges, agrees and understands that SPAC’s Trust Account contains the proceeds of its initial public offering and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC Shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay for any franchise and income taxes and up to $100,000 in dissolution expenses, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, none of the Company nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representative or Affiliates may have against the Trust Account (including distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and agrees that it will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

7.10.        No Solicitation.

(a)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with a Company Acquisition Proposal or any other request that would reasonably be expected to lead to a Company Acquisition Proposal; (iii) enter into any Contract or understanding regarding a Company Acquisition Proposal; or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage or facilitate any effort or attempt by any Person to do or seek to do any of the foregoing. The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any Company Acquisition Proposal or other discussions or negotiations that would be reasonably expected to constitute or lead to a Company Acquisition Proposal.

(b)               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall direct the SPAC Sponsor not to, and shall direct its and their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, directly or indirectly, any inquiry, proposal or offer (written or oral) by, or provide any information to, any Person (other than the Company, Merger Sub and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of, by or otherwise involving SPAC, or any recapitalization or other business combination transaction involving SPAC (each, a “SPAC Acquisition Proposal”); (ii) furnish or disclose any non-public information to any Person in connection with a SPAC Acquisition Proposal; (iii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than the Company and its Representatives) concerning any SPAC Acquisition Proposal, except to inform such Person of SPAC’s obligations under this Section 7.10; (iv) enter into any Contract or understanding regarding a SPAC Acquisition Proposal; (v) commence, continue or renew any due diligence investigation regarding a SPAC Acquisition Proposal; (vi) prepare or take any steps in connection with an offering of any securities of SPAC (or any successor of SPAC); or (vii) otherwise cooperate in any way with, or assist or participate in, or knowingly encourage or facilitate any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Acquisition Proposal or other discussions or negotiations that would be reasonably expected to constitute or lead to a SPAC Acquisition Proposal.

Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Affiliates’ Representatives receives any inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company or any of its Representatives) or SPAC Acquisition Proposal (in the case of SPAC or any of its Representatives) (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Acquisition Proposal (in the case of the Company) or SPAC Acquisition Proposal (in the case of SPAC) such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

(c)               For purposes of this Agreement, “Company Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than SPAC and its Representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 25% or more of the Outstanding Company Equity Securities or (B) 25% or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (ii) any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, 25% or more of the Outstanding Company Equity Securities or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person (other than SPAC) would own, directly or indirectly, 25% or more of the equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity.

7.11.        Trust Account. During the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article IX, SPAC shall not amend the Trust Agreement in any material respect, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account except in accordance with the Trust Agreement and SPAC’s Governing Documents. Upon satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall: (i) cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) make all appropriate arrangements to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable to: (A) each SPAC Stockholder who properly elects to have such SPAC Stockholder’s SPAC Class A Stock redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) pay all SPAC Transaction Costs and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.12.        Director and Officer Matters.

(a)               The Company and the Surviving Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing until the six (6) year anniversary of the Closing. For a period of six (6) years from the Closing Date, (i) the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) the Surviving Company shall not amend, repeal or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party and (iii) the Company shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b)               Prior to the Closing, SPAC shall purchase a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by SPAC’s directors’ and officers’ liability insurance policies on substantially similar terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing. The Surviving Company shall maintain the SPAC D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).

(c)               Prior to the Closing, the Company shall purchase a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company currently covered by the Company’s directors’ and officers’ liability insurance policies on substantially similar terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement for the seven (7)-year period following the Closing. The Company shall maintain the Company D&O Tail Policy in full force and effect for its full term, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(c).

(d)               The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.

(e)               If the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.12.

7.13.        Tax Matters.

(a)               Notwithstanding anything herein to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by SPAC. Unless otherwise required by applicable Legal Requirement, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).

(b)               The Parties intend that, for U.S. federal income tax purposes, (i) the Merger will constitute a “reorganization” described in Sections 368(a) of the Code, (ii) any disposition of SPAC Shares or SPAC Warrants pursuant to Section 3.2 (other than by a person that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of the Company that does not enter into a five (5)-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) qualify for an exception to Section 367(a)(1) of the Code, and (iii) the Merger will not cause the Company to be treated as a domestic corporation pursuant to Section 7874(b) of the Code, nor will the Merger cause the Company to be treated as a “surrogate foreign corporation” (collectively, the “Intended Tax Treatment”). No Party shall take or cause to be taken any action not contemplated by this Agreement that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. Each Party shall report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment, and shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by Legal Requirements.

(c)               The Company shall cause the SPAC to comply with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) unless otherwise required by Legal Requirements.

(d)               The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(e)               On the Closing Date, SPAC shall provide the Company with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and (h), and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each in form and substance reasonably acceptable to the Company; provided that notwithstanding anything to the contrary, in the event SPAC fails to deliver such certificate, the Transaction shall nonetheless be able to close and the Company shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.

(f)                Immediately following the Effective Time, the Company shall contribute, as a capital contribution from the Company to SPAC, all of the issued and outstanding shares of capital stock of Memic Inc. to the SPAC in exchange for shares of SPAC, such that Memic Inc. shall become a wholly-owned subsidiary of SPAC.

7.14.        Subscription Agreements. The Company will not amend the Subscription Agreements or waive any provision thereof without the prior written consent of SPAC.

7.15.        Section 16 Matters. Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999.

7.16.        Board of Directors. The Company will use commercially reasonable efforts to take all actions reasonably necessary to, and SPAC shall reasonably cooperate with the Company to, cause the Company Board, immediately after the Effective Time (the “Closing Company Board”) to consist of seven (7) directors, which shall include (a) three (3) non-executive directors designated by the Company (the “Company Directors”), and one (1) additional director designated by the Company, subject to the approval of SPAC (the “Company Independent Director”), and (b) two (2) non-executive directors designated solely by SPAC (the “SPAC Directors”), and one (1) additional director designated by SPAC, subject to the approval of the Company (the “SPAC Independent Director”); provided that at least a majority of the authorized number of directors on the Closing Company Board shall qualify as “independent directors” pursuant to NASDAQ listing standards. The Parties currently expect that (i) the initial SPAC Directors and SPAC Independent Director will be the individuals set forth on Section 7.16 of the SPAC Disclosure Letter, and (ii) that the initial Company Directors and Company Independent Director will be the individuals set forth on Section 7.16 of the Company Disclosure Letter. In furtherance of SPAC’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, SPAC shall provide the Company with duly completed director questionnaires with respect to the SPAC Directors and SPAC Independent Director in form and substance reasonably acceptable to the Company along with a biography of the SPAC Directors and SPAC Independent Director suitable for inclusion in the Proxy Statement/Prospectus.

7.17.        Incentive Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval, the “Incentive Equity Plan”, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the Company, to be effective upon and following the Closing, to hire and incentivize its and its Subsidiaries’ directors, managers, executives and other employees, and at the Closing shall reserve thereunder a total pool of awards of Company Ordinary Shares equal to fifteen percent (15%) of the Post-Closing Fully-Diluted Share Amount; provided, however that such fifteen percent (15%) pool shall include, for the avoidance of doubt, any Company Ordinary Shares issued or issuable under any equity awards made pursuant any Company equity incentive plan (including, without limitation, the Incentive Equity Plan and the Company Stock Plan) during the period following the date of this Agreement and prior to the Closing Date other than any Company Ordinary Shares issued or issuable under any equity awards made pursuant to any Company equity incentive plan (including, without limitation, the Incentive Equity Plan and the Company Stock Plan) expressly permitted or contemplated by Section 6.1(b)(ii). As soon as practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the Incentive Equity Plan.

7.18.        Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from a “big four” accounting firm PCAOB compliant audited financial statements for the Company’s fiscal year ending December 31, 2020, as well as such other financial statements of the Company that are required to be included in the Registration Statement, in each case, that satisfy SEC filing requirements for the Registration Statement (including the Proxy Statement/Prospectus) and are prepared in accordance with U.S. GAAP (the “Required Financial Statements”). From the date hereof until the Proxy Statement/Prospectus Clearance Date, the Company will deliver to SPAC accurate copies of any unaudited, unreviewed management accounts and financial statements of the Company that are delivered to the Company Board in the ordinary course of business, with such delivery to occur promptly following their delivery to the Company Board within a reasonable period of time following the end of each fiscal quarter of the Company ending after the date of this Agreement and prior to the Proxy Statement/Prospectus Clearance Date. The Company makes no representation or warranty to SPAC with respect to the information included in any such management accounts or financial statements.

7.19.        Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate each agreement listed on Schedule II without any liability being imposed on SPAC or any Group Company.

7.20.        Repayment of SPAC Notes. At the Closing, SPAC shall repay all amounts owed under the SPAC Working Capital Notes, if any.

7.21.        Disclosure of Certain Matters. Each Party shall promptly provide the other Parties with written notice of: (a) any event, development or condition of which it obtains knowledge that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.22.        Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, any other Transaction Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened in writing, against SPAC or the members of its board of directors prior to the Closing, SPAC shall promptly notify the other Parties of any such stockholder litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such litigation, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such litigation and shall consider in good faith the advice of the other Parties with respect to any such litigation.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1.            Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)               At the SPAC Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval) shall have been obtained.

(b)               At the Company Special Meeting (including any adjournments thereof), the Company Shareholder Approval shall have been obtained.

(c)               There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the Transactions.

(d)               The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(e)               The Company Ordinary Shares issuable in the Reclassification (as adjusted by the Stock Split) and the Company Ordinary Shares issuable as the Merger Consideration, as well as the Company Warrants to be issued in connection with the Closing, shall be approved for listing upon the Closing on NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC), subject to notice of official issuance.

8.2.            Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)               (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); (ii) the representation and warranty set forth in Section 5.7 shall be true and correct at and as of the Closing as though made at and as of the Closing; and (iii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (iii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b)               SPAC shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c)               Since the date of this Agreement, there shall not have occurred any SPAC Material Adverse Effect that exists as of the Closing.

(d)               SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) (the “SPAC Closing Certificate”).

(e)               Available Cash shall equal or exceed $250,000,000.00.

(f)                SPAC shall have at least $5,000,001.00 of net tangible assets following the SPAC Stockholder Redemption.

(g)               SPAC shall have delivered, or shall have caused to be delivered, to the Company those items to be delivered to the Company on or prior to the Closing set forth in Section 2.4(a)(i) and (vi).

8.3.            Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)               (i) The Fundamental Representations of the Company and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct at and as of the Closing as though made at and as of the Closing; and (iii) all other representations and warranties of the Company and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failure of such representations and warranties of the Company and Merger Sub to be so true and correct has not had and would not reasonably be expected to have, individually and in the aggregate, a Company Material Adverse Effect; provided that for purposes of this Section 8.3(a), no event that is contemplated by the distribution of the Price Adjustment Rights or the Capital Restructuring shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties of the Company or Merger Sub.

(b)               Each of the Company and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)               Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that exists as of the Closing.

(d)               The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) (the “Company Closing Certificate”);

(e)               The Company shall have delivered, or shall have caused to be delivered, to SPAC those items to be delivered to SPAC on or prior to the Closing set forth in Section 2.4(b)(i) and (iv);

(f)                The Aggregate SPAC Stockholder Redemption Payments Amount shall not exceed fifty percent (50%) of the aggregate amount of cash contained in the Trust Account immediately prior to the Closing and the payment of such Aggregate SPAC Stockholder Redemption Payments Amount; and

(g)               Each Key Company Shareholder shall have entered into the Lock-Up Agreement with the Company.

Article IX
TERMINATION

9.1.            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual written agreement of SPAC and the Company;

(b)               by either SPAC or the Company if the Closing shall not have occurred by March 11, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)               by either SPAC or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transactions illegal or permanently prohibiting the Transactions, including the Merger;

(d)               by the Company, if any representation or warranty of SPAC set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if SPAC breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by SPAC is curable by SPAC prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured or (B) if such breach by SPAC is cured during such 30 day period);

(e)               by SPAC, if any representation or warranty of the Company or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if the Company or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by the Company or Merger Sub, as applicable, prior to the Outside Date, then SPAC must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period);

(f)                by the Company, if, at the SPAC Special Meeting (after taking into account any adjournments thereof), the SPAC Stockholder Approval (including the SPAC Minority Stockholder Approval) is not obtained;

(g)               by SPAC, if the Company shall not have obtained the Company Shareholder Approval by the date of the SPAC Special Meeting; and

(h)               by SPAC, if the Company has not delivered to SPAC, by October 12, 2021, the Required Financial Statements.

9.2.            Notice of Termination; Effect of Termination.

(a)               Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)               In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.6, Section 7.9, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach or Fraud.

Article X

NO SURVIVAL

10.1.        No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Fraud.

Article XI

GENERAL PROVISIONS

11.1.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:
c/o SPAC MedTech Acquisition Corporation 600 Fifth Avenue, 22nd Floor New York, NY 10022 Attention: Christopher C. Dewey Email: ccdewey@gmail.com with a copy to (which shall not constitute notice):
Foley & Lardner LLP 100 N Tampa St Suite 2700 Tampa, FL 33602 Attention: Kevin Shuler Phone: 813.225.5441 Email: kshuler@foley.com
and
Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Attention: Clifford M.J. Felig Phone: +972-3-610-3100 Email: cfelig@meitar.com if to the Company or Merger Sub to:
Memic Innovative Surgery Ltd. Address: 6 Yonatan Netanyahu Or Yehuda 6037604, Israel Attention: Dvir Cohen, CEO Phone: +972 9 788-2655 Email: dvirco@memicmed.com with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:    Robert L. Grossman; Daniella G. Silberstein

Phone:          305-579-0756; 305-579-0592

Email:             grossmanb@gtlaw.com; silbersteind@gtlaw.com

And
Tadmor Levy & Co. 5 Azrieli Center, Square Building, 34th Floor 132 Begin Road, Tel Aviv 6701101, Israel Attention: Elie Sprung, Adv. Phone: +972-36846000 Email: elie@tadmor-levy.com or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2.        Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available,” “provided” or “delivered,” to the extent such materials have been “made available,” “provided” or “delivered” by the Company to the SPAC, mean that the subject documents or other materials were included in and available in the VDR at least two (2) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day (or, if the applicable period is measured by reference to Israeli Business Days or U.S. Business Days, the next succeeding Israeli Business Day or U.S. Business Day). References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contracts shall include any amendments thereto. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3.        Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4.        Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, SPAC Disclosure Letter, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12, Section 11.14 and this Section 11.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, this Section 11.4.

11.5.        Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.6.        Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7.        Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8.        Consent to Jurisdiction; Waiver of Jury Trial.

(a)               Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party waives, and shall not assert as a defense in any legal dispute, that: (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Party’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)               TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9.        Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11.    Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

11.12.    Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

11.13.    Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such provision as contemplated herein.

11.14.    Non-Recourse.

(a)               This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named Parties. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company, SPAC or Merger Sub shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(b)               Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

11.15.    Legal Representation. The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “SPAC Counsel Waiving Parties”), that Foley & Lardner LLP (or any successor) and/or Meitar Law Offices (“SPAC Counsel”) may represent the stockholders or holders of other equity interests of SPAC, the SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to SPAC Counsel’s prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the SPAC Sponsor, SPAC, or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and SPAC Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Merger.

11.16.    Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of Company Disclosure Letter or SPAC Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter or SPAC Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MEMIC INNOVATIVE SURGERY LTD.

By:	/s/ Dvir Cohen
Name: Dvir Cohen
Title: CEO

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MAESTRO MERGER SUB, INC.

By:	/s/ Dvir Cohen
Name: Dvir Cohen
Title: President

[Signature Page to Business Combination Agreement]

2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

MEDTECH ACQUISITION CORPORATION

By:	/s/ Karim Karti
Name: Karim Karti
Title: Chairman

[Signature Page to Business Combination Agreement]

3

SCHEDULE I
KEY COMPANY SHAREHOLDERS

1.	Ariel Scientific Innovations Ltd.
2.	Boaz Ben-Moshe
3.	Nir Shvalb
4.	U.M Accelmed Medical Partners L.P.
5.	Mivtach Shamir Technologies (2000) Ltd.
6.	Peregrine VC Investments II (Israel) L.P.
7.	Peregrine VC Investments II (US Investors) LP
8.	Peregrine VC Investments II (Other Investors) LP
9.	Peregrine VC Investments III (IL) L.P.
10.	Peregrine VC Investments III (Other Investors), L.P.
11.	Peregrine VC Investments III (U.S. Investors), L.P.
12.	Peregrine Ventures Management Ltd.
13.	Peregrine VC Investments IV (IL) L.P.
14.	Peregrine VC Investments IV (US Investors) L.P.
15.	Peregrine VC Investments IV (Other Investors) L.P.
16.	Peregrine Ventures Growth GP L.P.
17.	Incentive II Management Ltd.
18.	OurCrowd (Investment in Memic) L.P.
19.	OurCrowd International Investment II, L.P.
20.	OurCrowd International Investment III L.P.
21.	OurCrowd 50 III L.P.
22.	OurCrowd GP Investment Fund, L.P.
23.	OurCrowd 50 II L.P.
24.	OurCrowd Squared II L.P.
25.	OurCrowd Squared L.P.
26.	OurCrowd 50 L.P.
27.	OurCrowd Nominee L.P.
28.	Aegis Special Situations Fund LLC – Series Medtech II
29.	Doing 4 S.R.L.
30.	John L. Colton Trust
31.	Highline Investments LLC
32.	Maurice Ferre

Schedule I

SCHEDULE II
TERMINATION OF SPAC AGREEMENTS

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Exhibit A

SPAC SPONSOR LETTER AGREEMENT

August 12, 2021

MedTech Acquisition Corporation

600 Fifth Avenue, 22nd Floor

New York, NY 10022

Memic Innovative Surgery Ltd.

6 Yonatan Netanyahu,
Or Yehuda 6037604, Israel

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (“Sponsor Letter Agreement”) is being delivered in accordance with that certain Business Combination Agreement (“BCA”), dated on or about the date hereof, by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”), pursuant to which Merger Sub will merge with and into SPAC (“Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company. Capitalized terms used in this Sponsor Letter Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In order to induce the Company and SPAC to enter into the BCA and proceed with the Merger and in recognition of the benefit that the Merger will confer on the undersigned, in consideration for the covenants and inducements made by the SPAC Sponsor pursuant to this Sponsor Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “SPAC Sponsor”), the Company, the undersigned individuals, each of whom is a member of SPAC’s board of directors or its management team (each, an “Insider” and collectively, the “Insiders”), and SPAC agree to the following. Each of the SPAC Sponsor, the Company, the Insiders and SPAC are referred to herein as a “Party” and collectively as the “Parties.”

1.             The SPAC Sponsor and each Insider will (i) vote all shares of Class B common stock of SPAC, par value $0.0001 per share (“Sponsor Shares”), and all shares of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Shares”) (including all SPAC Shares issuable upon the conversion of Sponsor Shares and all SPAC Shares underlying units of SPAC) beneficially owned by him, her or it in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger, (ii) when such meeting of stockholders is held, appear at such meeting or otherwise cause the Sponsor Shares and SPAC Shares beneficially owned by him, her or it to be counted as present thereat for the purpose of establishing a quorum and (iii) vote all Sponsor Shares and SPAC Shares beneficially owned by him, her or it against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or result in a breach of any covenant or other obligation or agreement of the SPAC Sponsor or any Insider contained in this Sponsor Letter Agreement. The obligations of the SPAC Sponsor and each Insider specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the SPAC Board (as defined in BCA).

2.             The SPAC Sponsor and each Insider agrees that the Sponsor Shares and SPAC Shares beneficially owned by him, her or it may not be sold, transferred, pledged, encumbered, assigned, hedged, swapped, converted or otherwise disposed of (collectively, “Transferred”) prior to the Effective Time, (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, and the SPAC Sponsor and each Insider agree not to enter into any Contract or option with respect to the Transfer of any Sponsor Shares or SPAC Shares; provided, however, that the foregoing shall not apply to any transfer (i) to SPAC’s officers or directors, any Affiliates or family member of any of SPAC’s officers or directors, any members of SPAC Sponsor or their Affiliates, or any Affiliates of SPAC Sponsor; (ii) by private sales or transfers made in connection with the transactions contemplated by the BCA; and (iii) by virtue of the SPAC Sponsor’s organizational documents upon liquidation or dissolution of the SPAC Sponsor; provided, that any transferee of any transfer of the type set forth in clauses (i) through (iii) must enter into a written agreement with the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by paragraphs 1-3 of this Sponsor Letter Agreement prior to the occurrence of such transfer. Any Transfer in violation of this Section 2 with respect to the Sponsor Shares or SPAC Shares shall be null and void.

3.            SPAC Sponsor and each Insider acknowledges that he, she or it is a party to a letter agreement with SPAC dated on or about December 17, 2020 (“Existing Letter Agreement”), which includes, among other things, an agreement to vote the Sponsor Shares and SPAC Shares in favor of a Business Combination (as defined in the Existing Letter Agreement), transfer restrictions with respect to the Sponsor Shares and SPAC Shares, a waiver of their redemption rights with respect to shares of Capital Stock (as defined in the Existing Letter Agreement) owned by them in connection with the consummation of a Business Combination or a stockholder vote to approve certain amendment to the Charter (as defined in the Existing Letter Agreement), and a waiver of any and all right, title, interest or claim of any kind in or to any monies held in the Trust Account (as defined in the Existing Letter Agreement) or any other asset of SPAC. SPAC Sponsor and each Insider acknowledges and agrees that this Sponsor Letter Agreement is made in addition to, and does not otherwise amend, modify, terminate, or replace, the Existing Letter Agreement.

4.            As and when requested, the Company and SPAC shall deliver to the SPAC Sponsor a representation letter supporting the Intended Tax Treatment, in substantially the form attached hereto.

5.            Immediately following the consummation of the Merger, the SPAC shall contribute at least fifty percent (50%) of its total cash and liquid assets (after taking into account the payment of the Aggregate SPAC Stockholder Redemption Payments Amount and payment of expenses incurred by the SPAC in connection with the Merger) to Memic Inc., in exchange for such number of shares of capital stock of Memic Inc. representing an 80% or greater interest in Memic Inc., as calculated based on the book value of such capital stock on the Closing Date. Memic Inc. shall use the cash and other liquid assets contributed in this Section 5 to either make loans to the Company for use by the Company in its business activities or for use by Memic Inc. in its business activities. Notwithstanding the foregoing, the SPAC shall be permitted to make any distribution permitted under Section 6.b. below prior to the foregoing contribution.

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6.            During the two-year period beginning on (and including) the Closing Date, the Company shall use reasonable best efforts to comply with the following covenants:

a.            The Company shall not cause, and shall not permit any Subsidiary of the Company to cause, SPAC to be dissolved, liquidated, or otherwise cease to be treated as a corporation for U.S. federal income tax purposes.

b.            The SPAC shall not distribute to the Company an aggregate amount greater than (i) $125,000,000, minus (ii) the Aggregate SPAC Stockholder Redemption Payments Amount paid out of the Trust Account in connection with the Merger.

c.            The Company shall not dispose of, and shall not cause or permit any member of the “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)) of the Company (the “Company Qualified Group”) to dispose of, any SPAC Shares or any shares of capital stock of Memic Inc., other than as a result of a transfer to a member of the Company Qualified Group. For the avoidance of doubt, the term “Company Qualified Group” includes the Company itself.

d.            The aggregate value of the assets of SPAC used during such two-year period for purposes other than Permitted Uses shall not exceed the greater of (i) fifty percent (50%) of the sum of the SPAC Cash and the Aggregate SPAC Stockholder Redemption Payments Amount, or (ii) the Aggregate SPAC Stockholder Redemption Payments Amount. For this purpose, a “Permitted Use” is a use for one or more of the following purposes: (1) funding investments (other than investments in debt instruments or equity instruments issued by a member of the Company Qualified Group) or other business activities to be conducted by SPAC; or (2) transferring cash or other property to members of the Company Qualified Group via “arm’s length” loans or equity investments for the purpose of funding the business operations of the Company Qualified Group (provided that the interest rate under any such loans may be greater than or equal to the Applicable Federal Rate pursuant to Internal Revenue Code Section 1274(d) and applicable Treasury Regulations applicable to such loans and may be subject to adjustment to conform to applicable transfer pricing rules). For the avoidance of doubt, the use of SPAC assets to (i) redeem shares of SPAC Class A Stock pursuant to the SPAC Stockholder Redemption or (ii) fund any payments, directly or indirectly, to Company shareholders, is not a Permitted Use, and the contribution by the SPAC to Memic Inc. provided for in Section 5 above is a Permitted Use.

e.            Notwithstanding anything herein to the contrary, the Company shall notify the SPAC Sponsor in writing (in sufficient detail) prior to the use of any SPAC Cash other than for Permitted Uses.

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7.            Each Party shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. Each Party shall report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment, unless otherwise required by Legal Requirements. As of the date hereof, no Group Company is aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment. If after the date hereof and prior to the Closing Date a Group Company becomes aware of any agreement or plan of a Group Company that would prevent the Merger from qualifying for the Intended Tax Treatment, the Company shall promptly notify the other Parties in writing.

8.            The Company and SPAC shall promptly notify SPAC Sponsor following receipt of any notice by the Company, SPAC or any of their respective Affiliates of any Legal Proceeding initiated by any Governmental Entity in respect of, or otherwise investigating, challenging or disputing the position that the Merger qualifies for the Intended Tax Treatment (a “Tax Claim”). Such notification shall specify in reasonable detail the basis for such Legal Proceeding and shall include a copy of the relevant portion of any correspondence received from the applicable Governmental Entity. To the extent any such Tax Claim relates to issues other than Section 7874, SPAC Sponsor shall have the right to fully defend, settle or compromise any such Tax Claim at its sole cost and expense with respect to such defense, and the Company and SPAC shall file with the applicable Governmental Entity any powers of attorney or similar authorities reasonably requested by SPAC Sponsor; provided, however, that (i) SPAC Sponsor shall have provided the Company and SPAC with written notice electing to control such Tax Claim within thirty (30) days after receiving written notice from the Company or SPAC of such Tax Claim, (ii) SPAC Sponsor shall provide the Company and SPAC with a timely and reasonably detailed account of the progress of such Tax Claim, (iii) the Company and SPAC shall have the right to attend proceedings and conferences and participate with respect to such Tax Claim, and (iv) SPAC Sponsor shall consider in good faith any reasonable comments received in writing from the Company or SPAC prior to settling, compromising or ceasing to defend any such Tax Claim. To the extent any Tax Claim relates solely to Section 7874, the Company and SPAC shall have the right to fully defend, settle or compromise such Tax Claim; provided, however, that (i) the Company and SPAC shall have provided the SPAC Sponsor with written notice of the commencement of such Tax Claim and with timely and reasonably detailed accounts of the progress of such Tax Claim, and (ii) the Company and SPAC shall not negotiate or contest such Tax Claim in a manner that is intentionally designed to result in a less favorable resolution with respect to any Tax Claim that relates to issues other than Section 7874. The Company and SPAC shall not settle, compromise, appeal any adverse determination in or abandon any Tax Claim without obtaining the prior written consent of SPAC Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the foregoing covenants and right to control and defend shall be limited solely to the extent any Governmental Entity challenges the Intended Tax Treatment or any item, matter or circumstance that could reasonably impact the Intended Tax Treatment (which, for the avoidance of doubt, could be part of a more expansive Legal Proceeding), and shall not apply to any other Legal Proceeding related to Taxes of the Company and SPAC. In the event of any Tax Claim (whether initiated at the level of the SPAC Sponsor or at the level of the Company, the SPAC, or any of their respective Affiliates), the Company, the SPAC, and their respective Affiliates shall reasonably cooperate with SPAC Sponsor. Such cooperation shall include the provision of records and information reasonably requested by SPAC Sponsor in connection with such Tax Claim and making their respective employees, officers, advisors, agents, and representatives available to SPAC Sponsor on a mutually convenient basis to provide additional information and explanation.

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9.            After the Closing Date, the Company shall cause SPAC to comply with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6) unless otherwise required by Legal Requirements.

10.           With respect to each taxable year of the Company ending after the Closing Date, the Company shall use reasonable best efforts to (i) determine if it is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for such taxable year, and (ii) make such determination within one hundred twenty (120) days after the end of such taxable year. If the Company determines that it is a PFIC for a taxable year ending after the Closing Date, the Company shall use reasonable best efforts to timely provide to its shareholders all information (for such taxable year and for subsequent taxable years) with respect to the Company and its Subsidiaries that is reasonably necessary for any such shareholder (or any direct or indirect owner of such shareholder) to make and maintain a qualified electing fund election pursuant to Section 1295 of the Code with respect to the Company (and any of its Subsidiaries that is a PFIC).

11.          Effective as of immediately prior to the conversion of the Sponsor Shares in connection with the consummation of the Transactions, the SPAC Sponsor and the Insiders hereby irrevocably and unconditionally relinquish and waive (the “Waiver”) any and all rights that the SPAC Sponsor or any Insider has or will have under Article Fourth, Section 4.3(b)(ii) of the SPAC’s amended and restated certificate of incorporation (the “Charter”) to receive SPAC Shares in excess of the number issuable at the Initial Conversion Ratio (as defined in the Charter) (the “Excess Shares”) as a result of any adjustment in connection with the Transactions. Each of the SPAC Sponsor and each Insider agrees that, to the extent the SPAC Sponsor or such Insider receives any Excess Shares as a result of any adjustment in connection with the Transactions, the SPAC Sponsor or such Insider, as applicable, shall promptly return or cause the return of such shares to SPAC for cancellation. In the event the BCA is terminated in accordance with its terms, the Waiver shall be void and of no force and effect.

12.           The SPAC Sponsor hereby represents and warrants to the Company as follows:

a.            The execution, delivery and performance by the SPAC Sponsor and each Insider of this Sponsor Letter Agreement and the consummation by the SPAC Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any SPAC Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of the SPAC Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time.

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b.            As of the date of this Agreement, the SPAC Sponsor and the Insiders (i) own exclusively of record and have good and valid title to 6,250,000 Sponsor Shares and zero (0) SPAC Shares (excluding, for such purposes, SPAC Shares issuable upon conversion of Sponsor Shares), free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Sponsor Letter Agreement, (B) applicable securities Legal Requirements, and (C) SPAC’s Governing Documents, and (ii) have the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Sponsor Shares and SPAC Shares, and neither the SPAC Sponsor and the Insiders own, directly or indirectly, any other Sponsor Shares or SPAC Shares.

c.            The SPAC Sponsor and the Insiders have the power, authority and capacity to execute, deliver and perform this Sponsor Letter Agreement and this Sponsor Letter Agreement has been duly authorized, executed and delivered by the SPAC Sponsor.

13.           This Sponsor Letter Agreement and the Existing Letter Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties.

14.           No Party may assign its rights or obligations under this Sponsor Letter Agreement without the prior written consent of all the other Parties. Any purported assignment in violation of the immediately preceding sentence shall be null and void. This Sponsor Letter Agreement shall be binding on the Parties and their permitted assigns.

15.           During the period from the date of this Sponsor Letter Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, neither the SPAC Sponsor nor any Insider shall, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with a SPAC Business Combination (except that the SPAC Sponsor or any insider shall be permitted to disclose non-public information about the Company to its limited partners, members, or shareholders of the limited purpose of securing the corporate or other power and authority to execute and perform this Sponsor Letter Agreement, provided the SPAC Sponsor an any Insider takes reasonable efforts to cause such Persons to comply with this Section 15); or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The SPAC Sponsor and each Insider shall immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination. If the SPAC Sponsor or any Insider or any of their Affiliates receives any inquiry or proposal regarding a SPAC Acquisition Proposal, then such SPAC Sponsor or Insider shall, to the extent legally and contractually permitted: (A) notify the Company promptly (and in any event within twenty-four (24) hours) following receipt by such SPAC Sponsor or any Insider of any SPAC Acquisition Proposal, and describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications or other material developments with respect to such SPAC Acquisition Proposal or information. The SPAC Sponsor and each Insider also agrees that, immediately following the execution of this Sponsor Letter Agreement, the SPAC Sponsor and each Insider shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a SPAC Acquisition Proposal.

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16.           Notwithstanding anything in this Agreement to the contrary, (i) neither of the SPAC Sponsor nor any Insider shall be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), other shareholders of the Company, employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 15, and (ii) neither the SPAC Sponsor nor any Insider makes any representations or warranties with respect to the actions of any of the Company Related Parties.

17.           The SPAC Sponsor and each Insider agree not to take any action that would make any representation or warranty of the SPAC Sponsor or any Insider contained herein untrue or incorrect or have the effect of preventing or disabling the SPAC Sponsor or any Insider from performing its obligations under this Sponsor Letter Agreement.

18.           The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), and 11.13 (Waiver), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Sponsor Letter Agreement, mutatis mutandis.

19.           The representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 1-2, 11-12 and 15-16 shall terminate on the earlier of (i) the Closing and (ii) the termination of the BCA in accordance with its terms. Notwithstanding any provision of the BCA to the contrary, the representations, warranties, covenants, obligations, or other agreements in this Sponsor Letter Agreement set forth in paragraphs 3-10, 13-14, and 17-18, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing; provided, further, that this Sponsor Letter Agreement (including the representations, warranties, covenants, obligations or other agreements set forth in paragraphs 3-10, 13-14, and 17-18 of this Sponsor Letter Agreement) shall otherwise terminate, and have no further force and effect, only (A) upon the written agreement of each of the Parties, or (B) if the BCA is terminated in accordance with its terms prior to the Closing. In all respects, any termination of this Sponsor Letter Agreement shall not relieve the Parties from liability for any breach of this Sponsor Letter Agreement prior to its termination. Prior to any valid termination of the BCA, the SPAC Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Legal Requirements to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

COMPANY:

MEMIC INNOVATIVE SURGERY LTD.

By:
Name:
Title:
SPAC:

MEDTECH ACQUISITION CORPORATION

By:
Name:
Title:

SPONSOR:

MEDTECH ACQUISITION SPONSOR LLC

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, this Sponsor Letter Agreement has been executed as of August 12, 2021.

INSIDERS:

Christopher C. Dewey

David J. Matlin

Karim Karti

Robert H. Weiss

Maurice R. Ferré

Ivan Delevic

Martin Roche

Thierry Thaure

David L. Treadwell

Manuel Aguero

[Signature Page to Sponsor Letter Agreement]

Exhibit B

Company Voting Agreement

This Company Voting Agreement (this “Agreement”) is made as of August ___, 2021, by and between MedTech Acquisition Corporation, a Delaware corporation (“SPAC”), and the party listed on the signature page hereto as a “Shareholder” (the “Shareholder”).

RECITALS

WHEREAS, concurrently herewith, SPAC, Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), and Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement.

WHEREAS, (a) immediately prior to the Effective Time, and subject to the Company Shareholder Approval, each outstanding Company Preferred Share (including any Company Preferred Shares issued upon exercise of the Company Preferred Warrants) will be converted into ordinary shares of the Company in accordance with Section 2.1(a) of the Business Combination Agreement (the “Conversion”), (b) immediately following the Conversion, all outstanding Company Ordinary Shares, and all Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants, will be reclassified into (i) Company Ordinary Shares and (ii) Price Adjustment Rights in accordance with Section 2.1(a) of the Business Combination Agreement (the “Reclassification”) and (c) immediately following the Reclassification, the Company will effect a stock split of each then-outstanding Company Ordinary Share, and each Company Ordinary Share underlying any Company Options and Company Preferred Warrants, into such number of Company Ordinary Shares calculated in accordance with Section 2.1(b) of the Business Combination Agreement (the “Stock Split” and, together with the Conversion and the Reclassification, the “Capital Restructuring”).

WHEREAS, at the Effective Time, Merger Sub shall be merged with and into SPAC (the “Merger”) with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company.

WHEREAS, as of the date hereof, the Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the Company Shares set forth on Schedule I hereto (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, including any Company Warrants, but specifically excluding any shares purchased by any person affiliated with the Shareholder on account of the exercise of options, which are subject to a separate proxy, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, SPAC and the Shareholder are entering into this Agreement.

agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC and the Shareholder herby agree as follows:

1.             Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Shareholder’s Covered Shares to, validly execute and deliver to the Company a voting proxy in substantially the form attached hereto as Exhibit A (the “Voting Proxy”) in respect of all of the Shareholder’s Covered Shares, on (or effective as of) the fifth (5th) day following the date on which the notice of any meeting of the shareholders of the Company (the “Company Shareholders Meeting”) is delivered by the Company (or in connection with any request for written consent of the shareholders of the Company), for the purpose of approving any of the Company Shareholders Matters. In addition, prior to the Termination Date (as defined herein), the Shareholder, solely in its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any Company Shareholder Meeting (whether annual or special and whether or not adjourned or postponed and however called) and in connection with any written consent of shareholders of the Company to approve the Company Shareholder Matters, the Shareholder shall, and shall cause any other holder of record of any of the Shareholder’s Covered Shares to:

(a)                if and when such Company Shareholders Meeting is held, appear at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)                execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of the Shareholder’s Covered Shares owned as of the date that any written consent is executed by the Shareholder (or the record date for such meeting) in favor of (i) the Merger and the adoption of the Business Combination Agreement, (ii) the Company Shareholder Matters, and (iii) any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Business Combination Agreement; and

(c)                execute and return an action by written consent (or vote, in person or by proxy), or validly execute and return and cause such consent to be granted with respect to (or cause to be voted at such meeting), all of the Shareholder’s Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement that would result in the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3 of the Business Combination Agreement to be satisfied.

2.            Proxy.

(a)                The Shareholder hereby irrevocably, to the fullest extent permitted by law, appoints the Company, or any designee of the Company, for so long as the provisions of this Section 2 remain in effect, as the Shareholder’s attorney-in-fact and proxy with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Owned Shares, solely on the matters and in the manner specified in Section 1. The proxy shall be valid for the duration of this Agreement.

(b)                THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO SECTION 2(b) ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. The proxies and powers of attorney shall not be terminated by any act of the Shareholder or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of the Shareholder. The Shareholder hereby revokes all other proxies and powers of attorney on the matters specified in Section 1 with respect to the Owned Shares that the Shareholder may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of the Shareholder and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, and successors of the Shareholder.

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3.             No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4.             Termination. This Agreement shall terminate, and no party shall have any further obligations or liabilities under this Agreement, upon the earliest of (i) the Effective Time, (ii) the termination or expiration of the Business Combination Agreement in accordance with its terms, or (iii) the time this Agreement is terminated upon the mutual written agreement of SPAC and the Shareholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 10 and 21 below shall survive the termination of this Agreement; provided further that the termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination.

5.           Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to SPAC as to itself as follows:

(a)                Ownership of Shares. The Shareholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens that may impede such Shareholder from complying with its obligations hereunder other than as created by this Agreement and Permitted Liens. As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any share capital of the Company (or any securities convertible into share capital of the Company).

(b)                Voting Rights. The Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(c)                Authority. If the Shareholder is an entity, such Shareholder has the power and authority and all authorization and approval required by law to enter into, deliver and perform its obligations under this Agreement with respect to its Covered Shares. If such Shareholder is an individual, such Shareholder has the capacity, full legal right, power and authority and all authorization and approval required by law to enter into, deliver and perform its obligations under this Agreement with respect to its Covered Shares. This Agreement has been duly authorized, executed and delivered by the Shareholder and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, is enforceable against such Shareholder in accordance with its terms, subject to the Enforcement Exceptions.

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(d)                No Consent. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filings, designations, declarations, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Shareholder of this Agreement, other than any such filings, designations, declarations, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations which have been previously obtained or expired, as applicable. If the Shareholder is a natural person, no consent of such Shareholder’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement.

(e)                No Conflicts. The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Shareholder, if the Shareholder is an entity, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f)                 No Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder (after conducting reasonable and due inquiry), threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares.

(g)                Reliance upon Agreement. The Shareholder understands and acknowledges that SPAC and the Company are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

6.           Certain Covenants of the Shareholder.

(a)                Subject to Section 7 hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its Affiliates and Subsidiaries not to, and shall not authorize its Representatives to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by means of furnishing or disclosing information, subject to the exception set forth in clause (ii) below), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or may reasonably be expected to result in or lead to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information about the Company to any Person that would reasonably be expected to lead to a Company Acquisition Proposal (except that the Shareholder shall be permitted to disclose non-public information about the Company to its limited partners, members, or shareholders for the limited purpose of securing the corporate or other power and authority to execute and perform this Agreement, provided the Shareholder takes reasonable efforts to cause such Persons to comply with this Section 6(a)); (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. If the Shareholder or any of its Affiliates receives any inquiry or proposal regarding a Company Acquisition Proposal, then the Shareholder shall: (A) notify the Company promptly (and in any event within twenty-four (24) hours) following receipt by the Shareholder of any Company Acquisition Proposal, and describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications or other material developments with respect to such Company Acquisition Proposal or information. The Shareholder also agrees that, immediately following the execution of this Agreement, the Shareholder shall, and shall cause its Affiliates and Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Company Acquisition Proposal.

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Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), other shareholders of the Company, employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 7.10 (No Solicitation) of the Business Combination Agreement shall not be considered a breach of this Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by the Shareholder or its, his or her Representatives (other than any such Representative that is a Company Related Party) of this Section 6(a)).

(b)                The Shareholder hereby agrees not to, directly or indirectly, prior to the Termination Date, except in connection with the consummation of the Transactions, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate, equityholder or Permitted Transferee (as defined in the Company’s Articles of Association in effect on the eve of signing the Business Combination Agreement) of the Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the Shareholder’s Covered Shares shall be null and void.

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7.                  Termination of Investors’ Rights Agreement. The Shareholder, by this Agreement, with respect to its Covered Shares, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time, the Investors’ Rights Agreement.

8.                  Disclosure. The Shareholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, or include in any document or information required to be filed with or furnished to the SEC or NASDAQ, the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided that prior to any such publication or disclosure, the Company and SPAC have provided the Shareholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.

9.                  Changes in Share Capital. In the event of a share split, share dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.              Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC and the Shareholder.

11.              Waiver. Any party to this Agreement may, at any time prior to the Termination Date, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:
c/o SPAC MedTech Acquisition Corporation 600 Fifth Avenue, 22nd Floor New York, NY 10022 Attention: Christopher C. Dewey Email: ccdewey@gmail.com with a copy to (which shall not constitute notice):
Foley & Lardner LLP 100 N Tampa St Suite 2700 Tampa, FL 33602 Attention: Kevin Shuler Phone: 813.225.5441 Email: kshuler@foley.com
and
Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel Attention: Clifford M.J. Felig Phone: +972-3-610-3100 Email: cfelig@meitar.com

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If to the Shareholder, to such address indicated on the Company’s records with respect to the Shareholder to such other address or addresses as Shareholder may from time to time designate in writing.

13.              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and SPAC shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

14.              Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No representations, warranties, covenants, understandings or agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Business Combination Agreement. In the event of any inconsistency, conflict, or ambiguity as to the rights and obligations of the parties hereto under this Agreement and the Business Combination Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

15.              Miscellaneous. The provisions set forth in Sections 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), and 11.13 (Waiver), of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

16.              Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SPAC, the Company or the Shareholder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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17.              Assignment; Successors; No Third Party Rights. Other than Permitted Transfers by the Shareholder pursuant to Section 6(b), and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Company, which shall be an intended beneficiary of the provisions hereof) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.

18.              Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person in accordance with the terms of this Agreement. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19.              Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

20.              Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when multiple counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

21.              Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person. The Shareholder shall not be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other shareholder that is entering into a similar Agreement and the Shareholder shall solely be required to perform its obligations hereunder in his, her or its individual capacity.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or authorized Persons thereunto duly authorized) as of the date first written above.

MEDTECH ACQUISITION CORPORATION

By:
Name: Karim Karti
Title: Chairman of the Board

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or authorized Persons thereunto duly authorized) as of the date first written above.

[COMPANY SHAREHOLDER]

By:
Name:
Title:

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SCHEDULE I

Owned Shares

The Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote the following Company Shares:

Company Ordinary Shares
Company Preferred A Shares
Company Preferred A-1 Shares
Company Preferred B Shares
Company Preferred C-1 Shares
Company Preferred C-2 Shares
Company Preferred D-1 Shares
Company Preferred D-2 Shares
Company Preferred D-3 Shares
Company Preferred D-4 Shares
Company Preferred D-5 Shares

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EXHIBIT A

Proxy

[Attached].

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Exhibit C

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made as of ________________, by and among Memic Innovative Surgery Ltd., an Israeli company (the “Company”), MedTech Acquisition Sponsor LLC, a Delaware limited liability company (“SPAC Sponsor”), the equityholders of the Company designated on Schedule A hereto (collectively, the “Memic Equityholders”, and together with SPAC Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, each a “Holder” and collectively the “Holders”), and solely for purposes of Section 5.7 of this Agreement, MedTech Acquisition Corp., a Delaware corporation (“SPAC”). Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC and SPAC Sponsor are parties to that certain Registration Rights Agreement, dated December 17, 2020 (the “Prior Sponsor Agreement”);

WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of August _____, 2021, by and among the Company, Maestro Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and SPAC (the “Business Combination Agreement”), each of SPAC Sponsor and SPAC desire that, effective upon the Closing (as defined below), the Prior Sponsor Agreement shall be terminated and cancelled in its entirety and shall be of no further force and effect;

WHEREAS, the Company and the stockholders of the Company listed therein (the “Memic Investors”) are parties to that certain Third Amended and Restated Investor Rights Agreement, dated November 23, 2020 (the “Prior Memic Agreement”);

WHEREAS, in connection with the consummation of the Business Combination, each of the Company and the undersigned Memic Equityholders, constituting those Memic Investors who have the authority under the Prior Memic Agreement to terminate the Prior Memic Agreement, desire that, effective upon the Closing, the Prior Memic Agreement shall be terminated and cancelled in its entirety and shall be of no further force and effect;

WHEREAS, this Agreement is being executed concurrently with the entry into the Business Combination Agreement and will become effective upon the Closing (as defined below); and

WHEREAS, the Holders and the Company desire to set forth certain matters regarding the ownership of the shares of the Company as set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” means the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Investors” shall have the meaning set forth in the Recitals hereto.

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

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“Foreign Private Issuer” shall have the meaning set forth in Rule 3b-4 promulgated under the Exchange Act.

“Form F-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lockup Agreement” shall mean the Confidentiality and Lockup Agreement, dated as of [***], 2021, by and among the Company and the other parties thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lock-Up Period” shall have the meaning given in the Lockup Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Memic Equityholders” shall have the meaning set forth in the Preamble hereto.

“Merger” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus, (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall mean the ordinary shares of the Company, NIS 0.01 par value per share.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to the Lockup Agreement.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Plan of Distribution” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Ordinary Shares, any outstanding Company Preferred Warrants or any Company Warrants held by a Holder immediately following the Closing (including Ordinary Shares or Company Warrants distributable pursuant to the Business Combination Agreement), (b) any Ordinary Shares that may be acquired by Holders upon the exercise of a warrant or other right to acquire Ordinary Shares held by a Holder immediately following the Closing (including Ordinary Shares issuable upon exercise of the Price Adjustment Rights), (c) any Ordinary Shares or warrants to purchase Ordinary Shares (including any Ordinary Shares issued or issuable upon the exercise of any such warrant) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and for so long as the Holder may be deemed to be an Underwriter pursuant to Rule 145(c), and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; (C) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(A)       all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and fees of any national securities exchange on which the Ordinary Shares are then listed;

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(B)       fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)       printing, messenger, telephone and delivery expenses;

(D)       reasonable fees and disbursements of counsel for the Company;

(E)       reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)       reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the securities requested to be registered by the Demanding Holders in an Underwritten Offering (not to exceed $35,000 without the prior written consent of the Company).

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1              Shelf Registration.

2.1.1        Filing. The Company shall file within ninety (90) business days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form F-1 (such Registration Statement, the “Form F-1 Shelf”), or, if the Company is eligible to use a Registration Statement on Form F-3, a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. If the Company is no longer a Foreign Private Issuer, the Company shall use commercially reasonable efforts to convert the Form F-1 Shelf or Form F-3 Shelf, as applicable, to a Registration Statement for a Shelf Registration on Form S-1 or S-3, as soon as practicable thereafter, but no later than the date that the Company is no longer permitted to make filings as a Foreign Private Issuer under the Exchange Act.

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2.1.2        Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3, or Form S-3, as applicable, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3        Additional Registrable Securities. In the event that any Holder(s) hold(s) Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of one or more Holders that hold at least, in the aggregate, three (3.0%) percent of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Holders.

2.1.4        Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Memic Equityholder or SPAC Sponsor (any of the Memic Equityholders or SPAC Sponsor being, in such case, a “Demanding Holder” and collectively, the “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Company’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holders may demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, or Form S-3, as applicable, that is then available for such offering.

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2.1.5        Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Ordinary Shares or other equity securities proposed to be sold by Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Memic Equityholder or SPAC Sponsor may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Memic Equityholders or SPAC Sponsor or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holders have not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Memic Equityholder or SPAC Sponsor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Memic Equityholders or SPAC Sponsor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if Demanding Holders elect to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.2              Piggyback Registration.

2.2.1        Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

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(a)               If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)               If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c)               If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

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2.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than Demanding Holders, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3              Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder given the opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Ordinary Shares or other equity securities, except in the event the Underwriters managing the offering otherwise agree by written consent; provided that (a) if any Holder elects to participate in the Underwritten Offering and none of such Holder’s Registrable Securities are included in such Underwritten Offering, then such Holder shall not be bound by this Section 2.3 with respect to such Underwritten Offering and (b) if the Underwriters managing an Underwritten Offering consent to the early release of the Company’s lockup of the equity securities of the Company relating to such Underwritten Offering, the terms of this Section 2.3 shall be deemed released with respect to such Underwritten Offering. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4              Block Trades.

2.4.1         Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if Demanding Holders wish to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holders, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holders need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

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2.4.2        Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3        Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by Demanding Holders pursuant to this Agreement.

2.4.4        A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE III
COMPANY PROCEDURES

3.1              General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1        prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder(s) that hold(s), in the aggregate, at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3        prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4        prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5        cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8        at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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3.1.9        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10       permit a representative of any Holder, the Underwriters, if any, and any attorney or accountant retained by such Holder(s) or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11      obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12      on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13      in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14       make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15       if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50 million with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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3.1.16      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

3.2              Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders (subject to the limitations set forth in the definition of “Registration Expenses.)”

3.3              Stock Distributions. Following a pro rata in-kind distribution for no consideration by a Holder, the Company shall file a prospectus supplement to the applicable Prospectus within five (5) Business Days naming such distributee upon receiving from distributee (i) a certificate of joinder to this Agreement and (ii) Holder Information.

3.4              Requirements for Participation in Registration Statement Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.4 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.5              Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.5.1        Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

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3.5.2        If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.5.3        (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one-hundred twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.5.4        The right to delay or suspect any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.5.2 or a registered offering pursuant to Section 3.5.3 shall be exercised by the Company, in the aggregate, for not more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve (12) month period.

3.6              Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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3.7              Removal of Legends. Following completion of the Lock-Up Period and upon Rule 144 becoming available for the resale of any Registrable Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions and expiration of any lock-up agreement applicable to such Ordinary Shares, the Company shall use its reasonable commercial efforts to cause Company counsel to issue to a transfer agent a legal opinion to remove the Securities Act legend. Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. At such time, the Company will no later than two (2) trading days following a written request by Holder and receipt by legal counsel to the Company of all customary representation letters and other documentation necessary to issue such opinion in respect of the legend removal (such second (2nd) trading day, the “Legend Removal Date”), use its reasonable commercial efforts to deliver or cause to be delivered to such Holder a certificate representing such Ordinary Shares that is free from all restrictive and other legends or evidence of book-entry positions representing the Ordinary Shares to be delivered to such Holder.

3.7.1        Acknowledgement. Each Holder hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Ordinary Shares or any interest therein without complying with the requirements of the Securities Act. Both the Company and its transfer agent, and their respective directors, officers, employees and agents, may rely on this Section 3.7.1 and each Holder hereunder will indemnify and hold harmless each of such persons from any breaches or violations of this Section 3.7.1.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1              Indemnification.

4.1.1        The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) as incurred arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction of the Company in connection therewith.

4.1.2        In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) as incurred arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3        Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4        The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5        If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1              Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:

Memic Innovative Surgery Ltd.
6 Yonatan Netanyahu
Or Yehuda 6037604, Israel
Attention:	Dvir Cohen
Noam Atar
Email:	dvirco@memicmed.com
noam@memicmed.com

with copies (which shall not constitute notice) to:
Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, Florida 33131
Attention:	Bob Grossman Joseph A. Herz
Daniella Silberstein
E-mail:	grossmanb@gtlaw.com herzj@gtlaw.com
silbersteind@gtlaw.com

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If to any Holder, to such address indicated on the Company’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.

5.2              Assignment; No Third Party Beneficiaries.

5.2.1         This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2        A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement.

5.2.3        No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

5.2.4        Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5        This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.3              Captions; Counterparts. The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

5.4              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

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5.5              Jurisdiction; Waiver of Jury Trial.

5.5.1        Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware, for the purposes of any Proceeding (as defined in the Business Combination Agreement), claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.5 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.5 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

5.5.2        THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

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5.6              Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities as of the time of any waiver or amendment, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder of the Registrable Securities, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7              Termination of Prior Sponsor Agreement and Prior Memic Agreement. Effective as of the Closing, this Agreement shall supersede and replace in its entirety the terms and conditions of the Prior Sponsor Agreement and the Prior Memic Agreement, each of which shall be null and void and of no further force or effect, without any action or notice on the part of the Parties hereto.

5.8              Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.5, 5.1, 5.4, and 5.5, and Article IV shall survive any termination.

5.9              Termination if Business Combination Agreement is Terminated. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect, except for Article IV and Sections 5.1, 5.4, and 5.5, which shall survive such termination.

5.10           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
MEMIC INNOVATIVE SURGERY LTD.

By:
Name:
Title:

MEDTECH ACQUISITION SPONSOR, LLC

By:
Name:
Title:

Schedule A

Memic Equityholders

Ariel Scientific Innovations Ltd.	Incentive II Management Ltd.
Boaz Ben-Moshe	OurCrowd (Investment in Memic) L.P.
Nir Shvalb	OurCrowd International Investment II, L.P.
U.M. Accelmed Medical Partners L.P.	OurCrowd International Investment III L.P.
Mivtach Shamir Technologies (2000) Ltd.	OurCrowd 50 III L.P.
Peregrine VC Investments II (Israel) L.P.	OurCrowd GP Investment Fund, L.P.
Peregrine VC Investments II (US Investors) L.P.	OurCrowd 50 II L.P.
Peregrine VC Investments II (Other Investors) L.P.	OurCrowd Squared II L.P.
Peregrine VC Investments III (Israel) L.P.	OurCrowd Squared L.P.
Peregrine VC Investments III (Other Investors), L.P.	OurCrowd 50 L.P.
Peregrine VC Investments III (U.S. Investors), L.P.	OurCrowd Nominee L.P.
Peregrine Ventures Management Ltd.	Highline Investments LLC
Peregrine VC Investments IV (IL) L.P.	Doing 4 S.R.L.
Peregrine VC Investments IV (US Investors) L.P.	John L. Colton Trust
Peregrine VC Investments IV (Other Investors) L.P.	Aegis Special Situations Fund LLC – Series Medtech II
Peregrine Ventures Growth GP L.P.	Maurice Ferre

Exhibit D

Confidentiality and Lock-up Agreement

This Confidentiality and Lock-Up Agreement is dated as of ________, 2021 and is by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), MedTech Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), each of the shareholder parties identified on Exhibit A hereto and the other persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Shareholder Party” for purposes of this Agreement (collectively, and together with the Sponsor, the “Shareholder Parties”), and solely for purposes of Section 4.01, MedTech Acquisition Corporation, a Delaware corporation (“SPAC”).

BACKGROUND:

WHEREAS, the Company, Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and SPAC have entered into a Business Combination Agreement (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, at the Effective Time (as defined herein), Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”); and

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties with respect to confidentiality and restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.                   INTRODUCTORY MATTERS

Section 1.01         Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement.

(a)	“Agreement” means this Confidentiality and Lock-Up Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

(b)	“beneficially own” or any variation thereof, including “beneficial owner,” shall have the meaning ascribed to it in Rule 13d-3 of the Exchange Act.

(c)	“Change of Control” has the meaning set forth in Section 3.01(b)(iii).

(d)	“Company” has the meaning set forth in the Preamble.

(e)	“Company Ordinary Shares” means the ordinary shares, NIS 0.01 par value per share, of the Company.

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(f)	“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Shareholder Party or its designated representatives, in whole or in part; provided, however, that Confidential Information does not include information:

(i)	that is generally known to the public at the time of disclosure or becomes generally known without violation of this Agreement by the Shareholder Party or its designated representatives;

(ii)	that is in the Shareholder Party’s possession or the possession of the Shareholder Party’s representative at the time of disclosure otherwise than as a result of Shareholder Party’s or its designated representatives’ breach of any legal or fiduciary obligation of confidentiality owed to the Company or its affiliates;

(iii)	that becomes known to the receiving Shareholder Party or its designated representatives through disclosure by sources, other than the Company, provided that such sources are not known y the receiving Shareholder Party to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company or its affiliates with respect to such information;

(iv)	that is independently developed by the receiving Shareholder Party or its designated representatives without use of or reference to the Confidential Information, as is clearly provable by competent evidence in their possession; or

(v)	that the receiving Shareholder Party or its designated representatives is required, in the good faith determination of such receiving Shareholder Party or designated representative, to disclose by applicable Law, regulation or legal process, provided that such receiving Shareholder Party or designated representative takes reasonable steps to minimize the extent of any such required disclosure, discloses only that portion of the Confidential Information that such Shareholder Party’s legal counsel advises is legally required to be disclosed, and, if permissible, provides the Company with the opportunity to seek a protective order or other appropriate remedy to prevent such disclosure and which removes the Shareholder Party’s requirement to disclose by applicable Law, regulation or legal process, as applicable.

(g)	“Covered Shares” has the meaning set forth in Section 3.01(a).

(h)	“designated representative” means, with respect to a Shareholder Party, (a) its and its affiliates’ directors, managers, officers, attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Shareholder Party’s investment in the Company and (b) any of such Shareholder Party’s or its respective affiliates’ partners, members, shareholders, directors, managers, officers, other fiduciaries, employees or agents in the ordinary course of business, so long as such Person has agreed to maintain the confidentiality of the information relating to the Company provided to it.

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(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(j)	“Lock-Up Period” has the meaning set forth in Section 3.01(a).

(k)	“Permitted Transferees” means with respect to a Shareholder Party, a transferee of shares that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

(l)	“Shareholder Party” has the meaning set forth in the Preamble.

(m)	“shares” means the Company Ordinary Shares held by the Shareholder Parties immediately following the Merger.

(n)	“Sponsor” has the meaning set forth in the Preamble.

(o)	“Stock Price” means, on any Trading Day after the Closing, the volume-weighted average closing price of one Company Ordinary Share reported as of 4:00 p.m., New York, New York time on such Trading Day, as reported by Bloomberg Financial L.P. using the AQR function (or, if not reported therein, in another authoritative source selected by the board of directors of the Company).

(p)	“Trading Day” means any day on which Company Ordinary Shares are tradeable on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

Section 1.02        Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

Article II.                 CONFIDENTIALITY

Section 2.01        Confidentiality. Each Shareholder Party agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that the Sponsor may disclose Confidential Information (a) to its respective designated representatives and (b) as the Company may otherwise consent in writing; provided, further, however, that each Shareholder Party agrees to be responsible for any breaches of this Article II by such Shareholder Party’s designated representatives and agrees, at its sole expense, to take commercially reasonable measures (including, but not limited to, court proceedings) to restrain its designated representatives from prohibited or unauthorized disclosure of the Confidential Information.

Article III.              LOCK-UP

Section 3.01         Lock-Up.

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(a)	During the period beginning on the effective time of the Merger (the “Effective Time”) and continuing to and including the date that is the earlier of (i) the one (1) year anniversary of the Effective Time, or (ii) the date on which the Stock Price of the Company Ordinary Shares is greater than or equal to $12.00 over 20 Trading Days within any period of 30 consecutive Trading Days (provided, however, that this clause (ii) shall only apply starting on the 150-day anniversary of the Effective Time) (the “Lock-Up Period”), each Shareholder Party agrees not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the U.S. Securities and Exchange Commission (collectively, the “Covered Shares”). The foregoing restriction is expressly agreed to preclude such Shareholder Party from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Covered Shares even if such Covered Shares would be disposed of by someone other than such Shareholder Party. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Covered Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Covered Shares.

(b)	Notwithstanding the foregoing, a Shareholder Party may transfer or dispose of its shares following the Closing (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Section 3.01, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to limited partners, beneficial owners (in the case of a nominee), members or shareholders of such Shareholder Party, (vi) to its affiliated investment funds, other affiliated entity controlled by, any account managed by, or designee of, such Shareholder Party or its or their Affiliates, (vii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a Governmental Entity, (ix) to the Company or its Subsidiary or parent entities upon death, disability or termination of employment, in each case, of such holder, (x) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such Shareholder Party’s shares shall remain subject to the provisions of this Section 3.01, (xi) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, where any shares received by the undersigned upon any such exercise will be subject to the terms of this Section 3.01, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by such Shareholder Party upon any such exercise or vesting will be subject to the terms of this Section 3.01, (xii) in any transaction relating to Company Ordinary Shares acquired by the undersigned in open market transactions; or (xiii) with the prior written consent of the Company; provided that:

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(i)	in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (a) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this Section 3.01; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor;

(ii)	in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the Lock-Up Period, (x) such Shareholder Party shall provide the Company prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein; and

(iii)	for purposes of clause (x) above, “Change of Control” shall mean the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a Person or group of affiliated Persons (other than an underwriter pursuant to an offering), of the Company’s voting securities if, after such transfer or acquisition, such Person or group of affiliated Persons would beneficially own more than 50% of the outstanding voting securities of the Company (or the surviving entity).

(c)	Each Shareholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-Up Period so long as no transfers or other dispositions of such Shareholder Party’s shares in contravention of Section 3.01 are effected prior to the expiration of the applicable Lock-Up Period.

(d)	Each Shareholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Shareholder Party’s shares describing the foregoing restrictions.

(e)	In the event that the Company grants a release to any Shareholder Party from the lock-up restrictions set forth in this Article III, the Company shall promptly provide the other Shareholder Parties with notice thereof and the same percentage of each of the other Shareholder Parties’ Company Ordinary Shares (the “Pro-Rata Release”) shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein.

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(f)	Any Company Ordinary Shares acquired by the undersigned pursuant to any subscription agreement executed in connection with the PIPE Investment shall not be subject to the lockup provisions of this Article III.

Article IV.              GENERAL PROVISIONS

Section 4.01         Termination. Subject to Section 4.13 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company Board and the Shareholder Parties, as provided under Section 4.03, this Agreement shall not terminate with respect to a Shareholder Party or its Permitted Transferees until the expiration of the Lock-Up Period. Effective as of, and contingent upon the consummation of the Merger, this Agreement shall supersede and replace in all respects the lock-up restrictions set forth in paragraph seven of the letter agreement, dated December 17, 2020, between the Sponsor and SPAC.

Section 4.02         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC
MedTech Acquisition Corporation
600 Fifth Avenue, 22nd Floor
New York, NY 10022
Attention:	Christopher C. Dewey
Email:	ccdewey@gmail.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
100 N Tampa St Suite 2700
Tampa, FL 33602
Attention:	Kevin Shuler
Phone:	813-225-5441
Email:	kshuler@foley.com

and

Meitar | Law Offices
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention:	Clifford M.J. Felig
Phone:	+972-3-610-3100
Email:	cfelig@meitar.com

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if to the Company, to:

Memic Innovative Surgery Ltd.
6 Yonatan Netanyahu
Or Yehuda 6037604, Israel
Attention:	Dvir Cohen
Noam Atar
Email:	dvirco@memicmed.com
noam@memicmed.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention:	Bob Grossman
Daniella Silberstein
E-mail:	grossmanb@gtlaw.com
silbersteind@gtlaw.com

and

Tadmor Levy & Co.
5 Azrieli Center, Square Building, 34th Floor
132 Begin Road, Tel Aviv 6701101, Israel
Attention:	Elie Sprung, Adv.
Phone:	+972-36846000
Email:	elie@tadmor-levy.com

If to any Shareholder Party, to such address indicated on the Company’s records with respect to such Shareholder Party or to such other address or addresses as such Shareholder Party may from time to time designate in writing to the Company.

Section 4.03         Amendment; Waiver.

(a)	The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Shareholder Parties holding a majority of the shares then held by the Shareholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 4.01; provided, however, that in the event any such amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Shareholder Party, the written consent of such Shareholder Party will also be required.

(b)	Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

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(c)	No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)	Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

Section 4.04        Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Shareholder Parties being deprived of the rights contemplated by this Agreement.

Section 4.05        Assignment. No party shall assign, delegate, or otherwise transfer this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 4.05 shall be null and void, ab initio.

Section 4.06        Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 4.07         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 4.08         Jurisdiction; Waiver of Jury Trial.

(a)	Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), for the purposes of any Proceeding (as defined in the Business Combination Agreement), claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding, claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 4.08 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 4.08 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

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(b)	TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.08.

Section 4.09         Specific Performance. The parties hereto each agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto each acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 4.09 shall not be required to provide any bond or other security in connection with any such injunction.

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Section 4.10        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.11         Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement.

Section 4.12         Captions; Counterparts. The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

Section 4.13         Effectiveness; Termination. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article IV) shall not be effective until the consummation of the Merger. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect.

Section 4.14        Conflicts. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions with respect to transfer restrictions on shares of the Company set forth in the Company Amended and Restated Articles of Association, the terms and conditions set forth in this Agreement shall prevail.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Confidentiality and Lock-Up Agreement on the day and year first above written.

MEMIC INNOVATIVE SURGERY LTD.

By:
Name:
Title:

Solely for the purposes of Section 4.01:

MEDTECH ACQUISITION CORP.

By:
Name:
Title:

MEDTECH ACQUISITION SPONSOR LLC

By:
Name:
Title:

[SHAREHOLDER PARTY]

By:
Name:
Title:

[Signature Page to Confidentiality and Lock-Up Agreement]

Exhibit a
SHAREHOLDER PARTIES

Ariel Scientific Innovations Ltd.	Incentive II Management Ltd.
Boaz Ben-Moshe	OurCrowd (Investment in Memic) L.P.
Nir Shvalb	OurCrowd International Investment II, L.P.
U.M. Accelmed Medical Partners L.P.	OurCrowd International Investment III L.P.
Mivtach Shamir Technologies (2000) Ltd.	OurCrowd 50 III L.P.
Peregrine VC Investments II (Israel) L.P.	OurCrowd GP Investment Fund, L.P.
Peregrine VC Investments II (US Investors) L.P.	OurCrowd 50 II L.P.
Peregrine VC Investments II (Other Investors) L.P.	OurCrowd Squared II L.P.
Peregrine VC Investments III (Israel) L.P.	OurCrowd Squared L.P.
Peregrine VC Investments III (Other Investors), L.P.	OurCrowd 50 L.P.
Peregrine VC Investments III (U.S. Investors), L.P.	OurCrowd Nominee L.P.
Peregrine Ventures Management Ltd.	Highline Investments LLC
Peregrine VC Investments IV (IL) L.P.	Doing 4 S.R.L.
Peregrine VC Investments IV (US Investors) L.P.	John L. Colton Trust
Peregrine VC Investments IV (Other Investors) L.P.	Aegis Special Situations Fund LLC – Series Medtech II
Peregrine Ventures Growth GP L.P.	Maurice Ferre

A-1

exhibit b
Form of joinder to confidentiality and lock-up agreement

Reference is made to the Confidentiality and Lock-Up Agreement, dated as of ___________, 2021 by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), MedTech Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and the other Shareholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Confidentiality and Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Confidentiality and Lock-Up Agreement.

Each of the Company and each undersigned holder of ordinary shares of the Company (each, a “New Shareholder Party”) agrees that this Joinder to the Confidentiality Lock-Up Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Shareholder Party hereby agrees to and does become party to the Confidentiality and Lock-Up Agreement as a Shareholder Party. This Joinder shall serve as a counterpart signature page to the Confidentiality and Lock-Up Agreement, and by executing below, each undersigned New Shareholder Party is deemed to have executed the Confidentiality and Lock-Up Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank]

B-1

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[SHAREHOLDER PARTY]

By:
Name:
Title:

MEMIC INNOVATIVE SURGERY LTD.

By:
Name:
Title:

MEDTECH ACQUISITION SPONSOR, LLC

By:
Name:
Title:

[Signature Page to Joinder to the Confidentiality and Lock-Up Agreement]

Exhibit E

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

MEMIC INNOVATIVE SURGERY LTD.

Preliminary

1.	Definitions; Interpretation.

(a)           In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Amended and Restated Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;

“Companies Law”	shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean Memic Innovative Surgery Ltd.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at any given time.

“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b)           Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder (including, any rules, regulations or forms prescribed by any governmental authority or securities exchange commission or authority, if and to the extent applicable); any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c)           The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d)           The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

Limited Liability

2.	The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

Company’s Objectives

3.	Objectives.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	Donations.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

Share Capital

5.	Authorized Share Capital.

(a)           The authorized share capital of the Company shall consist of [●] Ordinary Shares, nominal value NIS ____ each (the “Shares”).

(b)           The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.

6.	Increase of Authorized Share Capital.

(a)           The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)           Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

7.	Special or Class Rights; Modification of Rights.

(a)           The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)           If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c)           The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than thirty-three and one-third percent (33⅓%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(d)           Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.	Consolidation, Division, Cancellation and Reduction of Share Capital.

(a)           The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i)                 consolidate all or any part of its issued or unissued authorized share capital into shares of a per share nominal value which is larger, equal to or smaller than the per share nominal value of its existing shares;

(ii)               divide or sub-divide its shares (issued or unissued) or any of them into shares of smaller or the same nominal value (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)             cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)              reduce its share capital in any manner.

(b)           With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)                 determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into a share of a larger, equal or smaller nominal value per share;

(ii)               issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii)             redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv)              round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v)                cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.	Issuance of Share Certificates, Replacement of Lost Certificates.

(a)           To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)           Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one certificate for all of the shares of any class registered in his or her name. Each certificate may specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c)           A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders (as defined in the Companies Law) in respect of such co-ownership.

(d)           A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	Registered Holder.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	Issuance and Repurchase of Shares.

(a)           The unissued shares from time to time shall be under the control of the Board of Directors (and, to the full extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time and for such consideration as the Board of Directors (or the Committee, as the case may be) deems fit.

(b)           The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.	Payment in Installment.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	Calls on Shares.

(a)           The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b)           Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)           If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time (whether on account of such nominal value of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)           Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)           Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)           Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.	Prepayment.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.	Forfeiture and Surrender.

(a)           If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)           Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)           Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)           The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)           Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f)           Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g)           The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	Lien.

(a)           Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)           The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

(c)           The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.	Sale After Forfeiture or Surrender or For Enforcement of Lien.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.	Redeemable Shares.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

Transfer of Shares

19.	Registration of Transfer.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee, or any other depository or nominee thereof, as the case may be, shall be transferrable in accordance with the policies and procedures of The Depository Trust Company or such other depository. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

20.	Suspension of Registration.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

Transmission of Shares

21.	Decedents’ Shares.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

22.	Receivers and Liquidators.

(a)           The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)           Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

General Meetings

23.	General Meetings.

(a)           An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b)           All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)           If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.	Record Date for General Meeting.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.	Shareholder Proposal Request.

(a)           Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of any applicable law (if any); (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b)           The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c)           The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

26.	Notice of General Meetings; Omission to Give Notice.

(a)           The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b)           The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)           No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)           In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

Proceedings at General Meetings

27.	Quorum.

(a)           No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)           In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33⅓%) of the voting power of the Company, provided, however, that if (i) such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors (and not pursuant to the request of any other Person) and (ii) at the time of such General Meeting the Company is qualified to use the forms and rules of a “foreign private issuer” under U.S. securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c)           If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened pursuant to a request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	Chairperson of General Meeting.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, a different Director, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, the Chairperson is also a Shareholder or such proxy).

29.	Adoption of Resolutions at General Meetings.

(a)           Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)           Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)           A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)           A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	Power to Adjourn.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

31.	Voting Power.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.	Voting Rights.

(a)           No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b)           A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c)           Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article 32(b) above.

(d)           If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)           If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

Proxies

33.	Instrument of Appointment.

(a)           An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Memic Innovative Surgery Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.

(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)           Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than twenty-four (24) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

34.	Effect of Death of Appointer of Transfer of Share and or Revocation of Appointment.

(a)           A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)           Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

Board of Directors

35.	Powers of the Board of Directors.

(a)           The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)           Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.	Exercise of Powers of the Board of Directors.

(a)           A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)           A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)           The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

(d)           The Board of Directors may hold meetings by use of any means of communication on the condition that all participating directors can hear each other at the same time.

37.	Delegation of Powers.

(a)           The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b)           The Board of Directors may from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)           The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.	Number of Directors.

The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than nine (9), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors. A reduction of the maximum number of Directors on the Board of Directors under this Article 38, shall not affect the term in office any serving Director elected prior to such reduction.

39.	Election and Removal of Directors.

(a)           Directors (excluding the External Directors if any) shall be elected at the Annual General Meeting in accordance with the provisions of these Articles, and each Director shall serve, subject to Article 42 hereof, and with respect to a Director appointed pursuant to Article 41 hereof subject to such Article, until the Annual General Meeting next following the Annual General Meeting or Special General Meeting at which such Director was elected pursuant to this Article 39 or Article 41 hereof and until such Director’s successor is elected, or until such Director’s earlier removal pursuant to this Article 39. A Director whose period of office has expired may be reelected, with the exception of an External Director, who may be reelected for an additional period of office only subject to the provisions of the Companies Law.

(b)           Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clause (e) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(c)           Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(f), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(c) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(d)           The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election (as defined below), the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time of such General Meeting, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a “Contested Election”. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this clause (f).

(e)           Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.	Commencement of Directorship.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.	Continuing Directors in the Event of Vacancies.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned

42.	Vacation of Office.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a)           ipso facto, upon his or her death;

(b)           if he or she is prevented by applicable law from serving as a Director;

(c)           if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director, and such determination is affirmed by a competent court pursuant to Section 233(1) of the Companies Law;

(d)           if his or her directorship expires pursuant to these Articles and/or applicable law;

(e)           by a resolution adopted at a General Meeting by a majority of at least 66-2/3% of the total voting power of the Company’s Shareholders (with such removal becoming effective on the date fixed in such resolution);

(f)           by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g)           with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting that was approved by a majority of at least 66-2/3% of the total voting power of the Company’s shareholders.

43.	Conflict of Interests; Approval of Related Party Transactions.

(a)          Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)          Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

Proceedings of the Board of Directors

44.	Meetings.

(a)          The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b)          A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two (2) Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c)          Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d)          Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.	Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of Directors then serving is up to five (5), and any three (3) Directors, if the number of Directors then serving is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.	Chairperson of the Board of Directors.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.	Validity of Acts Despite Defects.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

Chief Executive Officer

48.	Chief Executive Officer.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

Minutes

49.	Minutes.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson or Secretary of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

Dividends

50.	Declaration of Dividends.

The Board of Directors may, from time to time, declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.	Amount Payable by Way of Dividends.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.	Interest.

No dividend shall carry interest as against the Company.

53.	Payment in Specie.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

54.	Implementation of Powers.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.	Deductions from Dividends.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.	Retention of Dividends.

(a)          The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)          The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.	Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

Accounts

59.	Books of Account.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.	Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.	Fiscal Year.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

Supplementary Registers

62.	Supplementary Registers.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

Exemption, Indemnity and Insurance

63.	Insurance.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a)          a breach of duty of care to the Company or to any other person;

(b)          a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)          a financial liability imposed on such Office Holder in favor of any other person;

(d)          any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law); and

(e)          without limitation of clause (d), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

64.	Indemnity.

(a)          Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i)                 a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)               reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii)             reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent;

(iv)              any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law); and

(v)                without limitation of clause (iv), a financial obligation imposed upon an Office Holder and reasonable litigation costs, including attorney’s fees, expended by an Office Holder as a result of an administrative proceeding instituted against an Office Holder. Without derogating from the generality of the foregoing, such obligation or expenses will include a payment which an Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that an Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law.

(b)          Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i)                 Sub-Article 6464(a)(i)(a)(ii) to 64(a)(iv); and

(ii)               Sub-Article 64(a)(i), provided that:

(1)           the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2)           the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.	Exemption.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

66.	General.

(a)          Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)          The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

Winding Up

67.	Winding Up.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

Notices

68.	Notices.

(a)          Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b)          Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)          Any such notice or other document shall be deemed to have been served:

(i)                 in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii)               in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii)             in the case of personal delivery, when actually tendered in person, to such addressee;

(iv)              in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d)          If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 68.

(e)          All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)          Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)          Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in one or more of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i)                 if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii)               on the Company’s internet site.

(h)          The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

Amendment

69.	Amendment.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

Forum for Adjudication of Disputes

70.	Forum for Adjudication of Disputes.

(a)        Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 70 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b)        Unless the Company consents in writing to the selection of an alternative forum, the Tel Aviv District Court (Economic Division) in Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

(c)        Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 70.

*         *         *         *         *         *

Exhibit F

Price Adjustment Right Term Sheet

Item	Description of Terms
Defined Terms

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement by and among Memic Innovative Surgery Ltd., MedTech Acquisition Corporation and the other parties named therein, dated August 12, 2021.

Price Adjustment Right – In General:

There will be an aggregate of up to 17,235,450 Price Adjustment Rights, subject to reduction as set forth herein.

The Price Adjustment Rights are rights to receive, on the Settlement Date (as defined below) and without any further action required by the holder of any such right, up to an additional 17,235,450 Company Ordinary Shares in the aggregate. Subject to the adjustments described herein, each Price Adjustment Right will be exercisable for one Company Ordinary Share.

As used herein, “Settlement Date” means the date, following the automatic exercise of any Price Adjustment Rights as set forth herein, on which the Company issues the Company Ordinary Shares issuable upon the automatic exercise of the Price Adjustment Rights, which date will be (a) with respect to holders of Company Ordinary Shares and of Vested Company Options that have been exercised prior to the date on which the applicable Price Adjustment Rights have been automatically exercised, no later than the 15th Business Day following the date on which the applicable Price Adjustment Rights have been automatically exercised as set forth herein and (b) with respect to holders of Vested Company Options that have not been exercised prior to the date on which the applicable Price Adjustment Rights have been automatically exercised, as provided in the section below captioned “Price Adjustment Rights Held by Holders of Vested Company Options”. For the avoidance of doubt, no Price Adjustment Rights will be allocated among holders of Unvested Company Options.

The Price Adjustment Rights are divided into four tranches (as described in more detail below).

In the Reclassification, each holder of Company Ordinary Shares, and each holder of Vested Company Options and Company Preferred Warrants, will receive a number of Price Adjustment Rights determined as the product of (1) 17,235,450 and (2) a fraction, the numerator of which is the aggregate number of Company Ordinary Shares held by such holder immediately prior to the Reclassification (including any Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants), and the denominator of which is the aggregate number of outstanding Company Ordinary Shares (including any Company Ordinary Shares underlying Vested Company Options and Company Preferred Warrants), in each case immediately prior to the Reclassification.

Immediately after the Effective Time, the aggregate number of Price Adjustment Rights shall be automatically reduced, without any further action on the part of the Company or the holders thereof, to equal the product of (a) seventeen percent (17%), multiplied by (b) the sum of (i) the total number of outstanding Company Ordinary Shares (as calculated immediately after the Effective Time and having given effect to the SPAC Stockholder Redemption), plus (ii) the total number of Company Ordinary Shares underlying any outstanding Vested Company Options and Company Preferred Warrants.

With respect to any Price Adjustment Rights issuable in respect of any Section 102 Shares or any Section 102 Options (“Section 102 Price Adjustment Rights”), at the Closing, the Company will deposit such Section 102 Price Adjustment Rights with the Section 102 Trustee. In addition, with respect to any Company Ordinary Shares issuable upon the automatic exercise of any Section 102 Price Adjustment Rights, the Company will, on the applicable Settlement Date, deposit such Company Ordinary Shares with the Section 102 Trustee.

Item	Description of Terms
First Tranche:

Unless earlier automatically exercised upon an Acceleration Event (as defined below), 19.606% of the Price Adjustment Rights (the “First Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the Closing Date, the Stock Price (as defined below) of the Company Ordinary Shares is greater than or equal to $12.50 (the “First Threshold Amount”) over any 15 Trading Days (as defined below) within any period of 30 consecutive Trading Days. If the First Tranche of Price Adjustment Rights has not been automatically exercised by the fifth anniversary of the Closing Date, then the First Tranche of the Price Adjustment Rights shall be automatically forfeited without consideration and shall cease to exist.

As used herein, (a) “Stock Price” means, on any Trading Day after the Closing, the daily volume-weighted average closing price of one Company Ordinary Share reported as of 4:00 p.m., New York, New York time, on such Trading Day, as reported by Bloomberg Financial L.P. using the AQR function (or, if not reported therein, in another authoritative source selected by the Board of Directors of the Company (the “Company Board”)) and (b) “Trading Day” means any day on which Company Ordinary Shares are tradeable on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

Second Tranche:

Unless earlier automatically exercised upon an Acceleration Event, 19.606% of the Price Adjustment Rights (the “Second Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the Closing Date, the Stock Price of the Company Ordinary Shares is greater than or equal to $15.00 (the “Second Threshold Amount”) over any 15 Trading Days within any period of 30 consecutive Trading Days. If the Second Tranche of Price Adjustment Rights has not been automatically exercised by the fifth anniversary of the Closing Date, then the Second Tranche of the Price Adjustment Rights shall be automatically forfeited without consideration and shall cease to exist.

Third Tranche:

Unless earlier automatically exercised upon an Acceleration Event, 19.612% of the Price Adjustment Rights (the “Third Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the Closing Date, the Stock Price of the Company Ordinary Shares is greater than or equal to $17.50 (the “Third Threshold Amount”) over any 15 Trading Days within any period of 30 consecutive Trading Days. If the Third Tranche of Price Adjustment Rights has not been automatically exercised by the fifth anniversary of the Closing Date, then the Third Tranche of the Price Adjustment Rights shall be automatically forfeited without consideration and shall cease to exist.

Fourth Tranche:

Unless earlier automatically exercised upon an Acceleration Event, 41.176% of the Price Adjustment Rights (the “Fourth Tranche”) will automatically be exercised if, at any time on or prior to the fifth anniversary of the Closing Date, the Stock Price of the Company Ordinary Shares is greater than or equal to $20.00 (the “Fourth Threshold Amount”, and generally with the First Threshold Amount, the Second Threshold Amount and Third Threshold Amount, each a “Threshold Amount” and collectively the “Threshold Amounts”) over any 15 Trading Days within any period of 30 consecutive Trading Days. If the Fourth Tranche of Price Adjustment Rights has not been automatically exercised by the fifth anniversary of the Closing Date, then the Fourth Tranche of the Price Adjustment Rights shall be automatically forfeited without consideration and shall cease to exist.

Item	Description of Terms
Acceleration Event:

If, on or prior to the fifth anniversary of the Closing Date, (a) an Acceleration Event occurs and (b) the per-share consideration received by the holders of Company Ordinary Shares in such transaction (the “Sale Consideration”) exceeds the First Threshold Amount, Second Threshold Amount, Third Threshold Amount or Fourth Threshold Amount (each, a “Threshold Amount”), then:

•         if the Sale Consideration is equal to or greater than the First Threshold Amount, then the First Tranche of Price Adjustment Rights, to the extent not already exercised in accordance with the above section captioned “First Tranche”, shall automatically be exercised immediately prior to the consummation of such Acceleration Event;

•         if the Sale Consideration is equal to or greater than the Second Threshold Amount, then the First Tranche of Price Adjustment Rights and the Second Tranche of Price Adjustment Rights, to the extent not already exercised in accordance with the above sections captioned “First Tranche” and “Second Tranche”, shall automatically be exercised immediately prior to the consummation of such Acceleration Event;

•         if the Sale Consideration is equal to or greater than the Third Threshold Amount, then the First Tranche of Price Adjustment Rights, the Second Tranche of Price Adjustment Rights and the Third Tranche of Price Adjustment Rights, to the extent not already exercised in accordance with the above sections captioned “First Tranche”, “Second Tranche” and “Third Tranche”, shall automatically be exercised immediately prior to the consummation of such Acceleration Event; and

•         if the Sale Consideration is equal to or greater than the Fourth Threshold Amount, then the First Tranche of Price Adjustment Rights, the Second Tranche of Price Adjustment Rights, the Third Tranche of Price Adjustment Rights and the Fourth Tranche of Price Adjustment Rights, to the extent not already exercised in accordance with the above sections captioned “First Tranche”, “Second Tranche”, “Third Tranche” and “Fourth Tranche”, shall automatically be exercised immediately prior to the consummation of such Acceleration Event.

Any Price Adjustment Rights that are not automatically exercised prior to or in connection with an Acceleration Event shall be forfeited without consideration upon the occurrence of an Acceleration Event.

As used herein, “Acceleration Event” means: (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of the Company resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination (for the avoidance of doubt, excluding any Price Adjustment Rights that may be issued in connection with such transaction(s)); or (C) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting shares of the Company representing more than fifty percent (50%) of the voting power of the share capital of the Company entitled to vote for the election of directors of the Company.

Item	Description of Terms
Price Adjustment Rights Held by Holders of Vested Company Options:

Each holder of Vested Company Options who, to the knowledge of the Company, is subject to taxation in the U.S. (a “U.S. Optionholder”) will not be required to exercise such Vested Company Options in order to receive such U.S. Optionholder’s pro rata share of the Price Adjustment Rights, but any unexercised Price Adjustment Rights held by such U.S. Optionholder will be forfeited upon termination of such U.S. Optionholder’s employment by the Company or any of its subsidiaries. If any Price Adjustment Rights held by any U.S. Optionholder are automatically exercised as set forth herein, the automatic exercise thereof will be settled in Company Ordinary Shares no later than 15 Business Days after the date on which such Price Adjustment Rights are automatically exercised.

Each holder of Vested Company Options who, to the knowledge of the Company, is not a U.S. Optionholder (a “Non-U.S. Optionholder”) will not be required to exercise such Vested Company Options prior to the date on which the applicable Price Adjustment Rights have been automatically exercised as set forth herein, provided that such Price Adjustment Rights shall not be settled in Company Ordinary Shares until such Vested Company Options are exercised. In the event that the Vested Company Options are terminated or expire prior to the settlement of the associated Price Adjustment Rights, then such Price Adjustment Rights shall also terminate and expire concurrently with the applicable Vested Company Options, and therefore shall not entitle the holder thereof to receive the Company Ordinary Shares that would otherwise be issuable upon the settlement of such Price Adjustment Rights.

The automatic exercise of any Price Adjustment Rights held by any U.S. Optionholder or Non-U.S. Optionholder may be subject to applicable tax withholding.

Equitable Adjustments:

Each of the applicable Threshold Amounts shall be equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Company Ordinary Shares after the Effective Time.

Rights Not Transferable:

The Price Adjustment Rights are not transferrable, except (i) to an affiliate of the applicable holder, (ii) by will or intestate succession upon the death of a holder of such Price Adjustment Rights or (iii) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement.

No Other Exercise

No Price Adjustment Right shall be exercisable by any holder thereof other than pursuant to an automatic exercise upon the occurrence of one of the triggering events or an Acceleration Event described above that is applicable to such Price Adjustment Right.

No Interest:	No interest will accrue or be payable in respect of the Price Adjustment Rights.
Registration Rights:	The Company shall register the Company Ordinary Shares underlying the Price Adjustment Rights on a registration statement. The Price Adjustment Rights shall not be registered.
No Redemption Right:	The Price Adjustment Rights shall not be redeemable by the Company or any holder of any Price Adjustment Rights.

Item	Description of Terms
No Voting Rights:

None; provided that the consent of the holders of a majority of the Price Adjustment Rights shall be required to amend the terms of the Price Adjustment Rights in any manner adverse to interests of the holders of the Price Adjustment Rights.

No Dividend Rights:

If, following the automatic exercise of any Price Adjustment Right and prior to the applicable Settlement Date, the Company Board sets a record date for the payment of any dividend on the Company Ordinary Shares, then such dividend will also be payable on the Company Ordinary Shares that are issuable on such Settlement Date (but not on any Company Ordinary Shares underlying any Vested Company Options).

No adjustment shall be made to the Threshold Amounts due to the declaration and distribution of any cash dividend on Company Ordinary Shares.

Authority of the Company Board:

The Company Board may adjust the terms of the Reclassification and the Price Adjustment Rights as may be necessary to address any feedback from the Israel Tax Authority with respect to the Specified Filing applicable to the Price Adjustment Tax Ruling or any other Legal Requirement, provided that no more than 17,235,450 Price Adjustment Rights may be issued (subject to automatic reduction as set forth in the sixth paragraph under the heading "Price Adjustment Rights – In General”) without the prior written consent of SPAC, and the terms set forth in this heading (“Authority of the Company Board”) and the terms set forth above under the headings “First Tranche”, Second Tranche”, “Third Tranche”, “Fourth Tranche”, “Acceleration Event” and “Price Adjustment Rights Held by Holders of Vested Company Options” may not be adjusted without the prior written consent of SPAC.

The Company Board shall have the authority, in its sole discretion, at any time and from time to time, to exercise all the powers and authorities either specifically granted to it hereunder or necessary or advisable in connection with the administration of the Price Adjustment Rights, including to (a) construe and interpret the terms hereof, (b) prescribe, amend and rescind the terms hereof (subject to the limitations of the preceding paragraph) and (c) make all other determinations the Company Board deems necessary or advisable for the administration of the Price Adjustment Rights. The decision of the Company Board on any question concerning the interpretation of the terms hereof or the administration of the Price Adjustment Rights shall be final and binding upon all holders of Price Adjustment Rights. No member of the Company Board shall be liable for any action taken or determination made in good faith with respect to the Price Adjustment Rights.

Intent of the Parties:

The Parties intend that the Price Adjustment rights do not constitute a separate class of capital stock of the Company and that the Company shall have a single class of Company Ordinary Shares irrespective of whether some holders of Company Ordinary Shares are entitled to receive Price Adjustment Rights and other holders of Company Ordinary Shares are not entitled to receive Price Adjustment Rights.

Exhibit G

CERTIFICATE OF MERGER

OF

MAESTRO MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

MEDTECH ACQUISITION CORPORATION

(a Delaware corporation)

[●], 2021

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), MedTech Acquisition Corporation, a Delaware corporation (“MTAC”), hereby certifies in connection with the merger of Maestro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into MTAC (the “Merger”), as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger is:

Name	State of Incorporation

MedTech Acquisition Corporation	Delaware

Maestro Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement, dated August 12, 2021, by and among Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel, Merger Sub and MTAC (the “Business Combination Agreement”), has been approved, adopted executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: Subject to the terms and conditions of the Business Combination Agreement, Merger Sub will merge with and into MTAC. MTAC shall be the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be [ ].

FOURTH: Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of MTAC, as in effect immediately prior to the Merger, shall be amended and restated in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Business Combination Agreement is on file at the place of business of the Surviving Corporation located at 600 Fifth Avenue, 22nd Floor New York, NY 10022.

SIXTH: A copy of the Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

SEVENTH: This Certificate of Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed by an authorized officer as of the __ day of ________ 2021.

MedTech Acquisition Corporation

By
Name:
Title:

[Signature Page to Certificate of Merger]

Exhibit A

Second Amended and Restated Certificate of Incorporation of MedTech Acquisition Corporation

[Attached.]

Exhibit H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[                       ]

ARTICLE I

NAME

The name of the corporation is [              ] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and that incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Suite 600, One Commerce Center, 1201 Orange Street, Wilmington, DE 19801, New Castle County and the name of the Corporation’s registered agent at such address is Agents and Corporations, Inc.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares, all of which shall be shares of common stock par value $0.01 per share of common stock (the “Common Stock”).

ARTICLE V

DIRECTORS

1.                  Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

2.                  To the fullest extent permitted by the DGCL as currently in effect, and as it may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power to adopt, amend, alter or repeal the By-laws.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under Sections (1) and (2) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII

AMENDMENT OF

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation, the DGCL and all rights conferred on stockholders, directors and officers on this Certificate of Incorporation are subject to this reserved power.